PROSPECTUS	Filed pursuant to Rule 424(b)(4) Registration No. 333-285922

CLICK HOLDINGS LIMITED

Up to 13,800,000 ORDINARY SHARES

This prospectus relates to the offer and sale of up to an aggregate of 13,800,000 ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”), of Click Holdings Limited (the “Company”) at an offering price of US$0.6 per share (the “Offering Shares”). Our Ordinary Shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “CLIK.” On April 1, 2025, the last reported sale price of our Ordinary Shares on Nasdaq was US$2.64 per share.

The final public offering price was determined through negotiation between us, the Placement Agents, and the investors based upon a number of factors, including our history and our prospects, stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering.

The securities are offered at a fixed price and are issued in a single closing. We will deliver all securities to be issued in connection with this offering upon receipt of investor funds by us. Accordingly, neither we nor the Placement Agents have made any arrangements to place investor funds in an escrow account or trust account since the Placement Agents will not receive investor funds in connection with the sale of the securities offered hereunder. Any proceeds from the sale of Offering Shares offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See “Risk Factors” in this prospectus for more information.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

We are not a Chinese operating company, but an offshore holding company incorporated in the British Virgin Islands. As a holding company with no material operations of our own, we conduct our operations through our operating companies in Hong Kong, JFY Corporate Services Company Limited (“JFY Corporate”) and Click Services Limited (“Click Services”), respectively. This is an offering of the Shares of Click Holdings Limited, the holding company in the British Virgin Islands, instead of the shares of JFY Corporate and/or Click Services. References to the “Company,” “we,” “us,” and “our” in the prospectus are to Click Holdings, the BVI entity that will issue the Shares being offered. References to “JFY Corporate” and “Click Services” are to the Hong Kong entities operating the human resources solutions businesses, both of which are generating the revenue and profit stated in the consolidated financial statements of the Company. The Company’s ownership interest in JFY Corporate and Click Services is held through intermediate companies in BVI. Investors in our Shares should be aware that they will not be purchasing equity interests in Hong Kong operating companies directly, but rather are purchasing equity solely in Click Holdings, our BVI holding company, which indirectly owns equity interests in the operating companies. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of risks facing the Company and the offering as a result of this structure.

Our operations are solely located in Hong Kong, a special administrative region of the People’s Republic of China (“China” or the “PRC”), with its own governmental and legal system that is independent from mainland China, including having its own distinct laws and regulations. As of the date of this prospectus, we are not subject to the PRC government’s direct influence or discretion over the manner in which we conduct our business activities outside of the PRC. However, due to long-arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. However, because our operations are primarily located in Hong Kong, we are still subject to certain legal and operational risks associated with our operating subsidiaries, JFY Corporate and Click Services being based in Hong Kong. Additionally, the legal and operational risks associated with operating in mainland China may also apply to our operations in Hong Kong, and we face the risks and uncertainties associated with interpretation and the application of the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security, and anti-monopoly concerns would be applicable to JFY Corporate and Click Services, given the substantial operations of our operating subsidiaries in Hong Kong and the possibilities that Chinese government may exercise significant oversight over the conduct of business in Hong Kong. We are also subject to the risks of uncertainty about any future actions of the PRC government or authorities in Hong Kong in this regard.

Should the PRC government choose to exercise significant oversight and discretion over the conduct of our business, they may intervene in or influence our operations. Such governmental actions:

•        could result in a material change in our operations and/or the value of our securities;

•        could significantly limit or completely hinder our ability to continue our operations;

•        could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors; and

•        may cause the value of our securities to significantly decline or be worthless.

We are aware that recently, the PRC government has initiated a series of regulatory actions and new policies to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity (“VIE”) structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulatory bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our subsidiaries’ daily business operations, their ability to accept foreign investments and the listing of our Ordinary Shares on U.S. or other foreign exchanges. The PRC government may intervene or influence our operations at any time and may exert more control over offerings conducted overseas and foreign investment in Hong Kong-based issuers. The PRC government may also intervene or impose restrictions on our ability to move out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Furthermore, PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require our company or any of our subsidiaries to obtain regulatory approval from PRC authorities before this offering. These actions could result in a material change in our operations and could significantly limit or completely hinder our ability to complete this offering or cause the value of our Ordinary Shares to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Substantially all of our operations are in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares. The enforcement of laws and that rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operating subsidiaries’ operations at any time, or may exert more control over securities offerings conducted overseas and/or foreign investment in Hong Kong-based issuers, which could result in a material change in our operating subsidiaries’ operations and/or the value of the Shares.”

We have been advised by David Fong & Co., our Hong Kong counsel, that based on their understanding of the current Hong Kong laws, as of the date of this prospectus, the Company, JFY Corporate, and Click Services are not required to obtain any permissions or approvals from Hong Kong authorities before issuing our Ordinary Shares to foreign investors. No such permissions or approvals have been applied for by the Company and/or its subsidiaries or denied by any relevant authorities. As of the date of this prospectus, JFY Corporate and Click Services do not require any requisite permissions or approvals from the Hong Kong authorities to operate its businesses. All of our Hong Kong subsidiaries have received all requisite permissions or approvals from the Hong Kong authorities to operate their business in Hong Kong, including but not limited to their business registration certificates.

We believe that based on PRC laws and regulations effective as of the date of this prospectus, our operations in Hong Kong and our registered public offering in the United States are not subject to the review nor prior approval of the China Securities Regulatory Commission (the “CSRC”), because (i) we do not have any business operations within the PRC; and (ii) we are not regarded as a Chinese domestic enterprise and do not meet any of the conditions stipulated by the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, governing China-based entities. Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. No permissions or approvals have been applied for by the Company or denied by any relevant authority. In the event that (i) the PRC government expanded the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC and that we are required to obtain such permissions or approvals, or (ii) we inadvertently concluded that relevant permissions or approvals were not required or that we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer our Ordinary Shares to investors and could cause the value of such securities to significantly decline or be worthless and even delisting. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment in the future. See “Risk Factors — Risks

Related to Doing Business in Hong Kong — We may become subject to a variety of PRC laws and other regulations regarding data security or securities offerings that are conducted overseas and/or other foreign investment in China-based issuers, and any failure to comply with applicable laws and regulations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.”

Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (“PCAOB”) is unable to inspect the books of our auditors for two consecutive years. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act (the “AHFCA Act”) was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. As a result, the time period before our Company’s securities may be prohibited from trading or delisted has been decreased accordingly. On December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the AHFCA Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. The PCAOB made its determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfils its responsibilities under the HFCA Act. The report further listed in its Appendix A and Appendix B, Registered Public Accounting Firms Subject to the mainland China Determination and Registered Public Accounting Firms Subject to the Hong Kong Determination, respectively. Our auditor, Wei, Wei & Co., LLP, is headquartered at 133-10, 39th Avenue, Flushing, New York 11354, USA and registered with the PCAOB. Our auditor is subject to laws in the United States (“U.S.”) pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards, with the last inspection occurring in 2022. In addition, our auditors did not appear as part of the PCAOB’s report of determinations under the lists in Appendix A or Appendix B of the report issued by the PCAOB on December 16, 2021. On August 26, 2022, the China Securities Regulatory Commission, or CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in mainland China and Hong Kong and taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. Our auditor, Wei, Wei & Co., LLP, has no auditor’s work papers in China as of the date of this prospectus. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB Board vacated its previous determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB indicated it will act immediately to consider the need to issue new determinations with the HFCA Act if needed. Notwithstanding the foregoing, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection could cause our securities to be delisted from the stock exchange. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. See “Risk Factors — Recent joint statement by the SEC and PCAOB, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.”

We conduct substantially all of our operations in Hong Kong through our Hong Kong subsidiaries, JFY Corporate and Click Services. Accordingly, substantially all our cash and assets are denominated in HKD. JFY Corporate and Click Services are our operating subsidiaries located in Hong Kong, and the other subsidiaries, Booming Voice Limited and Diligent Yield Investment Development Limited, are intermediate holding companies with no operations of its own. Cash generated from JFY Corporate and Click Services have not been used to fund the operation of Booming Voice Limited and Diligent Yield Investment Development Limited. As of the date of this prospectus, our subsidiaries have not experienced any difficulties or limitations on their ability to transfer cash between each other; they do not maintain cash management policies or procedures dictating the amount of such funding or how funds are transferred. There can be no assurance that the Hong Kong government will not intervene or impose restrictions to prevent the cash maintained in Hong Kong from being transferred out or restrict the deployment of the cash into our business or for the payment of dividends. See “Risk Factors — We are a holding company and our ability to pay dividends is primarily dependent upon the earnings of, and distributions by, our Hong Kong subsidiaries” on page 18, “Dividend Policy”, “Summary Consolidated Financial Data”, and “Consolidated Statements of Shareholders’ Equity in the Report of Independent Registered Public Accounting Firm for further details.”

On December 31, 2023, JFY Corporate paid a dividend of HK$2,500,000 (US$320,513) to Mr. Chan Chun Sing. We may pay further dividends in the near future. See “Dividend Policy.”

As we are a holding company, our ability to make dividend payments, if any, would be contingent upon our receipt of funds from our operating subsidiaries, JFY Corporate and Click Services through intermediate holding companies.

We are an “emerging growth company” and a “foreign private issuer” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 14 of this prospectus to read about factors you should consider before buying our Ordinary Shares.

We have retained Pacific Century Securities LLC and Revere Securities LLC to act as co-placement agents (together, the “Placement Agents”) in connection with this offering. The Placement Agents have no obligation to purchase any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount, placement agents’ fee and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the Placement Agents the placement agents fees set forth in the table below. See “Plan of Distribution” in this prospectus for more information.

	Per Share	Total
Offering price	$0.60	$8,280,000
Placement Agents commissions(1)	$0.042	$579,600
Proceeds to us (before expenses)	$0.558	$7,700,400

____________

(1)      We have agreed to pay the Placement Agents a commission equal to seven percent (7.00%) of the gross proceeds of the offering. We have also agreed to (i) reimburse the Placement Agents for up to $100,000 to cover its actual accountable expenses; and (ii) provide a non-accountable expense allowance equal to one percent (1.00%) of the gross proceeds of this offering payable to the Placement Agents. For a description of compensation payable to the Placement Agents, see “Plan of Distribution”.

No dealer, salesperson or any other person is authorized to give any information to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us.

Co-Placement Agent	Co-Placement Agent

The date of this prospectus is April 1, 2025.

You should rely only on the information contained in this prospectus and any related free-writing prospectus that we authorize to be distributed to you. We and the Placement Agents have not authorized any person, including any underwriter, to provide you with information different from that contained in this prospectus or any related free-writing prospectus that we authorize to be distributed to you. This prospectus is not an offer to sell, nor is it seeking an offer to buy, our Shares in any state or jurisdiction where such offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the Shares offered hereby. Our business, financial condition, results of operations and prospects may have changed since that date. We do not take any responsibility for, nor do we provide any assurance as to the reliability of, any information other than the information in this prospectus and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of our Shares means that information contained in this prospectus is correct after the date of this prospectus.

You may lose all of your investment in our Shares. If you are uncertain as to our business and operations or you are not prepared to lose all of your investment in our Shares, we strongly urge you not to purchase any of our Shares. We recommend that you consult legal, financial, tax, and other professional advisors or experts for further guidance before participating in the offering of our Shares as further detailed in this prospectus.

We do not recommend that you purchase our Shares unless you have prior experience with investments in capital markets, possess basic knowledge of the human resources and staffing solutions industry, and have received independent professional advice.

i

Market and Industry Data

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. This prospectus includes statistical and other industry and market data that we obtained from industry and/or government publications and research and studies conducted by third parties, as well estimates by our management based on such data. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. While we believe that the information from these industry and/or government publications and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Trademarks, Service Marks, and Trade Names

Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks, and trade names of others, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Presentation of financial information

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP” or “GAAP”).

Certain amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, amounts, percentages and other figures shown as totals in certain tables or charts may not be the arithmetic aggregation of those that precede them, and amounts and figures expressed as percentages in the text may not total 100% or, when aggregated, may not be the arithmetic aggregation of the percentages that precede them.

Other Pertinent Information

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•        “$,” “US$,” or “U.S. dollars” refers to the lawful currency of the United States;

•        “Articles,” or “Articles of Association” are to the amended and restated articles of association of the Company (as amended from time to time) adopted on 16 August 2024, which became effective on 26 August 2024 and as amended, supplemented and/or otherwise modified from time to time;

•        “BVI” refers to British Virgin Islands;

•        “Booming Voice” refers to Booming Voice Limited, a business company incorporated in the BVI with limited liability, a direct wholly-owned subsidiary of the Company and the direct holding company of JFY Corporate;

•        “China,” “mainland China,” or the “PRC” refers to the People’s Republic of China, for the purposes of this prospectus, excluding Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan;

•        “Click Services” refers to Click Services Limited, a company incorporated in Hong Kong with limited liability, and an indirect wholly-owned operating subsidiary of the Company;

•        “Click Holdings,” “the Company,” or “our Company” refers to Click Holdings Limited, a business company incorporated in the BVI with limited liability under the BCA on January 31, 2024;

•        “BCA” refers to the BVI Business Companies Act (Revised) of the BVI, as amended, supplemented or otherwise modified from time to time;

•        “Controlling Shareholders” refers to Mr. Chan Chun Sing and his spouse, the ultimate beneficial owners of Ordinary Shares representing 79.04% of the issued shares as of the date of this prospectus. See “Management” and “Principal Shareholders” for more information;

ii

•        “CSRC” refers to China Securities Regulatory Commission of the PRC;

•        “Diligent Yield” refers to Diligent Yield Investment Development Limited, a business company incorporated in the BVI, a direct wholly-owned subsidiary of the Company and the direct holding company of Click Services;

•        “Exchange Act” refers to the US Securities Exchange Act of 1934, as amended;

•        “FY2022” refers to the financial year ended December 31, 2022;

•        “FY2023” refers to the financial year ended December 31, 2023;

•        “Group,” “our,” “us,” or “we” refers to the Company and its subsidiaries at the relevant time, and where the context so requires, in respect of the period prior to the Company becoming the holding company of its present subsidiaries, such subsidiaries of the Company at the relevant time;

•        “HK$,” “HKD,” or “HK dollars” refers to the lawful currency of Hong Kong;

•        “Hong Kong laws” refers to all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law in Hong Kong from time to time;

•        “Hong Kong” refers to the Hong Kong Special Administrative Region of the PRC;

•        “JFY Corporate” refers to JFY Corporate Services Company Limited, a company incorporated in Hong Kong with limited liability, and an indirect wholly-owned operating subsidiary of the Company;

•        “Shares,” or “Ordinary Shares” refer to our ordinary shares, par value of US$0.0001 per Share;

•        “PCAOB” refers to Public Accounting Oversight Board;

•        “SEC” refers to the United States Securities and Exchange Commission;

•        “Securities Act” refers to the U.S. Securities Act of 1933, as amended;

•        “6M2023” refers to the six months ended June 30, 2023; and

•        “6M2024” refers to the six months ended June 30, 2024.

Click Holdings is a holding company with operations primarily conducted in Hong Kong through its operating subsidiaries JFY Corporate and Click Services in Hong Kong. The reporting currency of JFY Corporate and Click Services is HKD. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Assets and liabilities are translated into U.S. dollars at the closing rate of exchange as of the balance sheet dates, the statement of income is translated using average rate of exchange in effect during the reporting periods, and the equity accounts are translated at historical exchange rates. Unless otherwise noted, all translations from HKD to U.S. dollars and from U.S. dollars to HKD in this prospectus were calculated with reference to the table below. No representation is made that the HKD amounts could have been, or could be, converted, realized or settled into US$ at such rate, or at any other rate.

	Year Ended December 31,
	2023	2022
Year end HKD: US$ exchange rate	7.8100	7.8100
Year average HKD: US$ exchange rate	7.8300	7.8300
Balance sheet items, except for equity accounts:
As of June 30, 2024	HK$7.81 to US$1

Statement of operations and cash flow items:
Six months ended June 30, 2024	HK$7.82 to US$1

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information you should consider before making your investment decision. Before investing in our Shares, you should carefully read this entire prospectus, including our financial statements and the related notes thereto and the information set forth under including “Risk Factors,” “Summary Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” Unless the context otherwise requires, all references to “Click Holdings,” “we,” “us,” “our,” “the Company” and similar designations refer to Click Holdings Limited, a BVI company, and its wholly-owned subsidiaries.

Overview

We are a human resources solutions provider, specializing in offering comprehensive human resources solutions in three principal sectors, namely (i) professional solution services, (ii) nursing solution services, and (iii) logistics and other solution services. We primarily focused on talent sourcing and the provision of temporary and permanent personnel to customers. Our primary market is in Hong Kong and our diverse clientele includes accounting and professional firms, Hong Kong listed companies, nursing homes, individual patients, logistics companies and warehouses. We specialize primarily in placing professional accountants and company secretaries, registered nurses and healthcare workers as well as other blue-collar workers, for direct hire and contract staffing roles.

Below is a summary of the Company’s financial information for the years ended:

	December 31
	2023	2022
	US$	US$
Revenue	$5,657,132	$4,156,125
Gross profit	$1,700,877	$798,203
Net income	$802,647	$182,908

Below is a summary of the Company’s financial information for the six months ended:

	June 30
	2024	2023
	US$	US$
Revenue	$3,181,992	$2,788,050
Gross profit	$956,030	$775,391
Net income	$467,835	$385,873

Revenue increased by approximately $1.5 million or 36.1% from $4.2 million in FY2022 to $5.7 million in FY2023 which was mainly attributable to (i) increase in revenue from professional solution services by approximately $1.1 million or 112.5%; (ii) increase in revenue from logistic and other solution services by approximately $0.6 million or 47.2%; countered by (iii) slight decrease in revenue from nursing solution services by approximately $0.2 million or 8.5%.

The increase in total revenue in FY2023 was largely driven by the professional solution services segment which represents services provided directly by our in-house employees rather than services provided by independent contractors from our talent pool as in nursing solution services and logistic and other services segments. Professional solution services provided by our Group include (i) the secondment of senior executives such as CFOs and company secretaries to perform compliance, financial reporting and financial management functions for customers; (ii) the provision of accounting and audit professionals to perform audit work under the instruction of Certified Public Accountant firms; and (iii) the provision of corporate finance experts to assist in drafting of documents including circulars, announcements and others for Hong Kong listed companies and listing documents for private companies planning to go public.

Revenue increased by approximately $0.4 million or 14.3% from approximately $2.8 million for 6M2023 to approximately $3.2 million for 6M2024, mainly because of the increase in revenue from the provision of logistics and other solution services of approximately $0.6 million partially offset by the decrease in revenue from the provision of nursing solution services of approximately $0.3 million. The increase in revenue from the provision of logistics and other solution services was mainly attributable to the rapid expansion of this sector during the 6M2024 in particular the additional demand for placement of works from a major customer starting in April 2024. Revenue contribution from the provision of logistics and other solution services increased from approximately 31.1% in 6M2023 to 47.0% in 6M2024.

Our total borrowings were approximately US$0.5 million and US$0.6 million as of December 31, 2023 and 2022, respectively which represented short term bank loans.

For detailed analysis and discussion of the Group’s financial performance, please refer to the section headed “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

Our Competitive Strengths

We believe we have the following competitive strengths:

•        Experienced management team;

•        Solid customer base and established reputation;

•        In-house team of skilled accounting and finance experts; and

•        Extensive and diversified talent pool registered with us.

For more details, see “Business — Our Competitive Strengths.”

Our Strategies and Future Plans

Our business strategies and future plans for our expansion are as follows:

•        Enhance business operational efficiency;

•        Strengthen brand visibility and expand talent pool;

•        Expansion of in-house team of accounting and finance experts; and

•        Horizontal integration by way of acquisition.

For more details, see “Business — Our Strategies and Future Plans.”

Corporate History and Structure

For more details, see “Corporate History and Structure.”

The following diagram illustrates our corporate and shareholding structure as of the date of the prospectus:

Transfers of Cash To and From Our Subsidiaries

On December 31, 2023, JFY Corporate paid a dividend of HK$2,500,000 (US$320,513) to Mr. Chan Chun Sing. We may declare or pay dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors (“BOD”) after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the BOD deems relevant, and subject to the restrictions contained in any future financing instruments.

We are permitted under the laws of BVI to provide funding to our operating subsidiaries in Hong Kong through loans and/or capital contributions without restriction on the amount of the funds loaned or contributed.

British Virgin Islands.    Subject to the BCA and our memorandum and articles of association, our BOD may authorize and declare a dividend to shareholders at such time and in such amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the dividend the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due. There is no further BVI statutory restriction on the amount of funds which may be distributed by us as dividends.

Hong Kong.    Under Hong Kong law, a Hong Kong company may only make a distribution out of profits available for distribution. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollars into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on foreign exchange to transfer cash between the Company and its subsidiaries, across borders and to U.S. investors, nor are there any restrictions or limitations on distributing earnings from our business and subsidiaries to the Company and U.S. investors.

For more information, see “Dividend Policy,” “Risk Factors” and “Summary Consolidated Financial Data” and “Consolidated Statements of Shareholders’ Equity” in the audited financial statements as of and for the years ended December 31, 2023 and 2022 contained in this prospectus.

Permission Required from Hong Kong Authorities

Hong Kong is a special administrative region of the PRC, having its own governmental and legal system that is separate from mainland China and, as a result, Hong Kong has its own distinct rules and regulations. Our operating subsidiaries, JFY Corporate and Click Services are both incorporated and operating in Hong Kong. We have been advised by David Fong & Co., our Hong Kong counsel, that based on its understanding of the current Hong Kong laws, as of the date of this prospectus, we, including JFY Corporate and Click Services, have received and obtained all requisite licenses, certificates, authorizations, permissions or approvals from relevant Hong Kong authorities to operate our business, including but not limited to obtaining a relevant certificate of incorporation and business license, and that we, including JFY Corporate and Click Services are not required to obtain any permission or approval from Hong Kong authorities to offer the Shares of Click Holdings to foreign investors. However, we have been advised by David Fong & Co. that uncertainties still exist due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future. Should there be any change in applicable laws, regulations, or interpretations, and we or any of our subsidiaries are required to obtain such permissions or approvals in the future, we will strive to comply with the then applicable laws, regulations, or interpretations. In the event that we, including JFY Corporate and Click Services, (i) do not receive or fail to maintain such permissions or approvals in the future, (ii) inadvertently conclude that relevant licenses, certificates, authorizations, permissions or approvals were not required, or (iii) are required to obtain such licenses, certificates, authorizations, permissions or approvals in the future following applicable laws, regulations, or interpretation changes, any action taken by the Hong Kong government could significantly limit or completely hinder our operations and our ability to offer or continue to offer securities to investors and could cause the value of our securities to significantly decline or be worthless. For a more detailed discussion of the risks related to doing business in Hong Kong, see “Risk Factors — Risks Related to Doing Business in Hong Kong” at pages 14 through 25 of this prospectus.

Summary of Risk Factors

Investing in our Shares involves significant risks. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our Shares. If any of these risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our Shares would likely decline, their liquidity could drop significantly and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

Risks Related to Doing Business in Hong Kong

•        Although the audit report included in this prospectus is prepared by U.S. auditors who are currently inspected by the PCAOB, there is no guarantee that future audit reports will be issued by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely and, as a result, U.S. national securities exchanges, such as the NASDAQ Capital Market, may determine to delist our securities. Furthermore, on December 29, 2022 the AHFCA Act was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, reduced the time before our Ordinary Shares may be prohibited from trading or delisted. For a more detailed discussion of this risk factor, see page 14 of this prospectus.

•        Recent joint statement by the SEC and PCAOB, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. For a more detailed discussion of this risk factor, see page 16 of this prospectus.

•        We are a holding company and our ability to pay dividends is primarily dependent upon the earnings of, and distributions by, our Hong Kong subsidiaries. For a more detailed discussion of this risk factor, see page 18 of this prospectus.

•        A downturn in the Hong Kong or global economy, or a change in economic and political policies of the PRC, could materially and adversely affect our Hong Kong operating subsidiaries’ business and financial condition. For a more detailed discussion of this risk factor, see page 18 of this prospectus.

•        Substantially all of our operations are in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares. The enforcement of laws and that rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operating subsidiaries’ operations at any time, or may exert more control over securities offerings conducted overseas and/or foreign investment in Hong Kong-based issuers. For instance, PRC domestic companies that seek to offer or list securities overseas, both directly and indirectly, are currently required to complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of IPOs or listing applications. Although we believe that we are not regarded as a PRC domestic company because substantially all of our operations are in Hong Kong, it is uncertain whether the Chinese government will adopt additional requirements or extend the existing requirements to apply to us. We could be subject to approval or review of Chinese regulatory authorities to pursue this offering. Any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. For a more detailed discussion of this risk factor, see page 18 of this prospectus.

•        It may be difficult for overseas and/or regulators to conduct investigations or collect evidence within the territory of China, including Hong Kong. For a more detailed discussion of this risk factor, see page 19 of this prospectus.

•        Although we are based in Hong Kong, if we should become subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed China-based companies, we may have to expend significant resources to investigate and/or defend the allegations, which could harm our Hong Kong operating subsidiaries’ business operations, this offering and our reputation, and could result in a loss of your investment in our Shares if such allegations cannot be addressed and resolved favorably. For a more detailed discussion of this risk factor, see page 20 of this prospectus.

•        Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with Hong Kong-based operations, all of which could increase our compliance costs and subject us to additional disclosure requirements. For a more detailed discussion of this risk factor, see page 20 of this prospectus.

•        There are political risks associated with conducting business in Hong Kong. For a more detailed discussion of this risk factor, see page 21 of this prospectus.

•        We may become subject to a variety of PRC laws and other regulations regarding data security or securities offerings that are conducted overseas and/or other foreign investment in China-based issuers, and any failure to comply with applicable laws and regulations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless. For a more detailed discussion of this risk factor, see page 21 of this prospectus.

•        Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our Ordinary Shares. For a more detailed discussion of this risk factor, see page 23 of this prospectus.

•        The enforcement of laws and rules and regulations in China can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties that could limit the availability of legal protections, which could result in a material change in our operations and/or the value of our Ordinary Shares. For a more detailed discussion of this risk factor, see page 24 of this prospectus.

•        You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in this prospectus based on Hong Kong laws. For a more detailed discussion of this risk factor, see page 24 of this prospectus.

•        Certain judgments obtained against us by our shareholders may not be enforceable. For a more detailed discussion of this risk factor, see page 24 of this prospectus.

•        Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may dampen growth in Hong Kong, where the majority of our customers reside. For a more detailed discussion of this risk factor, see page 25 of this prospectus.

Risks Related to Our Business

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may materially and adversely affect our business, financial condition, results of operations, cash flows and prospects. These risks, which can be found beginning on page 25 of this prospectus, include, but are not limited to, the following:

•        Our financial performance is dependent on our ability to continually secure demand for our services.

•        No assurance that we will be able to source a reliable supply of personnel to take up assignments to meet clients’ demand which would affect our business and financial performance.

•        We may not be able to completely match the quality of personnel with the requirements of our clients which may negatively affect demand for our services.

•        We have no guarantee over the quality of services provided by the personnel being placed which may negatively affect our reputation and demand for our services.

•        Absence of long-term service contracts with our clients may create difficulties in projecting our clients’ need for our services and any resulting failure to meet demand from our clients in a timely manner may affect our business and financial performance.

•        Our revenue can vary subject to the hiring needs of our customers from time to time.

•        We have a customer concentration, with a limited number of customers accounting for a significant portion of our total revenue. If we are unable to retain a broad group of existing customers, lose one or more significant customers, or fail to attract new customers, our results of operations could suffer.

•        Complaints from our clients may affect our reputation and our ability to retain our existing clients and secure new clients.

•        Any negative publicity, allegations, complaints or claims made against us may adversely affect our reputation, business, financial position, results of operations and price of our Shares.

•        Our insurance coverage may not be sufficient to cover all losses or potential claims from our clients which would affect our business, financial condition and results of operations.

•        Possible third parties’ claims or lawsuit arising from the negligence of the personnel placed by us may affect our business, financial condition and results of operations.

•        We could be harmed by improper disclosure or loss of sensitive or confidential, employee or customer data, including personal data.

•        Our services depend on the reliability of computer systems maintained by us or our outsourcing vendors and the ability to implement, maintain and upgrade our information technology and security measures.

•        There is no assurance that we can generate sufficient cash flow from operating activities and/or obtain external financing in the future to meet our operational needs.

•        We are affected by the macroeconomic, political, regulatory, social and other factors beyond our control mainly in Hong Kong.

•        We are subject to claims against us in relation to our sales contracts or operations.

•        We may be liable for various obligations as an employer in the event that we place and allocate jobs to personnel in our talent pool which may adversely affect our financial position.

•        We have significant working capital needs and if we are unable to satisfy those needs from cash generated from our operations or borrowings under our debt instruments, we may not be able to continue our operations.

•        We are exposed to credit risks of our customers.

•        We depend on attracting, integrating, managing, and retaining qualified internal personnel.

•        We depend on our ability to attract and retain qualified temporary workers.

•        We are dependent on our management team.

•        Our management team lacks experience in managing a U.S. public company and complying with laws applicable to such company, the failure of which may adversely affect our business, financial condition and results of operations.

•        We operate in an intensely competitive and rapidly changing business environment, and there is a substantial risk that our services could become obsolete or uncompetitive.

•        We may be subject to litigation, claims or other disputes.

•        We are dependent on external financing to support our business growth.

•        We may default on our obligations under our credit facilities.

•        We are exposed to risks of infringement of our intellectual property rights and the unauthorized use of our trademarks by third parties.

•        Our lack of effective internal controls over financial reporting (“ICFR”) may affect our ability to accurately report our financial results or prevent fraud.

•        We may make acquisitions which could divert the attention of management and which may not be integrated successfully into our existing business.

Risks Related to our Corporate Structure

•        We are incorporated under the law of the British Virgin Islands and conduct substantially all of our operations, and all of our directors and executive officers reside, outside of the U.S. You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited. For a more detailed discussion of risks related to our corporate structure, see page 33 of this prospectus.

Risks Related to our Shares

In addition to the risks described above, we are subject to general risks and uncertainties relating to our Shares and the trading market. For a more detailed discussion of the risks related to our Shares, see the risk factors beginning on page 34 of the prospectus, including but not limited to the following:

•        Our offering price of $0.6 per Share constitutes a significant discount to the current market price of our Shares, our Share price may suffer immediate decline and existing Shareholders may suffer significant dilution after completion of this offering.

•        Our Share price may be volatile, and you may lose all or part of your investment. Such rapid and substantial price volatility, including any stock run-up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

•        Volatility in our Share price may subject us to securities litigation.

•        Our Shares currently trade under $5.00 per Share and thus would be known as a penny stock. Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our Shares.

•        If we fail to meet applicable listing requirements, Nasdaq Capital Market may delist our Shares from trading, in which case the liquidity and market price of our Shares could decline.

•        If you purchase our Shares in this offering, you will incur immediate and substantial dilution in the book value of your Shares.

•        Our Controlling Shareholders have significant voting power and may take actions that may not be in the best interests of our other shareholders.

•        Investors may have difficulty enforcing judgments against us, our directors and management.

•        The laws of the British Virgin Islands relating to the protection of the interest of minority shareholders are different from those in the U.S.

•        Our status as a “foreign private issuer” under the SEC rules will exempt us from the U.S. proxy rules and the more detailed and frequent Exchange Act, reporting obligations applicable to a U.S. domestic public company.

•        Our status as a foreign private issuer under the Nasdaq Capital Market Company Guide will allow us to adopt certain home country practices in relation to corporate governance matters which may differ significantly from the Nasdaq Capital Market corporate governance listing standards applicable to a U.S. domestic Nasdaq Capital Market listed company.

•        We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

•        Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

•        We will incur increased costs after we cease to qualify as an “emerging growth company.”

•        We may allocate the net proceeds from this offering in ways that differ from the estimates discussed in the section titled “Use of Proceeds” and with which you may not agree.

•        We may be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for the current taxable year, which could result in adverse U.S. federal income tax consequences for U.S. Holders of our Shares.

Implications of the HFCA Act

Our auditor is required by the laws of the U.S. to undergo regular inspections by the PCAOB. Trading in our securities may be prohibited under the HFCA Act, and our securities may be subject to delisting if the PCAOB cannot inspect or completely investigate our auditor for three consecutive years beginning 2021. Our independent registered public accounting firm’s audit documentation related to their audit reports included in this prospectus include audit documentation located in mainland China. On June 22, 2021, the U.S. Senate passed the AFHCA Act and on December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to AHFCA Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before your securities may be prohibited from trading or delisted. On December 16, 2021, the PCAOB issued a report to notify the SEC its determinations that it is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, respectively, and identifies the registered public accounting firms in mainland China and Hong Kong that are subject to such determinations. The auditor of the Company, Wei, Wei & Co., LLP, is headquartered in 133-10, 39th Avenue, Flushing, New York 11354, USA and is not among the auditor firms listed on the determination list issued by the PCAOB, which notes all of the auditor firms that the PCAOB is not able to inspect. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB determined it was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. Our securities may be delisted or prohibited from trading if the PCAOB determines that it cannot inspect or investigate completely our auditor under the HFCA Act. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Recent joint statement by the SEC and PCAOB, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.”

Corporate Information

Our principal executive office is located at Unit 709, 7/F., Ocean Centre, 5 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong and our telephone number at this address is +852 3758 2780. Our registered office in the British Virgin Islands is located at the office of Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands. We maintain a website at www.clicksc.com.hk. We do not incorporate the information on our website into this prospectus and the information contained therein or connected thereto shall not be deemed to be part of this prospectus or the registration statement. Our agent for service of process in the U.S. is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor New York, NY 10168.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than $1.235 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act (the “JOBS Act”). As an emerging growth company, we may take advantage of certain reduced disclosure and requirements that are otherwise applicable generally to U.S. public companies that are not emerging growth companies. These provisions include:

•        the option to include in this prospectus only two years of audited financial statements and selected financial data and only two years of related disclosure;

•        reduced executive compensation disclosure; and

•        an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) in the assessment of our ICFR.

The JOBS Act also permits an emerging growth company, such as us, to delay adopting new or revised accounting standards until such time as those standards are applicable to private companies. We have not elected to “opt out” of this provision, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will have the discretion to adopt the new or revised standard at the time private companies adopt the new or revised standard and our discretion will remain until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

We will remain an emerging growth company until the earliest of:

•        the last day of our fiscal year during which we have total annual revenue of at least $1.235 billion;

•        the last day of our fiscal year following the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act;

•        the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or

•        the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which, among other things, would occur if the market value of our Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be less than the information you receive from other public companies.

In addition, we are a “foreign private issuer” within the meaning of the rules under the Exchange Act. As a foreign private issuer, we may take advantage of certain provisions under the Nasdaq Capital Market Company Guide that allow us to follow British Virgin Islands law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

•        Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

We will file with the SEC, within four months after the end of each fiscal year (or as otherwise required by the SEC), an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances apply:

•        the majority of our executive officers or directors are U.S. citizens or residents;

•        more than 50% of our assets are located in the U.S.; or

•        our business is administered principally in the U.S.

Both foreign private issuers and emerging growth companies are also exempt from certain of the more extensive SEC executive compensation disclosure rules. Therefore, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from such rules and will continue to be permitted to follow our home country practice as to the disclosure of such matters.

THE OFFERING

Shares being offered by us	Up to 13,800,000 Shares
Number of Shares outstanding prior to this offering	17,880,000 Shares
Number of Shares issued and outstanding after this offering	Up to 31,680,000 Shares
Offering price per Share	$0.60 per Share
Best Efforts

We are offering the Offering Shares on a best-efforts basis. We have engaged Pacific Century Securities LLC and Revere Securities LLC as our co-placement agent to use their reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agents are not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” for additional information.

We will deliver the securities being issued to the investors electronically, upon closing and receipt of investor funds for the purchase of the securities offered pursuant to this prospectus, if any.

Use of proceeds

We intend to use the net proceeds from this offering for as follows:

•   approximately 80% for potential investments and/or horizontal acquisition of human resources solution providers; and

•   approximately 20% for general administration and working capital.

See “Use of Proceeds” for additional information.
Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before deciding to invest in our Shares.
Transfer agent	VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of cash flows and statements of operations and comprehensive income for the years ended December 31, 2023 and 2022 and six months ended June 30, 2024 and 2023, and consolidated balance sheets data as of June 30, 2024 and December 31, 2023 and 2022 were derived from our consolidated financial statements (“CFS”) included elsewhere in this prospectus. Our CFS are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of the results that may be expected for any future period. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our CFS included elsewhere in this prospectus.

Below is the Company’s summary consolidated statements of cash flows data for the years ended:

	December 31
	2023	2022
	US$	US$
Net cash provided by (used in) operating activities	430,566	(348,807)
Net cash used in investing activities	(6,017)	(166,905)
Net cash (used in) provided by financing activities	(179,488)	641,026
Effect of foreign exchange rate on cash	78	37
Net increase in cash and cash equivalents	245,139	125,351

Below is the Company’s summary consolidated statements of cash flows data for the six months ended:

	June 30,
	2024	2023
	US$	US$
Net cash (used in) provided by operating activities	(30,520)	203,081
Net cash used in investing activities	(2,255)	(1,114)
Net cash used in financing activities	(228,687)	(256,411)
Effect of foreign exchange rate on cash	(79)	(116)
Net increase in cash and cash equivalents	(261,541)	(54,560)

Below is the Company’s summary consolidated balance sheet data as at:

	June 30 2024	December 31
		2023	2022
	US$	US$	US$
Total assets	2,278,779	1,645,952	1,521,155
Total liabilities	896,218	1,242,646	1,601,229
Total shareholders’ equity/(deficit)	1,382,561	403,306	(80,074)

Below is the Company’s summary consolidated statements of operations and comprehensive income for the years ended:

	December 31
	2023	2022
	US$	US$
Revenue	5,657,132	4,156,125
Cost of revenue	(3,956,255)	(3,357,922)
Gross profit	1,700,877	798,203
Total operating expenses	(795,478)	(638,355)
Total other (expense) income	(5,960)	23,060
Income tax expense	(96,792)	—
Net income	802,647	182,908
Other comprehensive income	1,246	805
Total comprehensive income	803,893	183,713

Below is the Company’s summary consolidated statements of operations and comprehensive income for the six months ended:

	June 30
	2024	2023
	US$	US$
Revenue	3,181,992	2,788,050
Cost of revenue	(2,225,962)	(2,012,659)
Gross profit	956,030	775,391
Total operating expenses	(426,055)	(367,108)
Total other (expense) net	(11,725)	(4,355)
Income tax expense	(50,415)	(18,055)
Net income	467,835	385,873
Other comprehensive loss	(1,438)	(496)
Total comprehensive income	466,397	385,377

RISK FACTORS

Investing in our Shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our Company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our Shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to Doing Business in Hong Kong

Although the audit report included in this prospectus is prepared by U.S. auditors who are currently inspected by the PCAOB, there is no guarantee that future audit reports will be issued by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the NASDAQ Capital Market, may determine to delist our securities. Furthermore, on December 29, 2022 the AHFCA Act was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, reduced the time before our Ordinary Shares may be prohibited from trading or delisted.

The audit report included in this prospectus was issued by Wei, Wei & Co., LLP, a U.S.-based accounting firm that is registered with the PCAOB and can be inspected by the PCAOB. We have no intention of dismissing Wei, Wei & Co., LLP in the future or of engaging any auditor not based in the U.S. and not subject to regular inspection by the PCAOB. There is no guarantee, however, that any future auditor engaged by the Company would remain subject to full PCAOB inspection during the entire term of our engagement. The PCAOB is currently unable to conduct inspections in mainland China and Hong Kong without the approval of the PRC authorities. Currently, our U.S. auditor’s audit work for us can be inspected by the PCAOB and our auditor has no auditor’s work papers in China as of the date of this prospectus. We also have no operations in mainland China. However, if there is significant change to current political arrangements between mainland China and Hong Kong, companies operating in Hong Kong like us may face similar regulatory risks as those operated in the PRC and we cannot assure you that our auditor’s audit work for us will continue to be able to be inspected by the PCAOB. If it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB could result in a lack of assurance that our financial statements and disclosures are adequate and accurate.

Inspections of other auditors conducted by the PCAOB outside mainland China have at times identified deficiencies in those auditors’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections of audit work undertaken in mainland China prevents the PCAOB from regularly evaluating auditors’ audits and their quality control procedures. As a result, if any component of our auditor’s work papers become located in mainland China in the future, such work papers will not be subject to inspection by the PCAOB. As a result, investors would be deprived of such PCAOB inspections, which could result in limitations or restrictions to our access of the U.S. capital markets.

As part of a continued regulatory focus in the U.S. on access to audit and other information currently protected by national law, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress that, if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate the audit work performed by a foreign public accounting firm for such issuers completely. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges of issuers included on the SEC’s list for three consecutive years. It is unclear if this proposed legislation will be enacted. Furthermore, there have been recent deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets.

On May 20, 2020, the U.S. Senate passed the HFCA Act, which includes requirements for the SEC to identify issuers whose audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The U.S. House of Representatives passed the HFCA Act on December 2, 2020, and the HFCA Act was signed into law on December 18, 2020. Additionally, in July 2020, the U.S. President’s Working Group on Financial Markets issued recommendations for actions that can be taken by the executive branch, the SEC, the PCAOB or other federal agencies and department with respect to Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S. In response, on November 23, 2020, the SEC issued guidance highlighting certain risks (and their implications to U.S. investors) associated with investments in China-based issuers and summarizing enhanced disclosures the SEC recommends China-based issuers make regarding such risks.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements in the HFCA Act. On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to public companies whose stock is registered with the SEC and are identified by the SEC as having filed an annual report with an audit report issued by a registered public accounting firm located in a foreign jurisdiction and whose audit work that PCAOB is unable to inspect or investigate. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. The final amendments require any identified registrant to submit documentation to the SEC establishing that the registrant is not owned or controlled by a government entity in the public accounting firm’s foreign jurisdiction, and they also require, among other things, disclosure in the registrant’s annual report regarding the audit arrangements of, and government influence on, such registrants. Pursuant to the HFCA act, our securities may be prohibited from trading on the NASDAQ Capital Market or other U.S. stock exchanges if our auditor cannot be inspected by the PCAOB for three consecutive years, and this ultimately could result in our Ordinary Shares being delisted.

On June 22, 2021, the U.S. Senate passed the AHFCA Act, which was signed into law on December 29, 2022, amended the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its audit work cannot be inspected when its auditor is subject to PCAOB inspections for two consecutive years instead of three and, thus, reduced the time before our Ordinary Shares may be prohibited from trading or delisted.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction in connection with their audit works because of a position taken by one or more authorities in that jurisdiction.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the HFCA Act. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our registered public accounting firm, Wei, Wei & Co., LLP is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination.

The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Future developments in respect to increasing U.S. regulatory access to audit information are uncertain, as the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures.

On August 26, 2022, CSRC, the Ministry of Finance of the PRC and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. There can be no assurance that we will be able to comply with requirements imposed by U.S. regulators if there is significant change to current political arrangements between mainland China and Hong Kong or if any component of our auditor’s work papers become located in mainland China in the future. Delisting of our Ordinary Shares would force holders of our Ordinary Shares to sell their Ordinary Shares. The market price of our Ordinary Shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance. On December 15, 2022, the PCAOB Board determined the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

The lack of access to the PCAOB inspection in mainland China and Hong Kong prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in the mainland China and Hong Kong. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in the mainland China and Hong Kong makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of the mainland China and Hong Kong that are subject to the PCAOB inspections, which could cause existing and potential investors in our Shares to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

On December 29, 2022, the AHFCA Act was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, reduced the time before our Ordinary Shares may be prohibited from trading or delisted.

The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Future developments in respect of increasing U.S. regulatory access to audit information are uncertain, as the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures.

While we understand there has been dialogue among the CSRC, the SEC, and the PCAOB regarding the inspection of PCAOB registered accounting firms in mainland China and Hong Kong, there can be no assurance that we will be able to comply with requirements imposed by U.S. regulators if there is significant change to current political arrangements between mainland China and Hong Kong or if any component of our auditor’s work papers become located in mainland China in the future. Delisting of our Ordinary Shares would force holders of our Ordinary Shares to sell their Ordinary Shares. The market price of our Ordinary Shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.

Recent joint statement by the SEC and PCAOB, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.

The AHFCA Act was enacted on December 29, 2022. On December 29, 2022, the “Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to the AHFCA Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three years. The AHFCA Act states that if the SEC determines that an issuer has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC shall prohibit the securities of the issuer from being traded on a national securities exchange or in the over-the-counter trading market in the U.S. (the applicable period under the HFCA Act prior to the enactment of the AHFCA Act had been two years).

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements of the HFCA Act.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two years.

On November 5, 2021, the PCAOB approved a new rule, PCAOB Rule 6100, Board Determinations Under the HFCA Act to provide a framework for its determinations under the HFCA Act that the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The rule establishes the manner of the PCAOB’s determinations; the factors the PCAOB will evaluate and the documents and information the PCAOB will consider when assessing whether a determination is warranted; the form, public availability, effective date, and duration of such determinations; and the process by which the Board will reaffirm, modify, or vacate any such determinations.

In December 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. Also, on December 16, 2021, pursuant to the HFCA Act, the PCAOB issued a Determination Report which determined that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of PRC, because of positions taken by PRC authorities in those jurisdictions. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations.

On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC.

On December 15, 2022, the PCAOB announced it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB Board vacated its previous determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed.

On December 23, 2022 the AHFCA Act was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. As a result, the time period before the Company’s securities may be prohibited from trading or delisted has been decreased accordingly.

On December 29, 2022, the “Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to the AHFCA Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three years.

Our auditor, Wei, Wei & Co., LLP, is an independent registered public accounting firm that issues the audit report included elsewhere in this prospectus. As an auditor of companies traded publicly in the U.S. and a firm registered with the PCAOB, it is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is currently subject to PCAOB inspections and PCAOB is able to inspect our auditor in relation to our U.S. listing. However, there is no assurance that future audit reports will be prepared by auditors able to be inspected by the PCAOB and therefore, in the future, you may be deprived of the benefits of such inspection. As such, trading in our securities may be prohibited under the HFCA Act if the PCAOB determines that it cannot inspect or investigate completely our auditor, and as a result our securities may be delisted. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future which would prevent the PCAOB from continuing to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong, the PCAOB Board will consider the need to issue a new determination. Our securities may be delisted or prohibited from trading if the PCAOB determines that it cannot inspect or investigate completely our auditor under the HFCA Act.

We are a holding company and our ability to pay dividends is primarily dependent upon the earnings of, and distributions by, our Hong Kong subsidiaries.

The Shares offered in this prospectus are those of Click Holdings. Click Holdings is a business company incorporated under the laws of the BVI with limited liability. The majority of our business operations are conducted through our subsidiaries, JFY Corporate and Click Services, and hence, our revenue and profit are substantially contributed by our Hong Kong subsidiaries. On December 31, 2023, JFY Corporate paid a dividend of HK$2,500,000 (US$320,513) to Mr. Chan Chun Sing. We may consider paying further dividends in the near future. See “Dividend Policy.”

Our ability to pay dividends to our shareholders is primarily dependent upon the earnings of our Hong Kong subsidiaries and its distribution of funds to us, primarily in the form of dividends. The ability of our Hong Kong subsidiaries to make distributions to us depends upon, among others, their distributable earnings. The amounts of distributions that any of Click Holdings’ subsidiaries declared and made in the past are not indicative of the dividends that we may pay in the future. There is no assurance that we will be able to declare or distribute any dividend in the future.

A downturn in the Hong Kong or global economy, or a change in economic and political policies of the PRC, could materially and adversely affect our Hong Kong operating subsidiaries’ business and financial condition.

Our Hong Kong operating subsidiaries’ business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in Hong Kong and China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on our Hong Kong operating subsidiaries.

Economic conditions in Hong Kong and China are sensitive to global economic conditions. Any prolonged slowdown in the global or Chinese economy may affect our current customers’ and potential customers’ businesses, and have a negative impact on our Hong Kong operating subsidiaries’ business, results of operations and financial condition. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Substantially all of our operations are in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares. The enforcement of laws and that rules and regulations in China can change quickly with little advance notice. The Chinese government may intervene or influence our operating subsidiaries’ operations at any time, or may exert more control over securities offerings conducted overseas and/or foreign investment in Hong Kong-based issuers, which could result in a material change in our operating subsidiaries’ operations and/or the value of the Shares.

Our operations are primarily located in Hong Kong so we are subject to the laws, regulations and policies of the Hong Kong government as well as the influence of the PRC government. However, our ability to operate in Hong Kong may be adversely affected by changes in its laws and regulations. As of the date of this prospectus, our current clientele is based in Hong Kong, but we may in the future have clients that are Hong Kong-based public or private entities that may have shareholders or directors who are PRC individuals or entities, certain of whom may be materially adversely affected by changes in relevant laws and regulations. As such, our business operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry. As of the date of this prospectus, we do not expect to be materially affected by recent statements by the PRC government indicating an intent to exert more oversight and control over securities offerings that are conducted overseas and/or foreign investment in China-based issuers. However, due to long arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. The PRC government may choose to exercise significant oversight and discretion, and the policies, regulations, rules, and the enforcement of laws of the Chinese government to which we are subject may change rapidly and with little advance notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and may be inconsistent with our current policies and practices. New laws, regulations and other government directives in the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may delay or impede our development. This may result in negative publicity or increase our operating costs; require significant management time and attention; and/or subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

The PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity (“VIE”) structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. These regulatory actions and statements emphasize the need to strengthen the administration over illegal securities activities and the supervision of China-based companies seeking overseas listings. Additionally, companies are required to undergo a cybersecurity review if they hold large amounts of data related to issues of national security, economic development or public interest before carrying our mergers, restructuring or splits that affect or may affect national security. These statements were recently issued and their official guidance and interpretation remain unclear at this time. While we believe that our Hong Kong operating subsidiaries’ operations are not currently being affected, they may be subject to additional and stricter compliance requirements in the near term. Compliance with new regulatory requirements or any future implementation rules may present a range of new challenges which may create uncertainties and increase our Hong Kong operating subsidiaries’ cost of operations.

The Chinese government may intervene or influence our Hong Kong operating subsidiaries’ operations at any time and may exert more control over offerings conducted overseas and foreign investment in Hong Kong-based issuers. For instance, PRC domestic companies that seek to offer or list securities overseas, both directly and indirectly, are currently required to complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of initial public offering or listing applications. Although we believe that we are not regarded as a PRC domestic company because substantially all of our operations are in Hong Kong, it is uncertain whether the Chinese government will adopt additional requirements or extend the existing requirements to apply to us. We could be subject to approval or review of Chinese regulatory authorities to pursue this offering. Any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. Any legal or regulatory changes that restrict or otherwise unfavorably impact our Hong Kong operating subsidiaries’ ability to conduct their business could decrease demand for their services, reduce revenues, increase costs, require them to obtain more licenses, permits, approvals or certificates, or subject them to additional liabilities. To the extent any new or more stringent measures are implemented, our business, financial condition and results of operations could be adversely affected, and the value of our Shares could decrease or become worthless.

It may be difficult for overseas and/or regulators to conduct investigations or collect evidence within the territory of China, including Hong Kong.

Shareholder claims or regulatory investigations that are common in the U.S. generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the U.S. may not be efficient in the absence of mutual and practicable cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within mainland China. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigations or evidence collection activities within mainland China may further increase difficulties faced by you in protecting your interests.

In the event that U.S. regulators carry out an investigation on us and there is a need to conduct such investigation, or collect evidence in mainland China, U.S. regulators may not be able to carry out such investigation or evidence collection directly in mainland China under the PRC laws. U.S. regulators may, in the future, consider cross-border cooperation with a securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC.

All our operations are currently conducted in Hong Kong. Hong Kong has a legal system separate and apart from mainland China. Our Hong Kong counsel has advised us that the Securities and Futures Commission of Hong Kong (the “SFC”) is a signatory to the International Organization of Securities Commissions Multilateral Memorandum of Understanding (the “MMOU”), which provides for mutual investigatory and other assistance and exchange of information between securities regulators around the world, including the SEC. This is also reflected in section 186 of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (the “SFO”) which empowers the SFC to exercise its investigatory powers to obtain information and documents requested by non-Hong Kong regulators, and section 378 of the SFO which allows the SFC to share confidential information and documents in its possession with such regulators. However, there is no assurance that such cooperation will be maintained, or if it is, whether it will adequately address any efforts to investigate or collect evidence to the extent that may be sought by U.S. regulators.

Although we are based in Hong Kong, if we should become subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed China-based companies, we may have to expend significant resources to investigate and/or defend the allegations, which could harm our Hong Kong operating subsidiaries’ business operations, this offering and our reputation, and could result in a loss of your investment in our Shares if such allegations cannot be addressed and resolved favorably.

During the last several years, U.S. listed public companies that have substantially all of their operations in China have been the subject of intense scrutiny by investors, financial commentators and regulatory agencies. Much of the scrutiny has centered on financial and accounting irregularities and mistakes, lack of effective internal controls over financial reporting and, in many cases, allegations of fraud. As a result of this scrutiny, the publicly traded stock of many U.S.-listed Chinese companies that have been the subject of such scrutiny has sharply decreased in value. Many of these companies are now subject to shareholder lawsuits and/or SEC enforcement actions that are conducting internal and/or external investigations into the allegations.

Although we are based in Hong Kong, if we should become the subject of any such scrutiny, whether any allegations are true or not, we may have to expend significant resources to investigate such allegations and/or defend the Company. Such investigations or allegations would be costly and time-consuming and likely would distract our management from our normal business and could result in our reputation being harmed. The price of our Shares could decline because of such allegations, even if the allegations are false.

Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with Hong Kong-based operations, all of which could increase our compliance costs and subject us to additional disclosure requirements.

Currently, Hong Kong has a separate legal system from mainland China, and it has its legislative framework and judiciary independent of that of the PRC government. Nonetheless, the recent regulatory developments in China, in particular with respect to restrictions on China-based companies raising capital offshore, may lead to additional regulatory review in China over our financing and capital raising activities in the U.S. In addition, we may be subject to industry-wide regulations that may be adopted by the relevant PRC authorities, which may have the effect of limiting our service offerings, restricting the scope of our operations in Hong Kong, or causing the suspension or termination of our business operations in Hong Kong entirely. We may have to adjust, modify, or completely change our business operations in response to adverse regulatory changes or policy developments, and we cannot assure you that any remedial action adopted by us can be completed in a timely, cost efficient, or liability-free manner or at all.

On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with PRC-based operating companies (including Hong Kong) before their registration statements will be declared effective. On August 1, 2021, the CSRC issued a statement saying that it had taken note of the new disclosure requirements announced by the SEC regarding the listings of such companies and the recent regulatory development in China, and that both countries should strengthen communications on regulating China-related issuers. Since we mainly operate in Hong Kong, we cannot guarantee that we will not be subject to tightened regulatory review and we could be exposed to government interference from China.

There are political risks associated with conducting business in Hong Kong.

Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may affect the market and adversely affect the business operations of the Company. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.” However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Since our operation is based in Hong Kong, any change of such political arrangements may pose immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions.

Under the Basic Law of the Hong Kong Special Administrative Region of the PRC, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. Based on certain recent developments, including the Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) issued by the Standing Committee of the PRC National People’s Congress in June 2020, the U.S. State Department has indicated the U.S. no longer considers Hong Kong to have significant autonomy from China and at the time President Trump signed an executive order and Hong Kong Autonomy Act, or HKAA, to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The U.S. may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S, China and Hong Kong, which could potentially harm our business.

In July 2021, President Joe Biden warned investors about the risks of doing business in Hong Kong, issuing an advisory saying China’s push to exert more control over Hong Kong threatens the rule of law and endangers employees and data. The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that are targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If a competent authority determines that we are in violation of the Hong Kong National Security Law or the HKAA, our business operations could be materially and adversely affected.

We may become subject to a variety of PRC laws and other regulations regarding data security or securities offerings that are conducted overseas and/or other foreign investment in China-based issuers, and any failure to comply with applicable laws and regulations could have a material and adverse effect on our business, financial condition and results of operations and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

On June 10, 2021, the Standing Committee of the National People’s Congress enacted the PRC Data Security Law, which took effect on September 1, 2021. The law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on certain activities in the securities markets and promote the high-quality development of the capital markets, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China”, or “PRC Personal Information Protection Law”, which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within the territory of China that is carried out outside of China where (1) such processing is for the purpose of providing products or services for natural persons within China, (2) such processing is to analyze or evaluate the behavior of natural persons within China, or (3) there are any other circumstances stipulated by related laws and administrative regulations.

On December 28, 2021, the Cyberspace Administration of China (“CAC”) jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and replace the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operator (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review; any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country.

As of the date of this prospectus, our clientele is based in Hong Kong. Nonetheless, we may in the future have clients that are Hong Kong-based public or private entities that may have shareholders or directors who are PRC individuals, or PRC individuals or entities. Accordingly, we may collect and store certain data (including certain personal information) concerning such clients in connection with our business and operations and for “Know Your Customers,” or KYC, purposes. However, given that (i) our operations are solely located in Hong Kong; (ii) we currently have no clients that are PRC entities, or individuals; (iii) we have not been engaged in data (including personal information) processing activities (including the collection, storage, use, processing, transmission, provision and disclosure of data from PRC), we currently are not subject to the cybersecurity review nor prior approval of the CAC.

Having said that, these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of JFY Corporate and Click Services, its abilities to accept foreign investments and the listing of our Shares on a U.S. or other foreign exchanges. There remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If the Draft Overseas Listing Regulations are adopted into law in the future and becomes applicable to JFY Corporate and Click Services, if JFY Corporate and Click Services is deemed to be an “Operator” that are required to file for cybersecurity review before listing in the U.S., or if the Measures for Cybersecurity Review (2021) or the PRC Personal Information Protection Law becomes applicable to JFY Corporate and Click Services, the business operations of JFY Corporate and Click Services and the listing of our Shares in the U.S. could be subject to the CAC’s cybersecurity review or CSRC Overseas Issuance and Listing review in the future. If JFY Corporate and Click Services becomes subject to the CAC or CSRC review, we cannot assure you that JFY Corporate and Click Services will be able to comply with the regulatory requirements in all respects and the current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. In the event of a failure to comply, JFY Corporate and Click Services may become subject to fines and other penalties which may have a material adverse effect on our business, operations and financial condition and may hinder our ability to offer or continue to offer Shares to investors and cause the value of our Shares to significantly decline or be worthless.

PRC government recently initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement.

On February 17, 2023, with the approval of the State Council, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, (i) domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of initial public offering or listing applications. If a domestic company fails to complete the required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings and fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines; (ii) if the issuer meets both of the following criteria, the overseas offering and listing conducted by such issuer shall be deemed an indirect overseas offering and listing by a PRC domestic company: (A) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited CFS for the most recent fiscal year were derived from PRC domestic companies; and (B) the majority of the issuer’s business activities are carried out in mainland China, or its main place(s) of business are located in mainland China, or the majority of its senior management team in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. In such circumstances, where a PRC domestic company is seeking an indirect overseas offering and listing in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application for an initial public offering or listing in an overseas market, the issuer shall submit filings with the CSRC within three business days after such application is submitted. We believe given that (i) we do not have any business operations within the PRC; and (ii) we are not regarded as a Chinese domestic enterprise and do not meet any of the conditions stipulated by the Trial Measures, we are not subject to CSRC filing requirement.

If the Chinese government chooses to exert more oversight and control over securities offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

Recent statements, laws and regulations by the Chinese government, including the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law and the Draft Overseas Listing Regulations, have indicated an intent to exert more oversight and control over securities offerings that are conducted overseas and/or foreign investments in China-based issuers. It is uncertain whether the Chinese government will adopt additional requirements or extend the existing requirements to apply to Click Services. We could be subject to approval or review of Chinese regulatory authorities to pursue this offering. Any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. Further, if we were to become subject to PRC laws and/or authorities we could incur material costs to ensure compliance and experience devaluation of our Ordinary Shares or our Ordinary Shares may be prohibited from trading or may be delisted.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our Ordinary Shares.

Our business is conducted in Hong Kong through our operating subsidiaries, namely JFY Corporate and Click Services. Our books and records are reported in Hong Kong dollars, which is the currency of Hong Kong. However, the financial statements that we file with the SEC and provide to our shareholders are presented in U.S. dollars.

Since 1983, Hong Kong dollars have been pegged to the U.S. dollars at the rate of approximately HK$7.80 to US$1.00. Changes in the exchange rate between the Hong Kong dollar and U.S. dollar affect the value of our assets and the results of our operations in U.S. dollars. The value of the Hong Kong dollar against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the Hong Kong’s political and economic conditions and perceived changes in the economy of Hong Kong and the U.S. Any significant revaluation of the Hong Kong dollar may materially and adversely affect our cash flows, revenue, and financial condition.

We cannot assure you that the current policy of the pegging of Hong Kong dollars to U.S. dollars will not be changed in the future. If the pegging system collapses and Hong Kong dollars suffer devaluation, the Hong Kong dollar cost of our expenditures denominated in foreign currency may increase. This would in turn adversely affect the operations and profitability of our business.

The enforcement of laws and rules and regulations in China can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties that could limit the availability of legal protections, which could result in a material change in our operations and/or the value of our Ordinary Shares.

Hong Kong is a special administrative region of the PRC. Following British colonial rule from 1842 to1997, China assumed sovereignty under the “one country, two systems” principle. The Hong Kong special administrative region’s constitutional document, the Basic Law, ensures that the current political situation will remain in effect for 50 years. The laws previously in force in Hong Kong, that is, the common law, rules of equity, ordinances, subordinate legislation and customary law are maintained. Hong Kong has enjoyed the freedom to function with a high degree of autonomy for its affairs, including currencies, immigration and customs operations, and its independent judiciary system and parliamentary system. Hong Kong is responsible for its own domestic affairs including, but not limited to, the judiciary and courts of last resort, immigration and customs, public finance, currencies and extradition.

Hong Kong continues using the English common law system. On July 14, 2020, the U.S. signed an executive order to end the special status enjoyed by Hong Kong post-1997. In addition, if the PRC attempts to alter its agreement to allow Hong Kong to function autonomously, it could potentially impact Hong Kong’s common law legal system and may, in turn, bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operations. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the U.S. or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in this prospectus based on Hong Kong laws.

Currently, all of our operations are conducted in Hong Kong and all of our assets are located outside the U.S. A majority of our directors and officers are Hong Kong nationals or residents and a substantial portion of their assets are located outside the U.S. in Hong Kong. As such, you may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus. While judgments entered in the U.S. can be enforced in Hong Kong under common law, if you want to enforce a U.S. judgment in Hong Kong, it must be a final judgment, conclusive upon the merits of the claim, for a liquidated amount in a civil matter and not involving taxes, fines, penalties or similar charges. Further, the proceedings in which the judgment was obtained cannot be contrary to natural justice, and the enforcement of the judgment cannot be contrary to Hong Kong public policy. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. In addition, should the PRC choose to exercise regulatory control over Hong Kong or otherwise impose PRC laws over Hong Kong, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the British Virgin Islands and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. For more information regarding the relevant laws of the British Virgin Islands and Hong Kong, see “Enforceability of Civil Liabilities.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a BVI business company and substantially all of our assets are located outside of the U.S. In addition, all of our current directors and officers are nationals and residents of countries other than the U.S. Substantially all of the assets of these persons are located outside the U.S. and primarily in Hong Kong, where each of our directors are located. David Fong & Co., our counsel as to Hong Kong law, is of the opinion of there is currently no arrangement providing for the reciprocal enforcement of judgements between Hong Kong and the U.S., as such judgments of U.S. courts will not be directly enforced in Hong Kong. There is uncertainty as to whether the courts of Hong Kong would: (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S.; or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S. As a result, it may be difficult for a shareholder to effect service of process within the U.S. upon these persons or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. Even if you are successful in bringing an action of this kind, the laws of the BVI may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the BVI, see “Enforceability of Civil Liabilities.” As a result of all of the above, our shareholders may have more difficulties in protecting their interests through actions against us or our officers, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the U.S.

Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may dampen growth in Hong Kong, where the majority of our customers reside.

Political events, international trade disputes, and other business interruptions could harm or disrupt international commerce and the global economy, and they could have a material adverse effect on us and our customers, our service providers, and our other partners. International trade disputes could result in tariffs and other protectionist measures that may materially and adversely affect our business.

Tariffs could increase the cost of the services and products, which could affect customers’ investment decisions. In addition, political uncertainty surrounding international trade disputes and the potential of their escalation to trade war and global recession could have a negative effect on customer confidence, which could materially and adversely affect our business. We also may have access to fewer business opportunities, and our operations may be negatively impacted as a result. In addition, the current and future actions or escalations by either the U.S. or China that affect trade relations may cause global economic turmoil and potentially have a negative impact on our markets, our business, or our results of operations, as well as the financial condition of our clients, and we cannot provide any assurances as to whether such actions will occur or the form that they may take.

Risks Related to Our Business

Our financial performance is dependent on our ability to continually secure demand for our services.

We do not enter into long-term agreement with any of our customers and our customers are engaged in a wide spectrum of sectors, particularly professional services, nursing and logistics sectors. The needs of each of our clients for services may vary significantly from time to time. It is difficult to accurately project our clients’ future needs or the frequency at which services will be requested, as demand for our services varies based on the requirements of our clients. Whether our clients need to use our services depends on a number of factors which may vary from time to time, including, the availability of manpower in the market, as well as discrepancies in permanent and temporary staffing, staffing to workload volume ratios and service capacity of our clients. There is no assurance that the frequency of our clients’ need for services will be in line with our projections or that any of our clients will continue to require our services at the same level in the future. Should our clients reduce their need for services or cease to require any services provided by us or if we are not able to accurately predict our clients’ staffing needs, our business and financial performance may be adversely affected.

We can give no assurance that we will be able to source a reliable supply of personnel to take up assignments to meet clients’ demand; such uncertainty could affect our business and financial performance.

As of the date of this prospectus, there were over 11,326 personnel registered with us. These registered personnel are independent contractors and are not our employees. Some of them remain registered with our competitors while being registered with us. Furthermore, they are not obliged to take up any assignment referred to them by us. There is no assurance that we have sufficient registered personnel who are available to take up assignments referred to them by us to meet our clients’ demand. Our business and financial performances may be adversely affected by a decrease in the number of personnel registered with us and/or by the inability of personnel registered with us to take up assignments referred to them by us.

We may not be able to completely match the quality of personnel with the requirements of our clients which may negatively affect demand for our services.

Our success is dependent on the matching between the personnel and the placements with our clients. Whether we could completely match the quality of the personnel with the requirements of our clients relies heavily on the effectiveness of our system as well as properly trained employees that screen and match personnel with our clients. If we are not able to completely match personnel for acceptable qualifications, experience and performance, our clients may lose confidence in our services, which may damage our reputation and result in clients opting to use competitors’ services or their own resources.

We have no guarantee over the quality of services provided by the personnel being placed which may negatively affect our reputation and demand for our services.

As the personnel registered with us are independent contractors, not our employees, we have no guarantee over the personnel’s performance to ensure the quality of services provided by them can be maintained. Our reputation may be affected by the quality of services provided by the personnel placed by us which is not within our control. There is no assurance that our clients’ confidence in us can be maintained if the quality of services provided by the personnel placed by us is not up to standard.

Absence of long-term service contracts with our clients may create difficulties in projecting our clients’ need for our services and any resulting failure to meet demand from our clients in a timely manner may affect our business and financial performance.

We do not enter into long-term service contracts with the majority of our clients. The absence of long-term service contracts with our clients means that our Group may not be able to forecast with certainty the service level that clients will require from us in a given period. Thus, our Group may have difficulties identifying suitable healthcare personnel to meet demand in a timely manner. Failure to meet clients’ needs may result in loss of clients which will adversely affect our business and financial performance.

Our revenue can vary subject to the hiring needs of our customers from time to time.

We focus on providing professionals and qualified personnel in the accounting and finance, healthcare and logistic industries on a temporary assignment-by-assignment basis, which customers can generally reduce their level of use when compared to prior periods. Our business is significantly affected by our customers’ hiring needs from time to time, which are dependent on variety of factors including overall economic condition, industry development, and business development of our customers. Our customers may reduce or postpone or terminate their recruiting assignments with us and, therefore, affect demand for our services. Our clients may also directly engage the personnel previously referred by us upon expiry of certain restrictive period as set out in relevant agreements, which may make us particularly vulnerable to a significant decrease in revenue within a short period of time that could be difficult to quickly replace. This could have a material adverse effect on our business, financial condition and results of operations.

We have a customer concentration, with a limited number of customers accounting for a significant portion of our total revenue. If we are unable to retain a broad group of existing customers, lose one or more significant customers, or fail to attract new customers, our results of operations could suffer.

For the years ended December 31, 2023 and 2022, revenue from top five customers of our Group accounted for 51.6% and 48.4% of our Group’s total revenue. Increasing the growth and profitability of our business is particularly dependent upon our ability to retain existing customers and capture additional customers. Our ability to do so is dependent upon our ability to provide high quality services and offer competitive prices. If we are unable to execute these tasks effectively, we may not be able to attract a significant number of new customers and our existing customer base could decrease, including the loss of a significant customer, either or all of which could have an adverse impact on our revenues.

Complaints from our clients may affect our reputation and our ability to retain our existing clients and secure new clients.

We may receive complaints from clients mostly in relation to service standards of the personnel provided through our services. If the number of complaints in relation to service standards of the personnel placed by us increases, our reputation could be affected by these complaints which may have negative impact on our ability to retain existing clients or our ability to secure new clients. Our clients may not continue to use our services which could have an adverse impact on our business and financial performance.

Any negative publicity, allegations, complaints or claims made against us may adversely affect our reputation, business, financial position, results of operations and price of our Shares.

Since our establishment, there has not been any negative publicity and allegations made by personnel registered with us against our Group. However, we cannot assure you that any allegations, complaints and claims will not be made against us in the future. Any allegations, complaints or claims against us, regardless of their validity, could cause negative publicity, give rise to potential liability and adversely affect our reputation and the price of our Shares. In addition, we may have to divert management and other resources to address relevant allegations, complaints or claims which may adversely affect our business and results of operations. In the event that our insurance coverage is inadequate, we may have to pay out of our own resources to compensate the personnel for any damages suffered if the court does not rule in our Group’s favor based on its interpretation of the facts of such claims and we are found to be at fault. If any complaint escalates to become a claim against us, even unsuccessful, we may have to divert resources to address the claim. Liabilities in respect of such claims could adversely affect our financial position and results of operations.

Our insurance coverage may not be sufficient to cover all losses or potential claims from our clients which losses could affect our business, financial condition and results of operations.

We may become subject to liabilities against which we are not insured adequately or at all or liabilities against which cannot be insured. Should any significant property damage or personal injury occur in our facilities or to our employees due to accidents, natural disasters, or similar events, our business may be adversely affected, potentially leading to a loss of assets, lawsuits, employee compensation obligations, or other form of economic loss. Although our Directors believe that we have sufficient insurance coverage in accordance with industry practices, and we will increase our insurance coverage when necessary, there is no guarantee that our existing insurance coverage is sufficient to indemnify us from possible losses or that we can be insured on terms which are acceptable to us. Our insurance policies also may not continue to be available at economically acceptable premiums, or certain types of insurance may not be obtained at a reasonable cost, or at all. For example, insurance covering losses from acts of war, terrorism, or natural catastrophes is either unavailable or cost prohibitive. Any losses that we may incur which we are not insured against may adversely affect our business, financial condition and results of operations.

We may be involved in the potential claims by our clients against the personnel placed by us arising from their misconduct or alleged misconduct in the course of providing services to our clients. Our insurance may not be sufficient to cover medical negligence and similar claims. If we incur any loss that is not covered by our insurance policies or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

Possible third parties’ claims or lawsuits arising from the negligence of personnel placed by us may affect our business, financial condition and results of operations.

While the personnel being placed with our clients in a self-employed capacity as independent contractors and under the supervision of our clients during the performance of their duties, their negligence, omission or misconduct in connection with the performance of their duties may lead to lawsuits or claims against us. If our clients suffer any losses or damage arising from the negligent acts of the personnel placed by us, claims may be lodged against such personnel and us. We may incur additional costs to settle or defend these claims and our business, financial condition and results of operations may be adversely affected.

We could be harmed by improper disclosure or loss of sensitive or confidential employee or customer data, including personal data.

We, acting as a human resources solution service provider, store, process and transmit a large amount of data, including personal information of our employees, customers and the personnel registered with us. In doing so, we rely on our own technology and systems, and those of third-party vendors we use for a variety of processes. We and our third-party vendors have established policies and procedures to help protect the security and privacy of this information. Unauthorized disclosure or loss of sensitive or confidential data may occur through a variety of methods. These include, but are not limited to, systems failure, employee negligence, fraud or misappropriation, or unauthorized access to or through our information systems, whether by our employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who may develop and deploy viruses, worms or other malicious software programs.

Such disclosure, loss or breach could harm our reputation and subject us to government sanctions and liability under our contracts and laws that protect sensitive or personal data and confidential information, resulting in increased costs or loss of revenues. It is possible that security controls over personal data and other practices we and our third-party vendors follow may not prevent the improper access to, disclosure of, or loss of such information. Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions in which we provide services. Any failure or perceived failure to successfully manage the collection, use, disclosure, or security of personal information or other privacy related matters, or any failure to comply with changing regulatory requirements in this area, could result in legal liability or impairment to our reputation in the marketplace.

In compliance with the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) we are obliged to keep all such data confidential. If any personal data provided by personnel is improperly disclosed to third parties, such personnel may take legal action against us for damages and/or compensation for the loss that may have arisen therefrom. Any relevant claims or legal action taken against us may affect our reputation and results of operations. There is no assurance that there will not be any improper disclosure of personal data or unauthorized access to our database.

Our services depend on the reliability of computer systems maintained by us or our outsourcing vendors and the ability to implement, maintain and upgrade our information technology and security measures.

Our services depend on the reliability of computer systems maintained by us and our outsourcing vendors to operate efficiently and reliably at all times. Certain emergencies or contingencies could occur, such as a natural disaster or a significant power outage, which could temporarily shut down our facilities and computer systems. Further, our cybersecurity measures may not detect, prevent or control all attempts to compromise our systems, including distributed denial-of-service attacks, viruses, Trojan horses, malicious software, break-ins, phishing attacks, third-party manipulation, security breaches, employee misconduct or negligence or other attacks, risks, data leakage and similar disruptions that may jeopardize the security of data stored in and transmitted by our systems or that we otherwise maintain. In addition, if the technological and operational platforms and capabilities become outdated, we will be at a disadvantage when competing with our competitors. In addition, our failure to back up our data and information in a timely manner may cause material disruption of our business operation and may therefore adversely affect our business and results of operations.

There is no assurance that we can generate sufficient cash flow from operating activities and/or obtain external financing in the future to meet our operational needs.

For the year ended December 31, 2023, we had net cash inflow from our operating activities of approximately US$0.4 million, primarily arising from our operating profit adjusted for changes in working capital. For the year ended December 31, 2022, we had net cash outflow in our operating activities of approximately US$0.3 million mainly because of temporary cash flow imbalances arising from timing difference between payroll payments made by us to personnel placed and receipt of payments from clients for our services. Accordingly, we require significant amount of working capital to fund the payroll of placement filled by us before the corresponding payments from clients. There is no assurance that we will be able to generate such net cash inflows from operating activities in the future. In the event we are not able to generate sufficient funds to finance our operations, and not able to finance from our external sources, our operations and financial position will be materially and adversely affected.

We are affected by the macroeconomic, political, regulatory, social and other factors beyond our control mainly in Hong Kong.

Currently, we have our entire operations in Hong Kong. We are affected by macroeconomic factors, such as general economic conditions, population growth, infrastructure development, and market sentiment which are in part, influenced by government spending, infrastructure spending, unemployment rates, real disposable income, inflation, recession, stock market performance, interest rate environment, regulatory policies, foreign investment, gross domestic product growth, business sentiment and economic outlook, all of which are beyond our control. Moreover, political and social stability, taxation, price and exchange control regulations, industry laws and regulations in Hong Kong. There is no assurance that such conditions will not develop in a manner that will have an adverse effect for our operations and financial performance.

We are subject to claims against us in relation to our sales contracts or operations.

Our sales contracts with our customers include terms that provide for breach of contracts, liquidated damages and penalties triggered by certain events such as inability to fulfill the delivery obligations. As such, we may be involved in disputes with our customers, or subject to any material claims, damages or losses. These disputes may lead to legal or other proceedings and may damage our reputation and divert our resources and management’s attention. Significant costs may have to be incurred in settling such disputes or defending ourselves in such proceedings. If we are not successful in defending ourselves in such proceedings, we may be liable for damages, the amount of which may be significant. In addition, we may have disagreements with regulatory bodies in the course of our operations, which may subject us to administrative proceedings or unfavorable decrees that may result in liabilities and cause other material and adverse effects on our business, results of operations and financial positions.

We may be liable for various obligations as an employer in the event that we place and allocate jobs to personnel in our talent pool which may adversely affect our financial position.

As advised by the Company’s Hong Kong legal advisers, except for the placement of staff directly employed by us for the human resources solutions of professional services, the provision of other human resources solution services by us, in particular the placement of personnel from our talent pool does not render us an employer of that personnel under the Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (the “Employment Ordinance”) given that there is no employment relationship between the personnel registered with us and our Group, nor is there an employer-employee relationship. As advised by the Company’s Hong Kong legal advisers, so far as our Group is concerned, the circumstances of engagement tend to suggest that the registered personnel would most likely be treated as independent contractors, rather than employees, of our Group since (i) such personnel generally have their right to decide whether to provide services to the customers introduced by our Group; (ii) they do not provide exclusive services to customers introduced by the Group; and (iii) they have the right to transfer or outsource the service opportunities introduced by our Group to another registered personnel. If we are considered to be an employer of the personnel placed by us under the applicable laws and regulations of Hong Kong, we may be liable for various obligations as an employer, such as contributing to the mandatory provident fund (including all possible penalties applicable to employers under the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (the “MPFS Ordinance”), compensating the personnel for annual leave and statutory holiday entitlements, as well as providing other benefits to the personnel as required under the applicable laws and regulations of Hong Kong. This may result in liabilities and cause other material and adverse effects on our business, results of operations and financial positions.

We have significant working capital needs and if we are unable to satisfy those needs from cash generated from our operations or borrowings under our debt instruments, we may not be able to continue our operations.

We require significant amounts of working capital to operate our business. We often have high receivables from our customers, and as a human resources and staffing company, we are prone to cash flow imbalances because we have to fund payroll payments to temporary workers before receiving payments from clients for our services. Cash flow imbalances also occur because we must pay temporary workers even when we have not been paid by our customers. If we experience a significant and sustained drop in operating profits, or if there are unanticipated reductions in cash inflows or increases in cash outlays, we may be subject to cash shortfalls. If such a shortfall were to occur for even a brief period of time, it may have a significant adverse effect on our business. In particular, we use working capital to pay expenses relating to our temporary workers and to satisfy our workers’ compensation liabilities. As a result, we must maintain sufficient cash availability to pay temporary workers and fund related tax liabilities prior to receiving payment from customers.

In addition, our operating results tend to be unpredictable from quarter to quarter. Any period of time with low operating results or cash flow imbalances could have a material adverse effect on our business, financial condition and results of operations.

We derive working capital for our operations through cash generated by our operating activities and borrowings under our debt instruments. If our working capital needs increase in the future, we may be forced to seek additional sources of capital, which may not be available on commercially reasonable terms. The amount we are entitled to borrow under our debt instruments is calculated monthly based on the aggregate value of certain eligible trade accounts receivable generated from our operations, which are affected by financial, business, economic and other factors, as well as by the daily timing of cash collections and cash outflows. The aggregate value of our eligible accounts receivable may not be adequate to allow for borrowings for other corporate purposes, such as capital expenditures or growth opportunities, which could reduce our ability to react to changes in the market or industry conditions.

We are exposed to credit risks of our customers.

We are exposed to credit risks of our customers. As at December 31, 2023 and 2022, our Group had accounts receivable of $850,193 and $802,592 respectively. We do not have access to all the information necessary to form a comprehensive view on the creditworthiness. The complete financial and operational conditions of customers are not always available to us, and we may not be in any position to obtain such information. As a result, if any of our major customers experiences any financial difficulty and fail to settle the outstanding amounts due to us in accordance with the agreed credit terms, our working capital position may be adversely affected.

We depend on attracting, integrating, managing, and retaining qualified internal personnel.

Our success is substantially dependent upon our ability to attract, integrate, manage and retain personnel who possess the skills and experience necessary to fulfill our customers’ needs. Our ability to hire and retain qualified personnel could be impaired by any diminution of our reputation, decrease in compensation levels relative to our competitors or modifications to our total compensation philosophy or competitor hiring programs. If we cannot attract, hire and retain qualified personnel, our business, financial condition and results of operations may suffer. Our future success also depends upon our ability to manage the performance of our personnel. Failure to successfully manage the performance of our personnel could affect our profitability by causing operating inefficiencies that could increase operating expenses and reduce operating income.

We depend on our ability to attract and retain qualified temporary workers.

In addition to the members of our own team, our success is substantially dependent on our ability to recruit and retain qualified temporary workers who possess the skills and experience necessary to meet the staffing requirements of our customers. We are required to continually evaluate our base of available qualified personnel to keep pace with changing customer needs. Competition for individuals with proven professional skills is intense, and demand for these individuals is expected to remain strong for the foreseeable future. There can be no assurance that qualified personnel will continue to be available.

We are dependent on our management team.

Our success is, to a large extent, attributable to our executive director’ strategies and visions as well as their involvement in key aspects of our business, including but not limited to the acquisition and maintenance of new and existing customer relationships, pricing of our services, and overall management of our operations. The business of the Group was founded by Mr. Chan Chun Sing, our Controlling Shareholder, Chairman of the BOD, and Chief Executive Officer. Further, our team of executive officers have worked for our Group possess extensive industry contacts and knowledge, and are familiar with our business operations and have established good relationships with our customers.

Our Company’s success and growth therefore depends on our ability to identify, hire, train and retain suitable, skilled and qualified key personnel. The loss of service of our directors, executive officers or other key personnel without suitable and timely replacements or the inability to attract and retain qualified management personnel, will materially and adversely affect our operations and financial performance.

We operate in an intensely competitive and rapidly changing business environment, and there is a substantial risk that our services could become obsolete or uncompetitive.

The markets for our services are highly competitive. Our markets are characterized by pressures to provide high levels of service, incorporate new capabilities and technologies, accelerate job completion schedules and reduce prices. Furthermore, we face competition from a number of sources, including other executive search firms and professional search, staffing and consulting firms. Several of our competitors have greater financial and marketing resources than we do. New and existing competitors are aided by technology, and the market has low barriers to entry. Furthermore, internet employment sites expand a company’s ability to find workers without the help of traditional agencies. Personnel agencies often work as intermediaries, helping employers accurately describe job openings and screen candidates. Increasing the use of sophisticated, automated job description and candidate screening tools could make many traditional functions of staffing companies obsolete. Specifically, the increased use of the internet may attract technology-oriented companies to the professional staffing industry. Free social networking sites such as LinkedIn and Facebook are also becoming a common way for recruiters and employees to connect without the assistance of a staffing company.

Our future success will depend largely upon our ability to anticipate and keep pace with those developments and advances. Current or future competitors could develop alternative capabilities and technologies that are more effective, easier to use or more economical than our services. In addition, we believe that, with continuing development and increased availability of IT, the industries in which we compete may attract new competitors. If our capabilities and technologies become obsolete or uncompetitive, our related sales and revenue would decrease. Due to competition, we may experience reduced margins on our services, loss of market share, and loss of customers. If we are not able to compete effectively with current or future competitors as a result of these and other factors, our business, financial condition and results of operations could be materially adversely affected.

We may be subject to litigation, claims or other disputes.

We may from time to time be involved in disputes arising from contracts with customers, employees, independent contractors in our talent pool or other third parties. Claims may also arise from disputes with customers and/or independent contractors in our talent pool on matters relating to payment and/or contractual performance. Claims involving us could result in time-consuming and costly litigations, arbitration, administrative proceedings or other legal procedures. Expenses we incur in legal proceedings or arising from claims brought by or against us may materially and adversely affect our financial performance.

Actions brought against us may result in settlements, awards, injunctions, fines, penalties and other results adverse to us. Moreover, liquidated damages, legal proceedings resulting in unfavorable judgment may harm our reputation, cause financial losses and damage our prospects of being awarded future contracts, thereby materially and adversely affecting our operations, financial performance and prospects.

We are dependent on external financing to support our business growth.

We rely on bank loans to finance our operations. Our total borrowings were approximately US$0.4 million, US$0.5 million and US$0.6 million as at June 30, 2024 and December 31, 2023 and 2022, respectively.

Our ability to obtain adequate financing on terms which are acceptable to us depends on a number of factors such as our financial strength, our creditworthiness and our prospects, and other factors that are beyond our control, including general economic, industry, liquidity and political conditions, the terms on which financial institutions are willing to extend credit to us, central bank’s policy rates and cash reserve requirements for banks, and the availability of other sources of debt financing or equity financing. There may also be covenants that restrict our ability to pay dividends and/or restrict our flexibility in utilizing working capital to react to changes in the business environment. Additionally, our business requires significant amount of working capital to fund the payroll of placement filled by us before the corresponding payments from clients, and inability to finance the payroll payment and temporary cash flow imbalance arising therefrom can adversely affect our operation and curtail our business growth. If all or a substantial portion of our bank facilities are withdrawn, or we cannot access additional banking facilities, our operations and financial performance will be adversely and materially affected.

In addition, our finance costs were US$17,421, US$25,018 and US$5,487, or approximately 3.4%, 2.8% and 3.0% of our profit before income tax for the six months ended June 30, 2024 and the years ended December 31, 2023 and 2022, respectively. Since we rely on these facilities to finance our operations, any increase in interest rates on facilities extended to us may have a material and adverse impact on our financial performance.

We may default on our obligations under our credit facilities.

We entered into banking facilities with a bank in Hong Kong which include an overdraft facility and revolving term loan. A failure to repay any of the indebtedness under our banking facilities as they become due or to otherwise comply with the covenants contained in any of such agreements could result in an event of default thereunder. If not cured or waived, an event of default under any of such agreements could enable the lender thereunder to declare all borrowings outstanding on such debt, together with accrued and unpaid interest and fees, to be due and payable. In such an event, we may not be able to pay dividends or have sufficient liquidity to meet operating and capital expenditure requirements. Any such acceleration could cause us to lose a substantial portion of our assets and will substantially adversely affect our ability to continue our operations.

We are exposed to risks of infringement of our intellectual property rights and the unauthorized use of our trademarks by third parties.

We have registered our trademark to protect our intellectual property rights in Hong Kong. Should our trademark be violated or infringed, there may be confusion by potential customers who have not previously worked with us.

Given our limited resources, we may not be able to effectively prevent third parties from violating our Company’s intellectual property rights. There is also no assurance that we will be able to obtain adequate remedies in the event of a violation of our intellectual property rights by our competitors or other third parties. If we fail to protect our intellectual property rights adequately, there may be an adverse impact on our Company’s reputation, goodwill and financial performance.

As of the date of this prospectus, whilst we have not experienced any claims for intellectual property rights infringement, there is no assurance that the products, services, technologies and advertising we use in our business do not or will not infringe valid intellectual property rights held by third parties in the future. In the event of any claims or litigation by third parties involving infringement of their intellectual property rights, whether with or without merit, our operations and financial performance may be adversely affected.

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud.

We have limited accounting personnel and resources to address our ICFR. Our management has not completed an assessment of the effectiveness of our ICFR and our independent registered public accounting firm has not conducted an audit of our ICFR. However, in connection with the audits of our CFS for the years ended December 31, 2023 and 2022, we and our independent registered public accounting firm identified material weaknesses in our ICFR as well as other control deficiencies for the above mentioned periods. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in ICFR. There is a reasonable possibility that a material misstatement in our annual or interim financial statements may not be prevented or detected on a timely basis. The material weakness identified is related to (i) inadequate segregation of duties for certain key functions due to limited staff and resources; and (ii) a lack of qualified personnel who are knowledgeable in U.S. GAAP and pertinent SEC reporting requirements; and (iii) a lack of well-established policies and procedures to ensure timely account reconciliations, review and detection of errors or inaccuracies in the Company’s consolidated financial statements.

We intend to implement measures designed to improve our ICFR to address the underlying causes of these material weaknesses, including (i) hiring more qualified staff to enable proper segregation of duties; (ii) establishing policies and procedures designed to prevent and/or detect unauthorized transactions; and (iii) implementing procedures designed to strengthen our financial reporting process and ability to reduce the risk of material misstatement in our CFS. We intend to implement the above measures prior to the listing and we expect the remediation to be completed upon listing.

Effective ICFR is important to prevent fraud. The market for and trading price of our Shares may be materially and adversely affected if we do not have effective internal controls. We may not be able to discover problems in a timely manner and our current and potential shareholders may lose confidence in our financial reporting, which may harm our business and the trading price of our Shares. The absence of ICFR may inhibit investors from purchasing our Shares and may make it more difficult for us to raise funds in debt or equity financing. Additional material weaknesses or significant deficiencies may be identified in the future. If we identify such issues or if we are unable to produce accurate and timely financial statements, our stock price may decline and we may be unable to maintain compliance with the Nasdaq Capital Market Company Guide.

We may make acquisitions which could divert the attention of management and which may not be integrated successfully into our existing business.

We may pursue acquisitions to increase our market penetration, enter new geographic markets and expand the scope of services we provide. We cannot guarantee we will identify suitable acquisition candidates, that acquisitions will be completed on acceptable terms or that we will be able to integrate successfully the operations of any acquired business into our existing business. The acquisitions could be of significant size and involve operations in multiple jurisdictions. The acquisition and integration of another business would divert management attention from other business activities. This diversion, together with other difficulties we may incur in integrating an acquired business, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may borrow money or issue capital stock to finance acquisitions. Such borrowings might not be available on terms as favorable to us as our current borrowing terms and may increase our leverage, and the issuance of capital stock could dilute the interests of our stockholders. Currently, we are not contemplating the acquisition of any specific entity.

Risk Related to Our Corporate Structure

We are incorporated under the law of the British Virgin Islands and conduct substantially all of our operations, and all of our directors and executive officers reside, outside of the U.S. You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited.

We are incorporated under the laws of the British Virgin Islands. We conduct our operations outside the U.S. and substantially all of our assets are located outside the U.S. In addition, substantially all of our directors and executive officers named in this prospectus reside outside the U.S., and most of their assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon our directors or officers or to enforce judgments obtained in the U.S. courts against our directors and officers.

Our corporate affairs are governed by our memorandum and articles of association, the BCA and the common law of the British Virgin Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under the British Virgin Islands laws are to a large extent governed by the BCA and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from the English common law, which has persuasive, but not binding authority, on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary duties of our directors under the British Virgin Islands laws may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the British Virgin Islands has a less developed body of securities laws than the U.S. In addition, British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the U.S.

Shareholders of a BVI business company like us could, however, bring a derivative action in the BVI courts, and there is a clear statutory right to commence such derivative claims under Section 184C of the BCA. The circumstances in which any such action may be brought, and the procedures and defences that may be available in respect to any such action, may result in the rights of shareholders of a BVI business company being more limited than those of shareholders of a company organized in the U.S. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The BVI courts are also unlikely to recognize or enforce against us judgments of courts in the U.S. based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the BVI, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the BVI of judgments obtained in the U.S., although the courts of the BVI will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. The BCA offers some limited protection of minority shareholders. The principal protection under statutory law is that shareholders may apply to the BVI court for an order directing the company or its director(s) to comply with, or restraining the company or a director from engaging in conduct that contravenes the BCA. Under the BCA, the minority shareholders have a statutory right to bring a derivative action in the name of and on behalf of the company in circumstances where a company has a cause of action against its directors. This remedy is available at the discretion of the BVI court. A shareholder may also bring an action against the company for breach of duty owed to him as a shareholder. A shareholder who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI court for an order to remedy the situation.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English common law. Under the general rule pursuant to English common law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the BOD.

However, every shareholder is entitled to have the affairs of the company conducted properly according to BVI law and the constitutional documents of the company. As such, if those who control the company have persistently disregarded the requirements of the BVI law and the constitutional documents of the company, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe or are about to infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

Under the laws of the BVI, the rights of minority shareholders are protected by provisions of the BCA dealing with shareholder remedies and other remedies available under common law (in tort or contractual remedies). The principal protection under statutory law is that shareholders may bring an action to enforce the constitutional documents of the company (i.e. the memorandum and articles of association) as shareholders are entitled to have the affairs of the company conducted in accordance with the BCA and the memorandum and articles of association of the company. A shareholder may also bring an action under statute if he feels that the affairs of the company have been or will be carried out in a manner that is unfairly prejudicial or discriminating or oppressive to him. The BCA also provides for certain other protections for minority shareholders, including in respect of investigation of the company and inspection of the company books and records. There are also common law rights for the protection of shareholders that may be invoked, largely dependent on English common law, since the common law of the BVI for business companies is limited.

Certain corporate governance practices in the BVI, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the BOD or Controlling Shareholders than they would as public shareholders of a company incorporated in the U.S. For a discussion of significant differences between the provisions the Companies Act and the laws applicable to companies incorporated in the U.S. and their shareholders, please refer to the section titled “Description of Share Capital — Differences in Corporate Law”.

Risks Related to Our Shares

This is a best-efforts offering, no minimum amount of securities is required to be sold and we may not raise the amount of capital we believe is required for our business plans.

The Placement Agents have agreed to use their reasonable best efforts to solicit offers to purchase the securities being offered in this offering. The Placement Agents have no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agents fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to fund for our operations as described in the “Use of Proceeds” section herein. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and even if we raise the maximum offering amount in this public offering, we will need to raise additional funds in the future, which may not be available or available on terms acceptable to us.

Our offering price of $0.6 per Share constitutes a significant discount to the current market price of our Shares, our Share price may suffer immediate decline and existing Shareholders may suffer significant dilution after completion of this offering.

On April 1, 2025, the last reported sale price of our Ordinary Shares on Nasdaq was $2.64 per share. Our offering price of $0.6 per Share constitutes a significant discount to our last reported sale price, such significant discount may have immediate negative impact on the market price of our Shares, causing our Share price to immediately decline after completion of the offering.

The final public offering price was determined through negotiation between us, the Placement Agents, and the investors based upon a number of factors, including our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general conditions of the securities markets at the time of the offering. In particular, we believe that the final offering price ultimately depends on our assessment of investors’ sentiment in our Shares and we consider, weigh and prioritize this factor as the utmost important factor in determining our final offering price.

As of the date of this prospectus, we had 17,880,000 Shares issued and outstanding and we are offering up to an aggregate of 13,800,000 Ordinary Shares to potential investors, constituting approximately 77.2% of our existing Share capital. Our existing Shareholders may suffer significant dilution after completion of this offering.

Although our Shares currently trade at a market price well above the offering price of $0.6 per Share, the daily trading volume and turnover is insignificant when compared to the number of Ordinary Shares we are offering to potential investors under this offering. It was therefore essential for us to determine an offering price that matches with our assessment of the investors’ sentiment given the significant number of Shares we are offering as opposed to our current market price which has low correlation to the actual value of our securities given the thin trading volume and turnover. After deducting the estimated Placement Agents commissions and estimated offering expenses payable by us, we expect to receive net proceeds of approximately $7.3 million from this offering, based on an offering price of $0.60 per Share, without a strong sentiment from interested investors to complete this offering, we may not be able to implement our future business plans.

Our Share price may be volatile, and you may lose all or part of your investment. Such rapid and substantial price volatility, including any stock run-up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

The trading price for our Shares may be volatile and subject to wide fluctuations in response to factors including the following:

•        actual or anticipated fluctuations in results of operations;

•        actual or anticipated changes in our growth rate relative to our competitors, as well as announcements by us or our competitors of significant business developments, changes in relationships with our target customers, vendors, acquisitions or expansion plans;

•        failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public, as well as variance in our financial performance from the expectations of market analysts;

•        issuance of new or updated research or reports by securities analysts;

•        Share price and volume fluctuations attributable to inconsistent trading volume levels of our Shares;

•        additions or departures of key management or other personnel;

•        our involvement in litigation;

•        disputes or other developments related to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technology;

•        announcement or expectation of additional debt or equity financing efforts;

•        sales of our Shares or other securities by us, our insiders or our other shareholders, or the perception that these sales may occur in the future;

•        the trading volume of our Shares;

•        market conditions in our industry;

•        changes in the estimation of the future size and growth rate of our markets;

•        market conditions in our industry;

•        changes in the estimation of the future size and growth rate of our markets; and

•        general economic, market or political conditions in the U.S. or elsewhere.

These and other market and industry factors may cause the market price and demand for our Shares to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their Shares and may otherwise negatively affect the liquidity of our Shares. In addition, the stock market in general, and Nasdaq Capital Market and emerging growth companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Such rapid and substantial price volatility, including any stock run-up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares. Such broad market fluctuations, and other factors (such as variations in operating results, and changes in regulations affecting us and our industry) may adversely affect the market price of our Shares, if a market for them develops.

Volatility in our Share price may subject us to securities litigation.

The market for our Shares may have, when compared to seasoned issuers, significant price volatility and we expect that our Share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation, which could result in substantial costs and liabilities and could divert management’s attention and resources.

Our Shares are expected to initially trade under $5.00 per Share and thus would be known as a penny stock. Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our Shares.

Our Shares are expected to initially trade below $5.00 per Share. As a result, our Shares would be known as a “penny stock”, which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The SEC has regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per Share, subject to certain exceptions. Depending on market fluctuations, our Shares could be considered as a “penny stock.” A penny stock is subject to rules that impose additional sales practice requirements on brokers/dealers who sell these securities to persons other than established Members and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, a broker/dealer must receive the purchaser’s written consent to the transaction prior to the purchase and must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our Shares, and may negatively affect the ability of holders of our Shares to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks generally do not have a very high trading volume. Consequently, the price of the stock is often volatile and you may not be able to buy or sell the stock when you want to.

If we fail to meet applicable listing requirements, Nasdaq Capital Market may delist our Shares from trading, in which case the liquidity and market price of our Shares could decline.

Although our Shares are listed on Nasdaq Capital Market, we cannot assure you we will be able to meet the continued listing standards of Nasdaq Capital Market in the future. If we fail to comply with the applicable listing standards and Nasdaq Capital Market delists our Shares, we and our shareholders could face significant material adverse consequences, including:

•        a limited availability of market quotations for our Shares;

•        reduced liquidity for our Shares;

•        a determination that our Shares are “penny stock,” which would require brokers trading in our Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Shares;

•        a limited amount of news about us and analyst coverage of us; and

•        a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our Shares will be listed on Nasdaq Capital Market, such securities will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq Capital Market, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

If you purchase our Shares in this offering, you will incur immediate and substantial dilution in the book value of your Shares.

Investors purchasing our Shares in this offering will pay a price per Share that substantially exceeds the pro forma as adjusted net tangible book value per Share. As a result, investors purchasing Shares in this offering will incur immediate dilution. For more information on the dilution you may experience as a result of investing in this offering, see “Dilution.”

Our Controlling Shareholders have significant voting power and may take actions that may not be in the best interests of our other shareholders.

As of the date of this prospectus, our Controlling Shareholders hold 79.04% of our issued and outstanding Ordinary Shares. As a result, our Controlling Shareholders will be able to control the management and affairs of our Company and most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. The interests of these shareholders may not be the same as or may even conflict with your interests. For example, these shareholders could attempt to delay or prevent a change in control of us, even if such change in control would benefit our other shareholders, which could deprive our shareholders of an opportunity to receive a premium for their Shares as part of a sale of us or our assets, and might affect the prevailing market price of our Shares due to investors’ perceptions that conflicts of interest may exist or arise. As a result, this concentration of ownership may not be in the best interests of our other shareholders.

Investors may have difficulty enforcing judgments against us, our directors and management.

Click Holdings was incorporated under the laws of the British Virgin Islands and a majority of our directors and officers reside outside the U.S. Moreover, many of these persons do not have significant assets in the U.S. As a result, it may be difficult or impossible to effect service of process within the U.S. upon these persons, or to recover against us or them on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

There is uncertainty as to whether the courts of the British Virgin Islands would recognize or enforce judgments of U.S. courts obtained in actions against us or our directors and officers predicated upon the civil liability provisions of the U.S. federal securities laws, or entertain original actions brought in the British Virgin Islands against us or our directors and officers predicated solely upon U.S. federal securities laws. Further, there is no treaty in effect between the U.S. and the British Virgin Islands providing for the enforcement of judgments of U.S. courts in civil and commercial matters, and there is no statutory enforcement in the British Virgin Islands of judgments obtained in the U.S. Some remedies available under the laws of U.S. jurisdictions, including remedies available under the U.S. federal securities laws, may not be allowed in the British Virgin Islands courts if contrary to public policy in the British Virgin Islands. As a result of all of the above, it may be difficult for you to recover against us or our directors and officers based upon such judgments.

The laws of the British Virgin Islands relating to the protection of the interest of minority shareholders are different from those in the U.S.

Our corporate affairs are governed by the memorandum of association and articles of association, and by the BCA and common law of British Virgin Islands. The rights of shareholders to take action against our directors, action by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are to a large extent governed by the BCA and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the British Virgin Islands.

The laws of the British Virgin Islands relating to the protection of the interests of minority shareholders differ in certain respects from those established under statutes or judicial precedent in existence in the U.S. and other jurisdictions. Such differences may mean that the remedies available to our minority shareholders may be different from those they would have under the laws of other jurisdictions, including the U.S. Potential investors should be aware that there is a risk that provisions of the BCA may not offer the same protection as the relevant laws and regulations in the U.S. may offer, and should consider obtaining independent legal advice on the implications of investing in foreign-incorporated companies.

Our status as a “foreign private issuer” under the SEC rules will exempt us from the U.S. proxy rules and the more detailed and frequent Exchange Act, reporting obligations applicable to a U.S. domestic public company.

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our Shares. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers also are exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

Our status as a foreign private issuer under the Nasdaq Capital Market Company Guide will allow us to adopt certain home country practices in relation to corporate governance matters which may differ significantly from the Nasdaq Capital Market corporate governance listing standards applicable to a U.S. domestic Nasdaq Capital Market listed company.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq Capital Market Company Guide that allow us to follow our home country law for certain governance matters. Certain corporate governance practices in our home country, the British Virgin Islands, may differ significantly from corporate governance listing standards. Under the Nasdaq Capital Market Company Guide, we may in the future decide to use the home country practices exemption with respect to some or all of the other corporate governance rules, provided that we disclose the requirements we are not following and describe the home country practices we are following. However, if we choose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq Capital Market corporate governance listing standards applicable to U.S. domestic issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Ordinary Shares are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors, and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S.-listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting, and other expenses that we will not incur as a foreign private issuer in order to maintain a listing on a U.S. securities exchange.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering; (b) in which we have total annual gross revenue of at least US$1.235 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Shares that is held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter, and (ii) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior 3-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act in the assessment of the emerging growth company’s ICFR. If we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important. The JOBS Act also provides an emerging growth company with the permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. We do not plan to opt-out of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective data.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company,” we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our reporting is not as transparent as the reporting of other companies in our industry. Such differences may prevent us from raising additional capital in the public market as and when we need it.

We will incur increased costs after we cease to qualify as an “emerging growth company.”

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time consuming and costly. After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of Sarbanes-Oxley and the other rules and regulations of the SEC. We cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

We may allocate the net proceeds from this offering in ways that differ from the estimates discussed in the section titled “Use of Proceeds” and with which you may not agree.

The allocation of net proceeds of the offering set forth in the “Use of Proceeds” section below represents our estimates based upon our current plans and assumptions regarding the industry and general economic conditions, and our future revenues and expenditures. We anticipate we will use the net proceeds from this offering for (i) potential investments and/or horizontal acquisition of human resources solution providers; and (ii) general administration and working capital. However, the amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, cash generated by our operations, business developments and rate of growth. Management has broad discretion over the use of proceeds of this offering and we may find it necessary or advisable to use all or portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section entitled “Use of Proceeds.” You may not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. As a result, you and other shareholders may not agree with our decisions. Our failure to apply these funds effectively could have a material adverse effect on our business, financial condition, results of operations and prospects. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or preserve value. See “Use of Proceeds” for additional information.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Ordinary Shares.

A non-U.S. corporation will be a PFIC for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of “passive” income; or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test. Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the Internal Revenue Service, or IRS, will agree with our conclusion or that the IRS would not successfully challenge our position. Fluctuations in the market price of our Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our Ordinary Shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering.

If we were to be, or become, classified as a PFIC for any taxable year during which a U.S. Holder (as defined in the section headed “Material Tax Considerations — U.S. Federal Income Tax Considerations”) holds our Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. We urge U.S. investors to consult their tax advisors regarding the possible application of the PFIC rules. See “Material Tax Considerations — U.S. Federal Income Tax Considerations.”

You are strongly urged to consult your tax advisors regarding the impact of our being a PFIC in any taxable year on your investment in our Shares as well as the application of the PFIC rules.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations, assumptions, estimates or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or the negative of these terms, or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•        our future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

•        our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals;

•        current and future economic and political conditions;

•        our expectations regarding demand for and market acceptance of our services;

•        our expectations regarding our client base;

•        competition in our industry;

•        relevant government policies and regulations relating to our industry;

•        our capital requirements and our ability to raise any additional financing which we may require;

•        overall industry and market performance;

•        changes in the laws that affect our operations;

•        our expectation regarding the use of proceeds from the offering;

•        other assumptions described in this prospectus underlying or relating to any forward-looking statements; and

•        other factors set forth under “Risk Factors.”

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains certain data and information that we obtained from various government and industry publications through publicly available sources. Statistical data in these publications may include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Shares. In addition, the dynamic human resources industry, especially the increase in online activities among players at different stages of the service chain results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our operations. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

After deducting the estimated Placement Agents commissions and estimated offering expenses payable by us, we expect to receive net proceeds of approximately $7.3 million from this offering, based on an offering price of $0.60 per Share. The net proceeds from this offering must be remitted to Hong Kong before we will be able to use the funds to grow our business.

We intend to use the net proceeds of this offering as follows, after we complete the remittance process:

•        approximately 80% for potential investments and/or horizontal acquisition of human resources solution providers; and

•        approximately 20% for general administration and working capital.

We believe the net proceeds and our current cash resources are sufficient to fund our use of proceeds allocations.

The precise amounts and percentage of proceeds we devote to particular categories of activity, and their priority of use, will depend on prevailing market and business conditions as well as on the nature of particular opportunities that may arise from time to time. Accordingly, we reserve the right to change the use of proceeds that we presently anticipate and describe herein.

The foregoing is set forth based on the order of priority of each purpose and represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

To the extent the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

On December 31, 2023, JFY Corporate paid a dividend of HK$2,500,000 (US$320,513) to Mr. Chan Chun Sing. We may declare or pay additional dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our BOD after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the BOD deems relevant, and subject to the restrictions contained in any future financing instruments.

The declaration, amount and payment of any future dividends will be at the sole discretion of our BOD, subject to compliance with applicable British Virgin Islands laws. Our BOD will take into account general economic and business conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, and other implications on the payment of dividends by us to our shareholders or by our subsidiaries to us, and such other factors as our BOD may deem relevant.

Subject to the BCA and our Articles of Association, our BOD may authorize payment of a dividend to our shareholders at such time and of such an amount if they are satisfied, on reasonable grounds, that immediately after the distribution (a) we will be able to pay its debts as they fall due; and (b) the value of our assets exceeds our liabilities.

As we are a holding company incorporated in the BVI with no operating revenue or profit of our own, we rely on dividends paid to us by our subsidiaries for our cash requirements, including funds to pay any dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. Our ability to pay dividends to our shareholders will depend on, among other things, the availability of dividends from our subsidiaries. According to the BCA, a BVI company may make dividends distribution to the extent that immediately after the distribution, the value of the company’s assets exceeds its liabilities and that such company is able to pay its debts as they fall due. According to the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect to dividends paid by us.

Cash dividends, if any, on our Shares will be paid in U.S. dollars.

There are currently no income, withholding or capital gains taxes in the BVI applicable to us. Our shareholders will not be subject to any income, withholding or capital gains taxes in the BVI with respect to their shares and dividends received on those shares, nor will they be subject to any estate or inheritance taxes in the BVI.

CAPITALIZATION

The following tables set forth our cash and cash equivalents and capitalization as of June 30, 2024:

•        on an actual basis; and

•        on a pro forma as adjusted basis to reflect the issuance and sale of 13,800,000 Shares in this offering at an offering price of $0.60 per Share, after deducting the Placement Agents commissions and estimated offering expenses payable by us.

You should read the tables together with our unaudited condensed consolidated financial statements, audited CFS and the related notes included elsewhere in this prospectus and the information under sections “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2024
	Actual	As Adjusted
	(in US$)
Indebtedness:
Short-term bank loans	448,718	448,718
Equity:
Ordinary Shares, US$0.0001 par value per Share, 500,000,000 Shares authorized, 13,500,000 Ordinary Shares outstanding on an actual basis; 27,300,000 Ordinary Shares outstanding on pro forma basis(1)	1,350	2,730
Additional paid-in capital(2)	897,405	8,240,615
Other comprehensive (loss) income	613	613
Retained earnings	483,193	483,193
Total equity	1,382,561	8,727,151
Total capitalization	1,831,279	9,175,869

____________

(1)      Retroactively adjusted to reflect the subdivision and the surrender of Shares in August 2024.

(2)      Additional paid in capital reflects the net proceeds we expect to receive, after deducting Placement Agents commissions and other expenses relating to this offering. We expect to receive net proceeds of approximately $7.3 million (offering proceeds of $8,280,000, less Placement Agents’ commissions of $579,600, Placement Agents’ non-accountable expenses of $82,800 and other offering expenses of approximately $0.3 million).

DILUTION

If you invest in our Ordinary Shares in this offering, your interest will be immediately diluted since the offering price per Share you will pay in this offering is substantially in excess of the net tangible book value per Ordinary Share immediately after this offering.

The net tangible book value of our Ordinary Shares as of June 30, 2024 was $540,139, or $0.04 per share based upon 13,500,000 Ordinary Shares outstanding (with retroactive effect to reflect the subdivision and the surrender of Shares in August 2024). Net tangible book value per Share is the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of Ordinary Shares outstanding. Tangible assets equal our total assets less right-of-use assets of $113,697 and deferred offering costs of $728,725.

The dilution in net tangible book value per Share to new investors, represents the difference between the amount per Share paid by purchasers of our Shares in this offering and the pro forma as adjusted net tangible book value per Share immediately after completion of this offering. After giving effect to the sale of the 13,800,000 Shares being sold pursuant to the offering price of $0.60 per Share, deducting Placement Agents’ commissions of $579,600, Placement Agents’ non-accountable expenses of $82,800 and offering expenses of approximately $0.3 million, our pro forma as adjusted net tangible book value would be approximately $7,884,729 or approximately $0.29 per Share. This represents an immediate increase in net tangible book value of $0.25 per Share to existing shareholders and an immediate decrease in net tangible book value of $0.31 per Share to new investors purchasing the Shares in this offering.

The following table illustrates this per Share dilution to new investors purchasing Ordinary Shares in this offering:

As of June 30, 2024
Offering price per Ordinary Share	$0.60
Net tangible book value per Ordinary Share as of June 30, 2024 (with retroactive effect to reflect the subdivision and the surrender of Shares in August 2024)	$0.04
Increase in net tangible book value per Ordinary Share attributable to new investors in this offering	$0.25
Pro forma net tangible book value per Ordinary Share after this offering	$0.29
Dilution per Ordinary Share to new investors participating in this offering	$0.31

CORPORATE HISTORY AND STRUCTURE

The diagram below illustrates our corporate structure and identifies our subsidiaries as of the date of this prospectus:

Reorganization

Prior to the incorporation of the Company, our principal operations were carried out through JFY Corporate and Click Services, which were wholly owned by Mr. Chan Chun Sing and his spouse Ms. Leung Wing Shan, respectively. We have conducted a reorganization (the “Reorganization”) in February 2024. As of the date of this prospectus, each of Booming Voice and Diligent Yield, our BVI intermediate holding subsidiaries, and JFY Corporate and Click Services, our Hong Kong operating subsidiaries, are wholly-owned, directly or indirectly, by Click Holdings.

As of the date of this prospectus, the ownership of our subsidiaries are as follows:

Name	Background	Ownership
Diligent Yield

Incorporated on October 1, 2021 under the laws of the BVI as an investment holding company and wholly-owned by Ms. Leung Wing Shan, spouse of Mr. Chan Chun Sing. As part of the Reorganization, on February 5, 2024, Click Holdings as purchaser, and Ms. Leung Wing Shan, as seller, entered into a sale and purchase agreement pursuant to which Click Holdings acquired the entire share capital of Diligent Yield.

100% owned by Click Holdings
Booming Voice

Incorporated on October 25, 2023 under the laws of the BVI as an investment holding company and wholly-owned by Mr. Chan Chun Sing. As part of the Reorganization, on February 4, 2024, Click Holdings, as purchaser, and Mr. Chan Chun Sing, as seller, entered into a sale and purchase agreement pursuant to which Click Holdings acquired the entire share capital of Booming Voice.

100% owned by Click Holdings

Name	Background	Ownership
Click Services

Incorporated on August 28, 2020 as a private company limited by shares under the laws of Hong Kong. On January 5, 2022, Diligent Yield acquired the entire issued share capital of Click Services from various independent third parties and became its sole shareholder since then.

100% owned by Diligent Yield
JFY Corporate

Incorporated on May 8, 2017 as a private company limited by shares under the laws of Hong Kong. Prior to the Reorganization, JFY Corporate was wholly owned by Mr. Chan Chun Sing. As part of the Reorganization, on February 2, 2024, Booming Voice, as purchaser, and Mr. Chan Chun Sing, as seller, entered into a sale and purchase agreement pursuant to which Booming Voice acquired the entire share capital of JFY Corporate.

100% owned by Booming Voice

Click Holdings, the issuer in this offering, was incorporated as a business company in the BVI on 31 January 2024. The authorized number of Shares was 50,000 Shares with a par value of US$1.0 per Share. The entire 50,000 Shares were legally and beneficially owned by Mr. Chan Chun Sing at the time of the Company’s incorporation. Following the reorganization in February 2024, the Company was held as to 85% (41,240 Shares, equivalent to 11,134,400 Shares after taking effect of the share subdivision and the surrender of shares in August 2024) by Circuit Delight Limited, a company incorporated in the BVI and wholly-owned by Mr. Chan Chun Sing and 15% (7,280 Shares, equivalent to 1,965,600 Shares after taking effect of the share subdivision and the surrender of shares in August 2024) by Classic Impact Limited, a company incorporated in the BVI and wholly-owned by Ms. Leung Wing Shan, the spouse of Mr. Chan Chun Sing.

On February 7, 2024, the Company conducted a private placement of 1,480 Shares (equivalent to 400,000 Shares after taking effect of the share subdivision and the surrender of shares in August 2024) to Solid Attack Limited, Massive Pride Limited and Ahead Champion Limited.

On February 7, 2024, Circuit Delight Limited entered into a sale and purchase agreement for the sale of 4,900 Shares (equivalent to 1,323,000 Shares after the share subdivision and the surrender of shares on August 26, 2024) with each of Tactical Command Limited and Happy Blazing Limited.

On August 16, 2024, it was resolved and approved for a share subdivision at a ratio of 10,000-for-1 such that the Company was then authorized to issue a maximum number of 500,000,000 Shares, par value US$0.0001 per share, as part of the Company’s recapitalization (the “Share Subdivision”). Immediately upon the Share Subdivision, Circuit Delight Limited, Classic Impact Limited, Tactical Command Limited, Happy Blazing Limited, Solid Attack Limited, Massive Pride Limited and Ahead Champion Limited surrendered 353,588,600 Shares, 70,834,400 Shares, 23,838,500 Shares, 23,838,500 Shares, 5,400,000 Shares, 5,400,000 Shares and 3,600,000 Shares to the Company, respectively (the “Share Surrender”) on August 16, 2024. As a result, following the Share Surrender, Circuit Delight Limited, Classic Impact Limited, Tactical Command Limited, Happy Blazing Limited, Solid Attack Limited, Massive Pride Limited and Ahead Champion Limited held 9,811,400 Shares, 1,965,600 Shares, 661,500 Shares, 661,500 Shares, 150,000 Shares, 150,000 Shares and 100,000 Shares of par value US$0.0001 in the Company, respectively. Following the Share Subdivision and the Share Surrender, the Company has 13,500,000 Shares issued and outstanding with a par value of US$0.0001 each.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a human resources solutions provider, specializing in offering comprehensive human resources solutions in three principal sectors, namely (i) professional solution services, (ii) nursing solution services, and (iii) logistics and other solution services. We primarily focus on talent sourcing and the provision of temporary and permanent personnel to customers. Our primary market is Hong Kong and our diverse clientele includes accounting and professional firms, Hong Kong listed companies, nursing homes, individual patients, logistics companies and warehouses. We specialize primarily in placing professional accountants and company secretaries, registered nurses and healthcare workers as well as other blue-collar workers, for direct hire and contract staffing roles.

For the years ended December 31, 2023 and 2022, our total revenue was $5.7 million and $4.2 million, respectively. Our gross profit and net income were $1.7 million and $0.8 million, respectively, for the year ended December 31, 2023, as compared to our gross profit and net income of $0.8 million and $0.2 million, respectively, for the year ended December 31, 2022.

We achieved steady growth over the past six months and continued to consolidate its market position in the human resources solutions sector. In the first half of 2024, the Company achieved total revenue of approximately $3.2 million. We have realized an improvement in our gross profit margin within our business. During the first half of 2024, the Company reported a net income of approximately $0.5 million, marking a notable increase of approximately 25.0% compared to that of approximately $0.4 million for the same period in 2023.

On November 22, 2024, our BOD approved the fiscal year change. On December 16, 2024, we announced a change in fiscal year end from December 31 to June 30. The first and second quarters are typically peak seasons for our professional solution services because many of our corporate customers have their fiscal year ending on December 31 and March 31. Keeping this in mind, we have decided to change our fiscal year end from December 31 to June 30. This will enable us to allocate sufficient resources to our professional solution services during the peak seasons of the first and second quarters, while allowing us to concentrate on audit work and strategic planning post-peak seasons. We have filed a transition report on Form 20-F to cover the transition period from January 1, 2024 to June 30, 2024 as required under applicable rules and regulations.

On December 3, 2024, we entered into a cooperation agreement with Care U Professional Nursing Service Limited (“Care U”) and agreed to jointly provide integrated Home-based service for elderly under the CCSV scheme in Hong Kong. The CCSV scheme is a government-sponsored program that provides community care services through a “money-following-the-user” and “affordable users pay” subsidy model. Care U is one of the leading nursing service providers in Hong Kong and the first non-NGOs private company to become a licensed recognized service provider under the CCSV scheme, to provide integrated Home-based service for elderly under scheme in Hong Kong. We considered this collaboration as an opportunity to further strengthen its elderly care business under Hong Kong’s government-subsidized elderly care programs. This aligns with our strategy to enhance the quality of its human resources and expand our integrated services for the elderly. Our management also considered the cooperation is the key milestone to tap into “Home Caring Services for Elderly” in HK. The synergy brought by this partnership is expected to further promote public awareness of our Company’s high-quality services, creating additional momentum for growth and development in Hong Kong.

Our Operating Segments

We organize and report our business in three reportable segments, being (i) professional solution services that represent delivery of accounting and auditing, company secretarial, and financial and compliance advisory services; (ii) nursing solution services that represent delivery of temporary healthcare services to institutional clients, including social service organizations and nursing home and individuals; and (iii) logistics and other solution services that represent delivery of logistic and warehouse human resources solution services to corporate customers.

In discussing the operating results of these three segments, we present each segment’s financial information for FY2023 and FY2022 as below. The column of “Corporate and unallocated” in the table below represents operating expenses that are not directly allocated to the individual business units. These expenses primarily consist of operating lease cost, certain staff costs, and other various general and administrative expenses.

	2023
	Professional solution services	Nursing solution services	Logistics and other solution services	Corporate and unallocated	Total
Revenue	$2,002,874	$1,769,831	$1,884,427	$—	$5,657,132
Cost of revenue	803,021	1,492,939	1,660,295	—	3,956,255
Gross profit	1,199,853	276,892	224,132	—	1,700,877
Operating expenses
General and administrative	553,243	56,872	66,405	97,786	774,306
Selling and marketing	—	—	—	21,172	21,172
Total operating expenses	553,243	56,872	66,405	118,958	795,478
Income (loss) from operations	646,610	220,020	157,727	(118,958)	905,399
Other income (expense)
Government subsidies	—	—	—	18,668	18,668
Interest income	8	—	—	382	390
Interest expense	—	—	—	(25,018)	(25,018)
Total other income (expense)	8	—	—	(5,968)	(5,960)
Income (loss) before provision for income taxes	$646,618	$220,020	$157,727	$(124,926)	$899,439
	2022
	Professional solution services	Nursing solution services	Logistics and other solution services	Corporate and unallocated	Total
Revenue	$942,459	$1,933,651	$1,280,015	$—	$4,156,125
Cost of revenue	604,356	1,678,415	1,075,151	—	3,357,922
Gross profit	338,103	255,236	204,864	—	798,203
Operating expenses
General and administrative	471,395	45,231	46,588	44,368	607,582
Selling and marketing	—	—	—	30,773	30,773
Total operating expenses	471,395	45,231	46,588	75,141	638,355
(Loss) income from operations	(133,292)	210,005	158,276	(75,141)	159,848
Other income (expense)
Government subsidies	9,231	—	—	19,231	28,462
Interest income	7	—	—	17	24
Interest expense	—	—	—	(5,487)	(5,487)
Other miscellaneous income	3	—	—	58	61
Total other income (expense)	9,241	—	—	13,819	23,060
(Loss) income before provision for income taxes	$(124,051)	$210,005	$158,276	$(61,322)	$182,908

Professional solution services

Segment revenue was generated from services performed directly by our in-house employees who are accounting and finance experts. Segment revenue increased significantly by approximately $1.1 million from $0.9 million for FY2022 to $2.0 million for FY2023 or 112.5% which was mainly attributable to the increase in revenue contributed by Certified Public Accountant firms of approximately $0.9 million that engaged our professional team for the provision of audit work under their instruction. Segment gross profit also increased significantly with the gross profit margin increased from 35.9% in FY2022 to 59.9% in FY2023. The significant increase in segment gross profit margin in FY2023 was mainly due to the comparatively smaller increase in cost of revenue by approximately $0.2 million or 32.9% arising from increase in staff headcount and incentive payment. The significant increase in segment revenue coupled with the relatively rigid salaries of the professional team resulted in a turnaround of segment results from net loss in FY2022 to net profit in FY2023.

Nursing solution services

Segment revenue was generated from service fee for sourcing and placement of independent contractors from our talent pool who are registered nurses and/or healthcare workers specializing in provision of healthcare services to social service organizations, nursing homes and individual clients. Segment revenue decreased by approximately $0.2 million or 8.5% in FY2023 which was mainly attributable to termination of double pay for nursing professionals in FY2022 offered by some nursing home clients in respect of incentive scheme during COVID pandemic. Since our service fee was determined with reference to the salaries of the independent contractors being placed, segment revenue also decreased slightly in FY2023 following the termination of double pay arrangement of some of our customers. Segment gross profit margin remained stable at 13.2% in FY2022 and 15.6% in FY2023. Net profit also remained stable at the level of around $0.2 million in both financial years.

Logistics and other solution services

Segment revenue was generated from service fee for sourcing and placement of independent contractors from our talent pool who are blue collar workers. Segment revenue increased by approximately $0.6 million or 47.2% in FY2023 which was mainly attributable to the rapid expansion of this segment during the year in particular the new engagement with customers in the logistics and warehousing industry which is labour intensive and relies heavily on staffing solution services. Segment gross profit also increased with the increase in segment revenue while the gross profit margin decreased from 16.0% in FY2022 to 11.9% in FY2023 which was mainly due to discount given to new customers with an aim to capture new business and increase market share. Net profit of this segment remained stable at approximately $0.2 million in FY2022 and FY2023 despite the significant surge in segment revenue because more general and administrative expenses incurred in the expansion of talent pool to cater for the rapid expansion of this business segment.

Corporate and unallocated expenses increased by $63,604 or 103.7% in FY2023 mainly because of the increase in general and administrative expenses of $53,418 arising from relocation of the Group to larger office during the year.

Impact of COVID-19 on our business

The outbreak of COVID-19 affected both the business and the labor aspects of the employment market. On the business front, businesses experienced depressed performance, which disrupted recruitment and expansion plans of many organizations, therefore affecting the Group’s operations. At the same time, pandemic-related lockdowns restricted labor mobility.

As most of the pandemic restrictions in Hong Kong were eased in early 2023, we believe that Hong Kong’s economy is poised for recovery and a return to normalcy. Consequently, we do not expect material impact of COVID-19 on our business operations.

Key factors affecting operating results

We believe the following key factors may affect our results of operations:

Economic conditions in Hong Kong

Majority of our operations is located in Hong Kong. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in Hong Kong.

Ability of our Group to stay competitive in the human resources solution services market

The sustainability of our revenue and net income will depend upon our ability to remain competitive in the human resources solution services market and to provide high quality services on a consistent basis.

Ability of our Group to accurately predict our clients’ future needs

Our revenue is derived from different types of clients, including, individual clients and institutional clients including accounting and professional firms, Hong Kong listed companies, nursing homes, logistics companies and warehouses. The needs of each of our clients for services may vary significantly from time to time. It is difficult to accurately predict our clients’ future needs due to factors such as the experience and expertise of required personnel, staffing levels and workload dynamics, all of which significantly impact service demand. There is no assurance that the demand for our Group’s services from our clients may be maintained or continue to grow in the years ahead.

Ability of our Group to maintain scale of pool of talents registered with us

As of the date of this prospectus, over 11,326 healthcare personnel and logistics and other workforce were registered with us. Our Group’s business is highly dependent on the availability of talents registered with us for assignment placements. Moreover, our extensive database ensures that we can match personnel with the requisite skills and experience to meet the specific needs of our clients. Our financial performance will be affected if there is a significant decrease in the number of talents registered with us available to take up assignments. If we are unable to retain and expand our client base, or any of the major customers substantially reduces staffing requests or orders, our business operation and financial performance would be adversely affected.

Labor shortage

Hong Kong is experiencing ongoing shortage of permanent qualified healthcare personnel and other blue collar labor. With the unemployment rate reaching a low of 2.9% recorded from November 2023 to January 2024 in Hong Kong, there has been a notable increase in staffing orders for the personnel registered with us. The demand for our staffing solution services remains contingent on the continued shortage of personnel in professional services, healthcare and logistics industries.

The above does not list all the material risk factors that may affect our results of operations. The above-mentioned risks and others are discussed in more detail in the section titled “Risk Factors” beginning on page 14 of this prospectus.

Results of Operations

Comparison of Years Ended December 31, 2023 and 2022

The following table sets forth the consolidated results of our operations for the years ended December 31, 2023 and 2022, respectively:

	2023	2022
Revenue	$5,657,132	$4,156,125
Cost of revenue	3,956,255	3,357,922

Gross profit	1,700,877	798,203

Operating expenses:
General and administrative	774,306	607,582
Selling and marketing	21,172	30,773
Total operating expenses	795,478	638,355

Income from operations	905,399	159,848

Other (expense) income:
Government subsidies	18,668	28,462
Interest income	390	24
Interest expense	(25,018)	(5,487)
Other miscellaneous income	—	61
Total other (expense) income	(5,960)	23,060

Income before provision for income taxes	899,439	182,908
Income tax expense	(96,792)	—
Net income	802,647	182,908

Other comprehensive income
Foreign currency translation adjustment	1,246	805
Total comprehensive income	$803,893	$183,713

Basic and diluted earnings per Ordinary Share*	$0.06	$0.01

Weighted average number of Ordinary Shares outstanding – basic and diluted*	13,100,000	13,100,000

____________

*        Gives retroactive effect to reflect the reorganization in August 2024.

Sales

Revenue increased by approximately $1.5 million or 36.1% from $4.2 million in FY2022 to $5.7 million in FY2023, mainly because of the increase in revenue from professional solution services. Our professional solution services are provided directly by our in-house employees and include (i) the secondment of senior executives such as CFOs and company secretaries to perform compliance, financial reporting and financial management functions for customers; (ii) the provision of accounting and audit professionals to perform audit work under the instruction of Certified Public Accountant firms; and (iii) the provision of corporate finance experts to assist in drafting of documents including circulars, announcements and others for Hong Kong listed companies and listing documents for private companies planning to go public.

The table below sets out our revenue by service categories for the years ended December 2023 and 2022.

	2023	2022
Professional solution services	$2,002,874	$942,459
Nursing solution services	1,769,831	1,933,651
Logistic and other solution services	1,884,427	1,280,015
Revenue	$5,657,132	$4,156,125

As shown in the table above, revenue contribution from the provision of professional solution services increased from 22.7% in FY2022 to 35.4% in FY2023. The increase in revenue from professional solution services of approximately $1.1 million in FY2023 represented over 70% of the total revenue growth during the year.

The table below sets out our revenue by customer types for the periods indicated.

	Years Ended December 31,
	2023		2022
	US$’000%		US$’000%
Hong Kong listed companies	208	3.7	122	2.9
Certified Public Accountant firms	1,530	27.0	647	15.6
Nursing homes	1,646	29.1	1,847	44.4
Logistics services related companies	1,804	31.9	1,259	30.3
Others	469	8.3	281	6.8
Total	5,657	100.0	4,156	100.0

During the reporting periods, revenue was largely contributed by (i) Certified Public Accountant firms; (ii) nursing homes; and (iii) logistics services related companies, which aggregately 90.3% and 88.0% of our total revenue in FY2022 and FY2023 respectively. Revenue from Certified Public Accountant firms increased by approximately $0.9 million, or 136.5%, from $0.6 million in FY2022 to $1.5 million in FY2023. Such increase in revenue was mainly attributable to the increase in audit engagements by our customers which required our Group to provide auditing professionals to perform audit work under their instruction.

Cost of revenue

Cost of revenue consists primarily of direct labor costs and overhead costs. Our cost of revenue increased by approximately $0.6 million, or 17.8% in FY2023 as compared with FY2022. The increase in cost of revenue was in line with the increase in revenue.

Gross profit

Our gross profit increased by approximately $0.9 million, or 113.1%, from $0.8 million for the year ended December 31, 2022 to $1.7 million for the year ended December 31, 2023. Profit margin increased from approximately 19.2% in FY2022 and 30.1% in FY2023. The significant increase in gross profit margin in FY2023 was mainly attributable to an increase in the provision of professional solution services which generally carry higher margins because such services are provided by our in-house employees and their salaries, which are a core part of our cost of revenue, remained relatively stable.

General and administrative expenses

General and administrative expenses were approximately 13.7% and 14.6% of total sales in FY2023 and FY2022 respectively. General and administrative expenses are mainly management and office salaries and employee benefits, depreciation of office furniture and equipment, staff salaries, transportation and entertainment, audit fees, bank charges and other office expenses incurred by JFY Corporate and Click Services. The increase in general and administrative expenses by approximately $0.2 million, or 27.4%, was mainly attributable to increase in staff salaries of $0.2 million.

Selling and marketing expenses

Selling and marketing expenses were approximately 0.4% and 0.7% of total sales in FY2023 and FY2022 respectively. Selling and marketing expenses are mainly advertising expense for online marketing campaigns. The decrease in selling and marketing expenses by approximately $9,601 or 31.2% was mainly attributable to less online marketing advertisements placed in FY2023.

Total other (expense) income

Government subsidies

Our government subsidies mainly were subsidies received from Hong Kong government as relief measures against COVID-19 during the years ended December 31, 2023 and 2022. The government subsidies decreased by $9,794, or 34.4%, from $28,462 for the year ended December 31, 2022 to $18,668 for the year ended December 31, 2023.

Net interest expenses

Our finance expense mainly comprised interest expense on bank loans. The interest expense increased by $19,531, or 356%, from $5,487 for the year ended December 31, 2022 to $25,018 for the year ended December 31, 2023, and such increase was in line with the increase in interest rate, which is determined by Hong Kong Interbank Offer Rate (“HIBOR”).

Income tax expense

We are subject to income tax on an entity basis on profit arising in or derived from the jurisdiction in which the Company and its subsidiaries domicile or operate. Income tax expense is comprised mainly of Hong Kong income tax.

Our income tax expense was $96,792 and nil for the years ended December 31, 2023 and 2022, respectively. The increase was mainly due to the increase in net income before provision for income taxes. The effective tax rate also increased from 0% in the year ended December 31, 2022 to 10.8% in the year ended December 31, 2023. There was no income tax expenses and the effective tax rate is 0% in the year ended December 31, 2022 because the income before provision for income taxes was fully offset by utilization of tax losses carried forward.

Net income

We recorded net income of $0.8 million for the year ended December 31, 2023, compared to $0.2 million for the year ended December 31, 2022. Such increase was attributable to the increase in revenue and gross margin, partially offset by the increase in general and administrative expense.

Results of Operations

Comparison of Six Months Ended June 30, 2024 and 2023

The following table sets forth the consolidated results of our operations for the six months ended June 30, 2024 (“6M2024”) and the six months ended June 30, 2023 (“6M2023”) respectively:

	Six Months Ended June 30,
	2024	2023
Revenue	$3,181,992	$2,788,050
Cost of revenue	2,225,962	2,012,659
Gross profit	956,030	775,391

Operating expenses:
General and administrative	412,837	355,410
Selling and marketing	13,218	11,698
Total operating expenses	426,055	367,108

Income from operations	529,975	408,283

Other (expense) income:
Government subsidies	—	8,536
Interest income	1,71	135
Interest expense	(17,421)	(13,026)
Other miscellaneous income	3,977	—
Total other (expense), net	(11,725)	(4,355)

Income before provision for income taxes	518,250	403,928
Income tax expense	(50,415)	(18,055)
Net income	467,835	385,873

Other comprehensive loss
Foreign currency translation adjustment	(1,438)	(496)
Total comprehensive income	$466,397	$385,377

Basic and diluted earnings per Ordinary Share*	$0.03	$0.03

Weighted average number of Ordinary Shares outstanding – basic and diluted*	13,418,681	13,100,000

____________

*        Gives retroactive effect to reflect the reorganization in August 2024.

Revenue

The table below sets out our revenue by service categories for 6M2024 and 6M2023.

	Six Months Ended June 30,
	2024	2023
Professional solution services	$1,008,729	$967,272
Nursing solution services	677,640	954,415
Logistic and other solution services	1,495,623	866,363
Total	$3,181,992	$2,788,050

We organize and report our business in three reportable segments, being (i) professional solution services that represent delivery of accounting and auditing, company secretarial, and financial and compliance advisory services; (ii) nursing solution services that represent delivery of temporary healthcare services to institutional clients, including social service organizations and nursing home and individuals; and (iii) logistics and other solution services that represent delivery of logistic and warehouse human resources solution services to corporate customers.

Revenue increased by approximately $0.4 million or 14.3% from approximately $2.8 million for 6M2023 to approximately $3.2 million for 6M2024, mainly because of the increase in revenue from the provision of logistics and other solution services of approximately $0.6 million partially offset by the decrease in revenue from the provision of nursing solution services of approximately $0.3 million. The increase in revenue from the provision of logistics and other solution services was mainly attributable to the rapid expansion of this sector during the 6M2024 in particular the additional demand for placement of works from a major customer starting in April 2024. Revenue contribution from the provision of logistics and other solution services increased from approximately 31.1% in 6M2023 to 47.0% in 6M2024.

Cost of revenue

Cost of revenue increased by approximately $0.2 million or 10.0% from approximately $2.0 million in 6M2023 to approximately $2.2 million in 6M2024. Such increase was due to the increase in costs to vendors in relation to the logistics and other solution services.

Gross profit

Gross profit increased by approximately $0.2 million, or 25.0%, from $0.8 million in 6M2023 to $1.0 million in 6M2024, which was primarily due to (i) an improvement in gross profit margin for the provision of professional solution services; and (ii) increase in revenue from the provision of logistics and other solution services in 6M2024. Gross profit margin increased from approximately 27.8% in 6M2023 to 30.0% in 6M2024. The increase in gross profit margin in 6M2024 was mainly attributable to the departure of certain employees resulting in reduction in cost of revenue and increase in gross profit margin for professional solutions services in 6M2024.

General and administrative expenses

General and administrative expenses were approximately 13.0% and 12.7% of total revenue in 6M2024 and 6M2023, respectively. The increase in general and administrative expenses by approximately $57,427, or 16.2%, was mainly due to the increase in staff costs of back office for the expansion of operation in 6M2024.

Selling and marketing expenses

Selling and marketing expenses were approximately 0.4% and 0.4% of total revenue in 6M2024 and 6M2023, respectively. Selling and marketing expenses are mainly advertising expense for online marketing campaigns. The increase in selling and marketing expenses by approximately $1,520 or 13.0% was mainly attributable to more online marketing advertisements placed in 6M2024.

Other (expense) income

Government subsidies

Our government subsidies mainly were subsidiaries received from Hong Kong government as relief measures against COVID-19 in 6M2023. The government subsidies decreased from $8,536 in 6M2023 to nil in 6M2024.

Net interest expenses

Our finance expense mainly comprised interest expense on bank loans. The interest expense increased by $2,811, or 21.8%, from $12,891 in 6M2023 to $15,702 in 6M2024, and such increase was in line with the increase in interest rate, which is determined by Hong Kong Interbank Offer Rate (“HIBOR”).

Total other expense, net

Other expense, net increased by approximately 169.2% from $4,355 in 6M2023 to $11,725 in 6M2024, which was mainly due to the increase in interest expense on bank loans.

Income tax expense

We are subject to income tax on an entity basis on profit arising in or derived from the jurisdiction in which our Company and its subsidiaries domicile or operate. Some of our subsidiaries are companies incorporated in the BVI. Under the current law of the British Virgin Islands, we are not subject to income, corporation or capital gains tax in the BVI. In addition, payment of dividends by the BVI subsidiaries to their respective shareholders who are not resident in the BVI, if any, is not subject to withholding tax in the BVI.

Income tax expense is comprised mainly of Hong Kong income tax. Income tax expense was $50,415 and $18,055 for each of 6M2024 and 6M2023, respectively. The increase was mainly due to the increase in net income before provision for income taxes. The income before provision of income tax in 6M2023 was partly absorbed by the tax loss carried forwards from the year ended 31 December 2022, thus less income tax expense was provided in 6M2023.

Net income

We recorded net income of approximately $0.5 million in 6M2024, compared to approximately $0.4 million in 6M2023. Such increase was attributable to the increase in revenue and gross profit margin, partially offset by the increase in general and administrative expense in 6M2024.

Basic and diluted EPS

Basic and diluted EPS remained stable at approximately $0.03 per ordinary share for 6M2024 and 6M2023, respectively.

Liquidity and Capital Resources

We financed our operations primarily through cash flows from operations and loans from banks and related parties, if necessary.

As of December 31 2023, we had cash and cash equivalents of $482,588 and outstanding bank loans of $461,538, which are payable within one year. The bank loans bore interest ranging from 6.37% to 7.15%. As of December 31 2023, our current assets were approximately $1.4 million, and our current liabilities were approximately $1.2 million. As of December 31 2022, our current assets were approximately $1.1 million, and our current liabilities were approximately $1.4 million. Our current ratio improved from approximately 0.8 in FY2022 to 1.2 in FY2023.

As of June 30, 2024, we had cash and cash equivalents of $221,047 and outstanding bank loans of $448,718. The bank loans bore interest ranging from 5.47% to 6.11%. As of June 30, 2024, our current assets were approximately $1.4 million, and our current liabilities were approximately $0.9 million. Our current ratio improved from approximately 1.2 for the year ended December 31, 2023 to 1.6 in 6M2024.

In view of the current cash and bank balances, funds generated by our operating activities and bank loans, we believe our Company has sufficient resources to meet the working capital needs in the next 12 months from the date the audited financial statements are issued. However, our ability to meet the liquidity and capital requirements will be subject to future economic conditions and other factors which are beyond our control.

We may declare or pay dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our BOD after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the BOD deems relevant, and subject to the restrictions contained in any future financing instruments.

We intend to use the net proceeds from this offering in the following manner:

•        approximately 80% for potential investments and/or horizontal acquisition of human resources solution providers; and

•        approximately 20% for general administration and working capital.

Cash Flow

The following table sets forth a summary of our consolidated cash flows for the years ended December 31, 2023 and 2022, respectively:

	2023	2022
	US$	US$
Net cash provided by (used in) operating activities	430,566	(348,807)
Net cash used in investing activities	(6,017)	(166,905)
Net cash (used in) provided by financing activities	(179,488)	641,026
Effect of foreign exchange rate on cash	78	37
Net increase in cash and cash equivalents	245,139	125,351

Cash provided by operating activities

For the year ended December 31, 2023, our net cash provided by operating activities was $0.4 million, which primarily reflected cash inflow from our net income of $0.8 million adjusted for (i) net non-cash expenses of $0.2 million, representing non-cash lease expense, depreciation and provision for expected credit losses, and (ii) net decrease in cash flow from changes in operating assets and liabilities of $0.5 million mainly attributable to cash outflow arising from a decrease in amounts due to a related parties of $0.2 million, an increase in amounts due from related parties of $0.4 million and a decrease in lease liabilities of $0.1 million, which were offset by cash inflow arising from an increase in advance from customers of $0.1 million and an increase in tax payable of $0.1 million.

For the year ended December 31, 2022, our net cash used in operating activities was $0.3 million, which primarily reflected cash inflow from our net income of $0.2 million adjusted for (i) net non-cash expenses of $0.2 million including non-cash lease expense, depreciation and loss on disposal of property and equipment, (ii) net decrease in cash flow from changes in operating assets and liabilities of $0.7 million mainly included cash outflow arising from an increase in accounts receivable of $0.5 million, a decrease in amounts due to a related party of $0.1 million and a decrease in lease liabilities of $0.1 million.

Cash used in investing activities

Net cash used in investing activities for the years ended December 31, 2023 and 2022 were $6,017 and $0.2 million respectively, which represent cash payment for purchase of property and equipment.

Cash provided by financing activities

For the year ended December 31, 2023, net cash used in financing activities was $0.2 million, mainly consisted of (i) proceeds from bank loans of $2.1 million, which are offset by (i) repayments on bank loans of $2.3 million.

For the year ended December 31, 2022, net cash provided by financing activities was approximately $0.6 million, mainly consisted of proceeds from bank loans of $1.1 million and offset by repayments on bank loans of $0.5 million.

Cash Flow

The following table sets forth a summary of our consolidated cash flows for 6M2024 and 6M2023, respectively:

	Six Months Ended June 30,
	2024	2023
	US$	US$
Net cash (used in) provided by operating activities	(30,520)	(203,081)
Net cash used in investing activities	(2,255)	(1,114)
Net cash used in financing activities	(228,687)	(256,411)
Effect of foreign exchange rate on cash	(79)	(116)
Net increase in cash and cash equivalents	261,541	(54,560)

Operating activities

For 6M2024 and 6M2023, our net cash used in or provided by operating activities were primarily derived from cash inflow from our net income adjusted for (i) net non-cash expenses comprising depreciation, non-cash lease expense, and provision for expected credit losses, and (ii) net change in operating assets and liabilities, including accounts receivable, prepaid expenses and other current assets, due from related parties, accounts payable, accrued expenses and other liabilities, advance from customers, due to a related party, income tax payable and lease liabilities.

Net cash used in operating activities was $30,520 for 6M2024 compared to net cash provided by operating activities of $203,081 for 6M2023, representing a decrease of $233,601. Such decrease was primarily due to increase in revenue which required increase in working capital, resulting in net cash used in operating activities.

Investing activities

Net cash used in investing activities for 6M2024 and 6M2023 were $2,255 and $1,114, respectively, which represent cash payment for purchase of property and equipment.

Financing activities

For 6M2024, net cash used in financing activities was approximately $0.2 million, mainly consisted of repayments on bank loans of approximately $0.8 million and deferred offering cost of approximately $0.7 million, which were offset by proceeds from bank loans of approximately $0.7 million and proceeds from issuance of ordinary shares of approximately $0.5 million. For 6M2023, net cash used in financing activities was approximately $0.3 million, mainly consisted of repayments on bank loans of approximately $1.3 million, which were offset by proceeds from bank loans of approximately $1.0 million.

Off-Balance Sheet Arrangements

We had not entered any material off-balance sheet transactions and arrangements during the years ended December 31, 2023 and 2022 and in 6M2024 and 6M2023.

Leased Properties

We leased an office in Unit 709, 7/F., Ocean Centre, 5 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong with an aggregate area of 1,834 square feet from July 2022 to July 2025. The monthly rent for our office is $9,781 (HK$76,294).

Contractual obligations

The following table summarizes our contractual obligations as of December 31, 2023:

	Payment due by period
	Less than 1 year	1 to 3 years	More than 3 years	Total
Borrowings	461,538	—	—	461,538
Lease obligation	110,544	58,001	—	168,545

The following table summarizes our contractual obligations as of June 30, 2024:

	Payment due by period
	Less than 1 year	1 to 3 years	More than 3 years	Total
Borrowings	448,718	—	—	448,718
Lease obligation	114,842	—	—	114,842

Capital Expenditures

For the years ended December 31, 2023 and 2022, we purchased $6,017 and $166,905 of property and equipment respectively, mainly for use in our operations.

For 6M2024 and 6M2023, we purchased property and equipment of $2,255 and $1,114, respectively, mainly for use in our operations.

Research and Development

We did not have any research and development activities and thus no research and development policies.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events for the six months ended June 30, 2024 that are reasonably likely to have a material and adverse effect on our net revenues, income, profitability, liquidity or capital resources, or that would cause the disclosed financial information to be not necessarily indicative of future operating results or financial conditions.

Critical Accounting Estimates

Our significant accounting policies and their effect on our financial condition and results of operations are fully disclosed in our CFS included elsewhere in this prospectus. We prepared our CFS in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the amounts reported in our CFS and accompanying notes. These estimates are prepared using our best judgment, after considering past and current events and economic conditions. While management believes the factors evaluated provide a meaningful basis for establishing and applying sound accounting policies, management cannot guarantee that the estimates will always be consistent with actual results. In addition, certain information relied upon by us in preparing such estimates includes internally generated financial and operating information and external market information. Actual results may differ from these estimates.

We consider an accounting estimate to be critical if: (1) it requires us to make assumptions because the information was not available at the time or it included matters that were highly uncertain at the time we were making our estimate and (2) changes in the estimate could have a material impact on our financial condition or results of operations. Despite the fact that the management determines there are no critical accounting estimates, the most significant estimates relate to allowance for credit losses, for which we are required to estimate the collectability of accounts receivable. The estimates were based on a number of factors including historical loss rates and expectations of future conditions, and other factors that may affect our ability to collect from customers.

Allowance for expected credit losses

To measure impairment on accounts receivable, the Company adopted current expected credit losses model, which is established on management’s historical collection experience, age of the receivable, the economic environment, industry trend analysis, and the current credit profile and financial condition of the customers. The Company divided its customers into categories with similar risk characteristics. Each risk category is assigned a base loss rate, which is further adjusted upwards using an aging matrix. Management reviews its receivables on a regular basis to determine if the allowance for expected credit losses is adequate and adjusts the allowance, including the base loss rate and adjustment factors, when necessary.

The Company believes the estimates utilized in preparing its CFS are reasonable and prudent. Actual results could differ from these estimates. To the extent that there are material differences between these estimates and the actual results, future financial statements will be affected.

The Company had allowance for expected credit losses on accounts receivable of $5,200 and nil as of December 31, 2023 and 2022, respectively.

The Company had allowance for expected credit losses on accounts receivable of $7,000 and $5,200 as of June 30, 2024 and 2023, respectively.

Quantitative and Qualitative Disclosures about Market Risk

Liquidity risk

We are exposed to liquidity risk, which is the risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. When necessary, we will turn to other financial institutions to obtain short-term funding to meet the liquidity shortage.

Interest rate risk

As of December 31, 2023, we had outstanding bank loans of approximately $0.5 million, which are payable within one year. The bank loans bore effective interest rates from 6.37% to 7.15%. Our exposure to interest rate risk primarily relates to the interest rate on our outstanding short-term loans which are payable within one year. Our deposited cash raised by this offering can earn income, on the other hand. We have not been exposed to material risks due to changes in interest rates. An increase, however, may raise the cost of any debt we incur presently and, in the future, and result in an adverse impact on our income.

Foreign Exchange Risk

Foreign exchange risk is the risk that the value of financial assets or liabilities will fluctuate due to changes in foreign exchange rates. We are exposed to foreign exchange risk from our business which is denominated in currencies other than US$ (i.e., HK$). Consequently, the exchange rate to our currency relative to other foreign currencies may change in a manner that has an adverse effect on the value of that portion of our assets or liabilities denominated in currencies other than US$. Our currency exposure is measured and monitored on a regular basis by the manager.

INDUSTRY

Overview of Hong Kong manpower

Hong Kong, as one of the economic hubs in the Asia, needs a flexible and adaptive workforce for its continued development and in order to maintain competitiveness in the area. Like most advanced economies, Hong Kong is facing challenges stemming from its rapidly aging population, which has resulted in an increasingly tight labor market, prolonged average working life and intensified talent competition at the international level.

Hong Kong’s labor market has remained constrained over the last decade, evident in its low unemployment rate and high level of job vacancies. According to the Report on Manpower Projection to 2027 (the “Projection Report”; see www.lwb.gov.hk/en/other_info/mp2027_en.pdf) published by the Labour and Welfare Bureau of Hong Kong in December 2019, the latest available projection report issued by the Hong Kong government, the unemployment rate consistently hovered at low levels between 3.3% and 3.4% from 2011 to 2016, decreasing further to 3.1% in 2017. Concurrently, job vacancies experienced significant growth from 2011 to 2017, with the vacancy rate surpassing 2.0% since 2011.

The Projection Report forecasts a modest increase in Hong Kong’s manpower supply with an average annual rate of 0.2% from 2017 to 2022, followed by a projected decline at an average annual rate of 0.6% from 2022 to 2027, representing an average annual decreasing rate of 0.2% from 2017 to 2027. The downward trend for this 10-year period is attributed to population aging and low fertility rates. Despite this, the total manpower requirements (excluding foreign domestic helpers) of Hong Kong are projected to increase by 127,000 from 3.61 million in 2017 to 3.74 million in 2027, representing an average annual growth rate of 0.3% over the projection period.

According to the latest labor force statistics (i.e., provisional figures for November 2023 to January 2024) released by the Census and Statistics Department of Hong Kong (www.censtatd.gov.hk/en/), the seasonally adjusted unemployment rate remained stable at a low level of 2.9% from November 2023 to January 2024, mirroring the rate recorded from October to December 2023.

Therefore, the widening gap in the projected supply and demand of manpower in Hong Kong is expected to give rise to an increased demand for human resources services to match manpower with local vacancies.

Manpower industry in Hong Kong

The manpower industry in Hong Kong mainly consists of two main segments: staffing services and recruitment services. The staffing services segment can be further sub-categorized into professional staffing and temporary staffing.

Professional staffing services provide personnel with certain professional skill set for specific function, often encompassing areas such as accounting, human resources management and company secretarial duties. Businesses in need for such professional staffing range from professional firms to enterprises of various sizes.

Temporary staffing services provide manpower for industries characterized by high staff turnover, particularly serving as substitutes for absent permanent workers which are highly mobile, and providing additional workforce during the peak seasons. These workers, often self-employed, rather than employees of any temporary staffing agency, generally fill positions in warehousing, industrial and technical roles.

Recruitment agencies, also referred to as headhunters, match job seekers looking for temporary or permanent placements with enterprises with openings for temporary and permanent positions. These agencies may specialize in the placement of senior managers, mid-level managers, technical personnel or back-office support staff, among others.

Overall, the manpower industry in Hong Kong is highly fragmented with no leading players with significant market share. Staffing companies often work as intermediaries, assisting employers in accurately describe job openings and screen for suitable candidates. The increasing adoption of sophisticated, automated tools for job description and candidate screening tools may render many traditional functions of personnel agencies obsolete. Free social networking sites have emerged as a popular way for recruiters and employees to connect directly without the assistance of a staffing agency. To remain competitive in the market, many market participants are leveraging information technology to expand both the vendor and demand sides of their human resources businesses, such as maintaining an online platform where job seekers can register within the talent pool.

Many staffing companies, including ours, maintain receivable balances due from clients. Effective cash flow management is essential, as agencies are obligated to compensate personnel placed by them, irrespective whether they have been paid by clients. The financial performance of staffing companies depends on the number of placements filled, which is in turn dependent on local supply and demand of manpower that is ultimately and largely affected by the prevailing economic environment. During economic slowdowns, many businesses would slow down hiring or even impose hiring freezes.

The barrier to entry of the manpower industry is relatively low although ability to retain personnel in the talent pool is important as customers’ demand for temporary workforce is usually ad hoc and service providers need to maintain sufficient personnel to fulfill placements. Also, access to working capital is important, as staffing companies are typically required to fund the payroll of filled placements before the corresponding payments from clients. New entrants continuously enter the staffing industry. Our competitors range from local or regional firms to sole-proprietorship operations.

Both of our professional and temporary staffing services maintain competitive edge by maintaining a deep talent pool of highly qualified candidates, developing and maintaining good client relationships at a local level, and ensuring timely responses to client requests. We prioritize our staffing services, conducting professional reference checks and meticulously scrutinizing candidates’ resumes.

Manpower outlook for business sectors covered by us

We are a human resources solutions provider, specializing in offering comprehensive human resources solutions in three principal sectors, namely (i) professional solution services, (ii) nursing solution services, and (iii) logistics and other solution services. We primarily engaged in talent sourcing and the provision of temporary and permanent personnel to customers. Our primary market focus is Hong Kong and our customers include accounting and professional firms, Hong Kong listed companies, nursing homes, logistics companies and warehouses. We specialize primarily in the placement of professional accountants and company secretaries, registered nurses and healthcare workers and other blue-collar workers for direct hire and contract staffing.

Professional services

The professional services occupation group include workers with specialized expertise and knowledge essential for their particular fields of work. This occupation category includes engineers, architects, surveyors, medical doctors, lawyers, accountants and IT professionals. According to the Projection Report, as Hong Kong transitions to a knowledge-based and high value-added economy, the demand for this occupation group is projected to grow at an average annual rate of 1.0% from 274,700 in 2017 to 302,500 in 2027.

Within the sub-sector of accounting, auditing and bookkeeping services, manpower requirements are projected to increase at an average annual rate of 0.7% from 30,700 in 2017 to 32,800 in 2027.

Nursing services sector

The nursing sector is classified as a sub-sector of the social and personal services, which covers a broad spectrum of economic activities, including healthcare services, education, social work, nursing homes, public administration, arts, entertainment and recreation. Hong Kong has a robust and reliable healthcare system, including a sound and highly efficient public healthcare system. The Hong Kong government is committed to improving its public healthcare services with enhanced medical hardware facilities and more healthcare personnel to cope with the anticipated increasing demand arising from the aging population.

In 2017, the social and personal services sector was ranked the second largest in terms of manpower needs and accounted for 20.3% of the total manpower requirements of the whole economy in Hong Kong. It is projected the manpower requirements of the sector will increase at an average annual rate of 0.9% from 732,200 in 2017 to 799,700 in 2027.

For the sub-sector of nursing homes, residential care activities and social work activities catering to the elderly and persons with disabilities, which mainly includes elderly care services and rehabilitation services provided in both nursing homes and the community, the manpower requirements are projected to grow at an average annual rate of 2.7% from 43,500 in 2017 to 56,900 in 2027.

Logistics and other services sector

The logistics sector is a sub-sector of the trading and logistics sector, which can be further categorized into freight transportation, warehousing and storage, and postal and courier segments. The segment of logistics sector covered by our services mainly relates to warehousing and storage, which involves the operation of storage and warehouse facilities for various goods such as general merchandise warehouses, refrigerated warehouses and storage tanks. Notably, our services do not cover container yards and container freight stations.

The trading and logistics industry is the largest among Hong Kong’s four pillar industries contributing significantly to GDP and requiring a substantial workforce. In 2017, the sector accounted for 21.5% of overall GDP and employed 739,200 individuals. It comprises import and export trade, wholesale, freight transportation (land, water and air), warehousing and storage and postal and courier activities. In recent years, the trading and logistics industry has faced a mix of positive and negative developments. By comparison, with Hong Kong’s prime geographic location in the global aviation network together with the efficiency and competitiveness of the Hong Kong International Airport, air freight throughput has increased over the years and the rising trend is expected to continue in the coming years. The major challenges included the slowdown in regional trade, the declining trend in container throughput at the Hong Kong Port and the intense competition from the neighboring economies for logistics business. In contrast, the popularity of e-commerce and direct online trading between manufacturers and retailers has reduced the demand for intermediary wholesale business on one hand, but has created an increasing need for storage and delivery services, which we specialize in.

For the sub-sector of warehousing and storage, the manpower requirements are projected to grow at an average annual rate of 2.4% from 8,600 in 2017 to 10,900 in 2027.

A majority of our customers in the logistics sector are driven by e-commerce. According to the “Hong Kong — Country Commercial Guide” published by the International Trade Administration of the U.S. Department of Commerce in February 2024, the e-commerce market in Hong Kong is projected to reach US$20.32 billion in 2023, an annual growth rate of 9.4% as user penetration reaches approximately 80.9%. Hong Kong, considered an early adopter of e-commerce, benefits from its highly populated living space, creating an environment conducive to e-commerce growth.

In short, in view of the projected fall in manpower supply in the 10-year period in Hong Kong, the widening gap in the projected supply and demand of manpower in Hong Kong, as well as the thriving e-commerce market, there will be an increasing need for human resources services.

BUSINESS

Overview

We are a human resources solutions provider, specializing in offering comprehensive human resources solutions in three principal sectors, namely (i) professional solution services, (ii) nursing solution services, and (iii) logistics and other solution services. We primarily focused on talent sourcing and the provision of temporary and permanent personnel to customers. Our primary market is in Hong Kong and our diverse clientele includes accounting and professional firms, Hong Kong listed companies, nursing homes, individual patients, logistics companies and warehouses. We specialize primarily in placing professional accountants and company secretaries, registered nurses and healthcare workers as well as other blue-collar workers, for direct hire and contract staffing roles.

Our Services

We provide our services to a broad range of customers including Certified Public Accountant firms, charitable organizations, non-governmental organizations, small and medium-sized businesses and Hong Kong listed companies.

Professional solution services

We employed group of qualified accountants and finance experts to provide outsourcing services and consulting services including (i) the secondment of senior executives such as chief financial officers and company secretaries to perform compliance, financial reporting and financial management functions for customers; (ii) the provision of accounting and audit professionals to perform audit work under the instruction of Certified Public Accountant firms; and (iii) the provision of corporate finance experts to assist in drafting of documents including circulars, announcements and others for Hong Kong listed companies and listing documents for private companies planning to go public.

Nursing solution services

We provide talent sourcing services tailored to nursing home clients, addressing the persistent issue of understaffing, particularly concerning positions such as registered nurses and healthcare workers. We provide human resources solutions to social service organizations and nursing homes by matching both temporary and permanent vacancies with candidates in our extensive talent pool. In addition, we also cater to individual clients seeking healthcare professionals and nurses for intensive care and personalized support. We maintain a pool of over 1,600 healthcare professionals and nurses to meet different needs of our customers.

Logistics and other solution services

Logistics companies, warehouses and e-commerce related companies in Hong Kong engage in labor intensive work and have been facing a shortage of blue-collar workers. We provide human resources solutions by matching workers such as packaging staff and movers from our talent pool of over 3,000 candidates with both temporary and permanent vacancies offered by our customers. In addition, we also serve companies in the marketing and event management industry by providing short term workers, promoters and/or cashiers for job positions relevant to temporary or short-term events and/or pop up stores.

The tables below sets out our revenue by service categories.

	Six Months Ended June 30,
	2024	2023
Professional solution services	$1,008,729	$967,272
Nursing solution services	677,640	954,415
Logistic and other solution services	1,495,623	866,363
Total	$3,181,992	$2,788,050

	2023	2022
Professional solution services	$2,002,874	$942,459
Nursing solution services	1,769,831	1,933,651
Logistics and other solution services	1,884,427	1,280,015
Revenue	$5,657,132	$4,156,125

Our Competitive Strengths

Experienced management team

Mr. Chan Chun Sing, our founder, Chairman of the BOD, and Chief Executive Officer, has more than 21 years of experience in the fields of accounting, auditing and compliance matters of listed companies in Hong Kong and more than 13 years of managerial experience. He plays a pivotal role in overseeing the overall business, strategic development and major decision making within our Group. Our management team is further bolstered by individuals with extensive expertise in the human resources industry, including our Chief Operating Officer and Chief Sales Officer. We firmly believe that under the leadership of our executive director and senior management, we are well-positioned to maintain competitiveness and capture market opportunities.

Solid customer base and established reputation

We cater to a diverse clientele including Certified Public Accountant firms, charitable organizations, non-governmental organizations, small and medium-sized businesses and Hong Kong listed companies. Overtime, we have acquired in-depth expertise, knowledge and insight into our clients’ staffing needs. For instance, some clients and/or industries are consistently facing challenges of high staff turnover rate and/or recruitment difficulties. This creates recurring and sticky demand for our services to place suitable candidates for ad hoc job openings and/or long term vacancies. We are able to pair candidates possessing requisite knowledge, skill sets, availability and stability with the positions our clients offer. We have established our reputation by consistently delivering a well-suited workforce that meets our customers’ exacting standards and requirements.

In-house team of skilled accounting and finance experts

We have retained a group of qualified accountants and skilled finance professionals to provide staffing and outsourcing solutions for professional services. Positions in professional services such as (i) secondment of senior executives; (ii) provision of audit workforce; and (iii) preparation of listing documents and applications, typically demand extended service periods, making staff stability a crucial criterion for our customers. To meet this need, we have assembled an in-house team of qualified accountants and skilled finance professionals led by our Chief Executive Officer, Mr. Chan Chun Sing who has more than 21 years of experience in the fields of accounting, auditing and compliance to provide high-quality services to our customers.

Extensive and diversified talent pool registered with us

We maintain database of over 1,990 healthcare professionals encompassing registered nurses, enrolled nurses and health workers capable of fulfilling staffing needs across a spectrum of customers, from nursing homes to individual patients. Our Group recognizes that our close relationships with healthcare personnel foster the growth and expansion of our database, ensuring an ample supply of healthcare personnel to meet the demand from our clients. In addition, we also maintain a database of over 9,336 blue-collar workers suitable for temporary and ad hoc positions in labor intensive industries such as the logistics and warehousing. We also register in our talent pool candidates who possess multiple and/or universal skillsets which could be deployed in more than one industry and/or sector. We consider the extensive and diversified talent pool is beneficial for us to swiftly capture market demand across industries with low incremental cost when opportunities arise.

Our Strategies and Future Plans

Our business strategies and future plans for our expansion are as follows:

Enhance business operational efficiency

Our aim is to develop a cloud-based human resources system to streamline the selection and matching processes for our talent pool to enhance our operation efficiency. We anticipate the cloud-based human resources system, equipped with features for matching job duties to assist in selection of suitable personnels in the talent pool, managing rostering, attendance and work location arrangements will help our clients in optimizing staff deployment and effectively utilizing freelance and temporary workforce.

Strengthen brand visibility and expand talent pool

We plan to carry out advertising and other promotional campaigns, such as establishing recruitment centers to bolster brand awareness among potential clients. In addition, we aim to expand our registered workforce to meet the increasing demand for: (i) healthcare staffing services driven by aging population and demographic shifts, and (ii) blue-collar staffing services driven by labor shortage in labor intensive industries such as logistics, warehousing and construction. To facilitate the registration of personnels in the talent pool, we will enhance our existing online platform to enable faster and easier registration and update of bios which help promote the expansion of talent pool. By prioritizing our marketing efforts and expansion of our talent pool, we are positioned to deliver exceptional staffing solutions to maximize value for clients.

Expansion of in-house team of accounting and finance experts

We intend to expand our recruitment efforts to attract more qualified accountants and finance experts, focusing on increasing placements within small and medium-sized businesses and Hong Kong listed companies. Recognizing significant potential in outsourcing service of senior executives and handling compliance, financial reporting and financial management functions for Hong Kong-based companies, especially as many potential customers may seek to streamline their organizational structures, we aim to capitalize on these opportunities to meet evolving market demands.

Horizontal integration by way of acquisition

We aim to expand our business through strategic acquisitions of complementary human resources solutions provider in Hong Kong, pending alignment with our business plans and management’s ability to identify, acquire and cultivate suitable targets in both new and existing staffing solutions service categories. With our significant business growth to date, we have built a robust foundation and platform with requisite infrastructure and scalability, essential for integrating acquisitions seamlessly.

Sales and marketing

We market our human resources and staffing services to prospective clients primarily through (i) cross selling to our existing clients through our professional solution service team, (ii) utilizing the internet, our corporate website, and digital direct mail campaigns, (iii) participating in trade shows, showcasing booths and engaging with chambers of commerce and other business organizations, and (iv) conducting telephone marketing through our business development managers.

We have a sales and marketing network to promote our services to our customers and source business opportunities from our potential customers. Our customer service and marketing team is responsible for information collection, marketing and sales activities and customer services. The team also actively support existing customers and engage with prospective customers to assess and understand their requirements so that we can better cater to their needs.

Customers

For the years ended December 31, 2023 and 2022, we had the following major customers, including those that accounted for more than 10% of our revenue:

	2023		2022
	US$’000%		US$’000%
Customer A	801	14.2	353	8.5
Customer B	629	11.1	155	3.7
Customer C	390	6.9	549	13.2
Customer D	197	3.5	519	12.5
Customer F	547	9.6	115	2.8
Customer H	554	9.8	385	9.3
Total	3,118	55.1	2,076	50.0

The table below sets out our revenue by customer types for the years ended December 31, 2023 and 2022.

	2023		2022
	US$’000%		US$’000%
Hong Kong listed companies	208	3.7	122	2.9
Certified Public Accountant firms	1,530	27.0	647	15.6
Nursing homes	1,646	29.1	1,847	44.4
Logistics services related companies	1,804	31.9	1,259	30.3
Others	469	8.3	281	6.8
Total	5,657	100.0	4,156	100.0

Competition

The human resources and staffing industry is highly fragmented with a multitude of competitors offering talent sourcing, staff placement and outsourcing services. Barriers to entry are relatively low, leading to a diverse landscape of market participants operating at varying scales based on financial resources and cash flow capacities, especially considering the significant amounts of working capital typically required for temporary worker payroll in contract staffing services. Our competitors include sole-proprietorship operations and local or regional firms.

We differentiate ourselves by delivering highly qualified candidates precisely tailored to and who are well matched for each position, nurturing and maintaining outstanding client relationships and promptly addressing client needs. To ensure the delivery of quality talents to customers, we rigorously conduct professional reference checks and meticulously scrutinize candidates’ work histories and backgrounds. In general, we prioritize service quality over pricing as a competitive factor. During sluggish hiring periods, however, competitive pressures may influence pricing dynamics and we are adept at maintaining competitive pricing strategies in such situations.

Talent sourcing

The effectiveness of our services is dependent on our ability to recruit and retain the talent pool through adept sourcing and retention of qualified candidates. Prospective candidates are generally recruited through job postings and electronically outreach tools as well as through telephone communication initiated by our business development managers. Candidates could also register with us through our online registration platform. We maintain an active presence on our corporate website at www.clicksc.com.hk for internet postings and manage a comprehensive database of applicant skills to facilitate precise matching with job openings and contract assignments. Our standard procedure involves thorough screening, interviewing and, in many cases, background checks for all applicants presented to our clients.

Talent pool

All of the personnel registered with us in the talent pool are independent contractors and operate in a self-employed capacity. There exists no employment relationship between our Group and the personnel registered with us. Each individual registered with us signs an independent contractor contract.

The table below sets out types of personnel registered with us in the talent pool at December 31, 2023 and 2022.

	2023		2022
	Number	%	Number	%
Nursing services personnel:
Registered nurse	100	6.2	63	5.5
Enrolled nurse	93	5.7	67	5.9
Health worker	268	16.5	194	17.0
Personal care worker	549	33.8	418	36.6
Others	613	37.8	400	35.0
Total of healthcare professionals	1,623	100.0	1,142	100.0

Logistics and other services personnel:
Packing assistant	737	23.2	468	31.3
Storage assistant	1,520	47.8	687	46.0
Promoter	154	4.8	62	4.1
Production assistant	172	5.4	—	—
Others	594	18.8	278	18.6
Total of blue-collar workers	3,177	100.0	1,495	100.0

Employees

The following table sets forth the number of employees of our Group at December 31, 2023 and 2022 by functions:

	2023	2022
Management	3	3
Professional solution service team*	6	5
Customer service and marketing	4	3
Administration	1	1
Total	14	12

____________

*        The team is employed by our Group directly and will provide professional solution services to clients including (i) the secondment of senior executives such as CFOs and company secretaries to perform compliance, financial reporting and financial management functions for customers; (ii) the provision of auditing workforce to conduct audit work under the instruction of Certified Public Accountant firms; and (iii) the supply of corporate finance experts to assist in drafting of documents including circulars, announcements and other filings and documents for Hong Kong listed companies and listing documents for private companies planning to go public.

Service contracts and standard terms

We typically do not engage in long-term service contracts with the majority of our clients, including both individual clients and institutional clients. Instead, we utilize a standard term sheet, outlining the material terms of our relationship with our clients including our charge-out rates, extra charges and disbursements for special deployment such as emergency, arrangements for typhoon and public holidays, payment methods as well as charges for late-payments and cancellations.

Our standard term sheet also includes provisions prohibiting our clients from offering opportunities or engaging, directly or indirectly, personnel placed by us for same or similar services for six months following their last service day introduced by us, with liability for any losses or damages incurred by us if breached, regardless of whether the personnel are acting in personal capacity or in any capacity under our client’s companies or organizations (including any client’s affiliate company/institution or representative). We also declare in our standard term sheet that we have conducted check on certificates and experience of registered personnel. In addition, we emphasize that once work commences, we do not accept responsibility for the conduct, professional expertise or any liabilities of placed personnel. In the event that we are in breach of the terms of the standard term sheet with any of our clients, we may be liable for the losses and/or damages suffered by such clients.

Confidentiality and protection of personal data

We recognize the critical nature of maintaining the confidentiality of personal information belonging to both the personnel in our talent pool and our clients. To this end, we have engaged an independent IT consultant under a service agreement which mandates the careful management of information and data, including strict measures to prevent unauthorized access and inadvertent leaks. Further, all employment contracts signed with our staff include clauses aimed at safeguarding confidential information. These clauses stipulate that our staff must uphold strict confidentiality regarding any protected information obtained during their employment with us and refrain from disclosing such information to any third party.

Operations

Professional solution services

A brief description of our human resources solutions in connection with professional services provided by our in-house team is set out as follows:

Chief financial officer and company secretary office.    We have observed that as small and medium-sized enterprises (SMEs) undergo rapid growth and expansion, guidance from experienced financial professionals is essential to their operational success. However, for these expanding companies, it may not be affordable or practical for these growing companies to hire or retain competent full-time executives to perform day-to-day compliance, financial reporting and financial management functions. Accordingly, we offer the secondment of senior executives, such as chief financial officers and company secretaries to provide vital support, including:

•        business planning, budgeting and forecasting;

•        monitoring and assessing client’s financing needs;

•        reviewing financial position and performance; and

•        financial reporting and corporate governance.

Auditing workforce.    Certified Public Accountant (CPA) firms face staffing shortages, especially during reporting seasons. Our professional solution service team comprises experienced accountants well-versed in financial reporting and auditing standards. As such, they are equipped to perform fieldwork and audit tasks under the direction of CPA firms.

Drafting and documentation.    Hong Kong listed companies are required to maintain timely communication with investors by issuing circulars, announcements and other filings in accordance with regulatory requirements and listing rules. Our professional solution service team comprises experts in corporate finance and compliance who assist clients in drafting of such documents and corporate communication materials. In addition, private companies planning to go public often enlist our team’s assistance in drafting prospectuses and other documents in relation to listing application.

Nursing solution services, and logistics and other solution services

The diagram below illustrates the typical workflow of our talent sourcing and staffing solutions in connection with placement of personnel in our talent pool:

Enquiry
Repeated Client
Yes
No
Review requirement
New client registration
Repeat manpower request
Matching in existing talent pool
Multi-platform recruitment
New worker registration
Select suitable workers
Extra workers
Confirm job details
Confirm appointment
Attendance
Yes
No
Bill to client
(by service / bi-weekly / Monthly)
Service fee issue to worker
(Daily / Weekly / Monthly)
Investigate the reasons
Valid reason
Yes
No
Reserve in talent pool for other job matching
Blacklist

The operation typically involves the following major steps:

Understand clients’ requirements.    Our customer service team collects detailed information about clients’ needs, including the nature of the duties, required skill sets and the background of personnel, service schedules and any other special requirements.

Matching of talents.    All details of individuals registered within our talent pool are meticulously recorded in our database. Our customer service team conducts searches and identifies suitable candidates based on their backgrounds, specialized skills and experience. If no suitable candidates are identified within our talent pool, the customer service team will post job advertisements on our corporate website and/or independent third party recruitment platforms.

Performance of duties and attendance by the staff.    We regularly communicate with our clients to ensure the personnel we placed meet their skill requirements. Additionally, our customer service team provides thorough briefings to personnel regarding their duty assignments, work location and other client-specific requirements. The assigned staff then fulfills their duties as scheduled. Upon completion of their assignments, we proceed to invoice the client accordingly.

Evaluation of services performed.    We maintain a comprehensive system to record, track, assess and investigate any complaints lodged with us in relation to performance of personnel placed by us. We will carefully evaluate the complaint to determine its validity and recurrence. We will then record the findings in our database. Personnel with repeated valid complaints are promptly blacklisted and removed from talent pool so to prioritize the quality of our services and to ensure satisfaction of our customers.

Vendors

Due to the nature of our business, we have no major vendors. We rely primarily on individuals registered with us in the talent pool as our vendors. For the years ended December 31, 2023 and 2022, we did not have vendors which accounted for more than 10% of our cost of revenue.

Credit Management

Credit terms to customers

We assess the credit risk of new customers prior to accepting orders through a comprehensive process, which includes online searches, credit checks with industry peers and site visits. For existing customers, we conduct an annual credit assessment to review their credit limits and terms, taking into account factors such as their repayment history, historical transaction amounts and future economic conditions.

Our credit terms to customers generally range from 0 days to 30 days.

The average trade receivable turnover days was between 53 and 49 days for the years ended December 31, 2023 and 2022, respectively. This metric is calculated by dividing the average trade receivables balance by the sales revenue and multiplying by 365 days.

Quality Management of Talent Pool

We have a rigorous screening process to ensure that personnel meet our standards before their registration, enabling us to select suitable candidates for placement with our clients. During this screening process, our Group will verify the accuracy and authenticity of personnel qualifications and skills by examining the original copies of the relevant licenses and certificates, adhering to internal guidelines on certificate and qualification verification. These guidelines outline the distinct characteristics of the certificates and licenses across various specialties. We also contact relevant authorities that issued such licenses and certificates to check the authenticity of the qualifications when necessary. Additionally, we verify the experience of healthcare personnel registered with us by reviewing reference letters issued by previous employers, which evidence their employment history if available.

All background information and duty preferences of registered personnel are electronically stored in our database. This centralized system enables us to efficiently search and identify personnel of different specialty skills, experience levels and preference regarding duty assignments, location and working hours.

Permits and Licenses

Description of approval/license/permit/other regulatory requirements	Holding entity	Date of issue	Date of expiration	Regulatory authority
Employment agency license	Click Services Limited	January 14, 2025	January 13, 2026	The Labour Department

Intellectual Property

Our success and future revenue growth depend, in part, on our ability to protect our intellectual property. We rely primarily on trademarks and trade secret laws, as well as stringent confidentiality procedures, to protect our proprietary technologies and processes. We rely on a combination of trademark law and confidentiality and non-disclosure agreements to protect our intellectual property rights. We also consistently monitor for any instances of infringement or misappropriation of our intellectual property rights.

As of the date of this prospectus, we have registered the following trademark which we consider material to our Group’s business:

Trademark	Registered owner	Place of registration	Class No.	Registration number	Date of registration	Expiry date
	Click Services	Hong Kong	16,35,44,45	305403168	September 28, 2020	September 27, 2030

Office

Our principal executive office is located in Hong Kong, whereas leased an office space from an independent third party of 1,834 square feet from July 2022 to July 2025. The monthly rent for our office is $9,781 (HK$76,294) and may be terminated by giving the landlord one months’ advance notice in writing.

Insurance

We consider our insurance policies to be adequate and in line with the industry standard. As of the date of this prospectus, we have maintained the following key insurance policies: (i) employees’ compensation and office insurance for our employees that include work injury under the regulatory requirements in Hong Kong; and (ii) personal accident insurance which provides indemnity to us against liabilities resulting from claims with respect to accidents occurred in the provision of nursing services.

Legal Proceedings

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, breach of contract, and labor and employment claims. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on our business, financial condition, cash flow, or results of operations.

REGULATIONS

This section sets forth a summary of the most significant rules and regulations that affect our business in Hong Kong.

Laws and Regulations related in our business operation in Hong Kong

Business Registration

The Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) requires every entity which carries on a business in Hong Kong to apply for business registration and to display the valid business registration certificate at the place of business. Any person who fails to apply for business registration or display a valid business registration certificate at the place of business shall be guilty of an offence and shall be liable to a fine of HK$5,000 (US$641) and imprisonment for one year.

Taxation

The Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong) (the “IRO”) regulates taxes on property, earnings and profits in Hong Kong. The IRO provides that every person including corporations, partnerships, trustees and bodies of persons, carrying on any trade, profession or business in Hong Kong are liable for tax on all profits (excluding profits arising from the sale of capital assets) arising in or derived from Hong Kong from such trade, profession or business. As of the date of this prospectus, the standard profits tax rate for corporations is at 8.25% on assessable profits up to HK$2,000,000 (US$256,410) and 16.5% on any part of assessable profits over HK$2,000,000 (US$256,410). The IRO also contains provisions relating to, among others, permissible deductions for outgoings and expenses, set-offs for losses and allowances for depreciations.

Employment

Employment Ordinance

The Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (the “EO”) provides for, among other things, the basic employment protection of wages to all employees to regulate the general conditions of employment and for matters connected therewith.

The EO provides that where a contract of employment is terminated, any sum due to the employee shall be paid to him as soon as is practicable and in any case not later than seven days after the day of termination. Under the Employment Ordinance, any employer who willfully and without reasonable excuse fails to pay the said sum due to the employee within seven days after the day of termination, commits an offence and is liable to a fine of HK$350,000 (US$44,872) and to imprisonment for three years.

Further, the EO provides that if any wages or any sum earned by the employee for work done over the period commencing on the expiry of his wage period next preceding the time of termination up to that time are not paid within seven days from the day on which they become due, the employer shall pay interest at a specified rate on the outstanding amount of wages or sum from the date on which such wages or sum become due up to the date of actual payment. Any employer who willfully and without reasonable excuse fails to pay such wages or sum within seven days from the day on which they become due, commits an offence and is liable on conviction to a fine of HK$10,000 (US$1,282).

Mandatory Provident Fund Schemes Ordinance

The Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (the “MPFSO”) provides that every employer must take all practicable steps to ensure that each employee is covered under a Mandatory Provident Fund (MPF) scheme. An employer who fails to comply with such a requirement may face a fine and imprisonment. The MPFSO provides that an employer must, for each contribution period, (a) from the employer’s own funds, contribute to the relevant MPF scheme the amount determined in accordance with the MPFSO; and (b) deduct from the employee’s relevant income for that period as a contribution by the employee to that scheme the amount determined in accordance with the MPFSO.

The amount to be contributed and/or deducted by an employer for a contribution period is in the case of a casual employee who is a member of an industry scheme, an amount determined by reference to a scale specified in an order made in accordance with the MPFSO.

Employees’ Compensation Ordinance

The Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (the “ECO”) establishes a no-fault and non-contributory employee compensation system for work injuries and lays down the rights and obligations of employers and employees respectively in respect of injuries or death caused by accidents arising out of and in the course of employment, or by prescribed occupational diseases.

Under the ECO, if an employee sustains an injury or dies as a result of an accident arising out of and in the course of his employment, his employer is generally liable to pay compensation even if the employee might have committed acts of faults or negligence when the accident occurred. Similarly, an employee who suffers incapacity arising from an occupational disease or dies from an occupational disease is entitled to receive the same compensation as that payable to employees injured in occupational accidents.

Under the ECO, an employer must notify the Commissioner for Labour of any work accident by submitting the prescribed form (within fourteen days after the accident for general work accidents and within seven days after the accident for fatal accidents), irrespective of whether the accident gives rise to any liability to pay compensation. If the happening of such accident was not brought to the notice of the employer or did not otherwise come to his knowledge within such period of seven or fourteen days (as the case may be), then such notice shall be given not later than seven days or, as may be appropriate, fourteen days after the happening of the accident was first brought to the notice of the employer or otherwise came to his knowledge.

The ECO further provides that all employers are required to take out insurance policies to cover their liabilities under the ECO and common law for injuries at workplace for all of their employees. An employer failing to do so is liable on conviction upon indictment to a fine of HK$100,000 (US$12,800) and to imprisonment for two years, and on summary conviction to a fine of HK$100,000 (US$12,800) and imprisonment for one year.

Minimum Wage Ordinance

The prescribed minimum hourly wage rate (currently set at HK$40.0 (US$5) per hour) for every employee is govern by the Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong) (the “MWO”). Section 15 of the MWO provides that any provision of employment contract which purports to extinguish or reduce the right, benefit or protection conferred on the employee under the MWO is void.

Independent contractors

Under the Hong Kong laws, a worker may be categorized as either an independent contractor or an employee. There are several important factors to distinguish an employee from an independent contractor, among others, (i) control over work procedures, working time and method; (ii) ownership and provision of work equipment, tools and materials; and (iii) whether the person is free to hire helpers to assist in the work. A company is generally not liable to take up employer’s obligations under the EO, the ECO, the MWO and the MPFSO in respect of its independent contractors.

Personal Data (Privacy) Ordinance

The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO”) protects the privacy interests of living individuals in relation to personal data. The ordinance covers any automated and non-automated data relating directly or indirectly to a living individual and applies to both public and private bodies as data users that control the collection, holding, processing or use of personal data. There are six principles under the PDPO, which set out the principles in respect of the purpose and manner of collection of data, the accuracy and duration of retention of data, the use of personal data, the security of personal data, the information to be generally available and the access to personal data. In general, the personal data shall be lawfully and fairly collected and steps should be taken to ensure that the data subject is explicitly or implicitly informed on or before collecting the data. Personal data should also be accurate, up-to-date and kept no longer than necessary while unless with the consent from the data subjects, personal data should be used for the purposes for which they were collected or a directly related purpose. The Office of the Privacy Commissioner for Personal Data is the governing body to promote, administer and oversee the enforcement of the PDPO. It has the power to carry out inspections of any personal data systems, to receive complaints from individuals and to investigate data users in respect of the complaints filed.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information concerning our directors and executive officers, including their ages as of the date of this prospectus:

Name	Age	Position
Mr. Chan Chun Sing	45	Chairman, Director and Chief Executive Officer
Ms. Siu Iu	32	Chief Financial Officer
Mr. Chau Wang Him	46	Chief Technology Officer and Chief Investment Officer
Ms. Ip Hau Yi	32	Chief Operating Officer
Mr. Chow Chi Wing	48	Chief Sales Officer
Mr. Choi Ming Fung	34	Secretary and Manager of Professional Solution Services Team
Mr. Tse Wah Ping	44	Independent Director*
Ms. Chik Wai Chun	39	Independent Director*
Mr. Moy Yee Wo, Matthew	44	Independent Director*

____________

*        The three independent directors serve on the audit committee, with an “audit committee financial expert” as defined under the Nasdaq rules, serving as committee chair.

Mr. Chan Chun Sing is the founder of the Company, and has served as our chairman of the BOD, director, Chief Executive Officer and Chief Financial Officer, and he is responsible for the overall strategic direction and development of our Group. Mr. Chan is currently the company secretary of Lap Kei Engineering (Holdings) Limited (stock code: 1690.HK). Since February 2017, Mr. Chan has served as an independent non-executive director of Winson Holdings Hong Kong Limited (stock code: 6812.HK).

In addition, from January 2017 until January 2022, Mr. Chan served as an independent non-executive director of Lai Si Enterprise Holding Limited (stock code: 2266.HK). From October 2019 to June 2021, Mr. Chan served as company secretary of Janco Holdings Limited (stock code: 8035.HK). Mr. Chan also served as an executive director of Janco Holdings Limited from October 2019 to December 2020. From December 2011 to October 2013, Mr. Chan served as an independent non-executive director of Zhonghua Gas Holdings Limited (stock code: 8246.HK).

Mr. Chan worked for Deloitte Touche Tohmatsu from September 2001 to July 2011 and his last position held was senior manager in the audit department. Mr. Chan has more than 21 years of experience in the fields of accounting, auditing, compliance matters of listed companies in Hong Kong and managing listed companies and Certified Public Accountant firms. He obtained a bachelor’s degree of arts in accountancy from the Hong Kong Polytechnic University in 2001. Mr. Chan further obtained an Executive Master of Business Administration from the Chinese University of Hong Kong in November 2015. Mr. Chan obtained a Postgraduate Certificate in Business Forensics in October 2022. Mr. Chan has been a certified public accountant of the Hong Kong Institute of Certified Public Accountants since April 2006. He is also an associate member of the Hong Kong Chartered Governance Institute (formerly known as the Hong Kong Institute of Chartered Secretaries) since June 2021.

Ms. Siu Iu has served as the Company’s Chief Financial Officer since August 2024. Ms. Siu joined us in May 2023 and served as the Company’s finance manager before she was promoted to Chief Financial Officer. As the finance manager of the Company, Ms. Siu was responsible for the Company’s and its subsidiaries’ strategic planning, corporate finance activities, oversight of financial reporting procedures, internal controls and compliance with respective requirements.

Ms. Siu has more than seven years of experience in the field of accounting and auditing, including working experience at PricewaterhouseCoopers from July 2021 to May 2023. During her tenure with PricewaterhouseCoopers, she effectively managed engagements for both Hong Kong and U.S. reporting entities, and her last position held at PricewaterhouseCoopers was senior associate in the assurance department. Before joining PricewaterhouseCoopers, Ms. Siu worked as a senior accountant in an international accounting firm between November 2020 and July 2021. She also worked as an audit accountant and an audit associate in two other CPA firms in Hong Kong between April 2017 and November 2020. Ms. Siu obtained a bachelor’s degree in business administration with a focus on applied economics from Hong Kong Baptist University in 2015, and is a certified public accountant licensed in Hong Kong.

Mr. Chau Wang Him has over 20 years of experience in business development across Canada, Singapore, mainland China, Hong Kong, Macau and Taiwan markets. He is responsible for the Group’s integration of artificial intelligence (“AI”) into our business model, including automated matching, caregiver screening, and multimodal automated customer service platforms. He is also responsible for potential AI related investment opportunities. Before joining us, he was the Managing Director and General Manager of SenseTime Group Limited, a wholly owned subsidiary of SenseTime Group Inc. (stock code: 0020.HK) for over four years, and was responsible for the overall thought leadership, go-to-market strategy and building C-suit client relationship with key accounts in Hong Kong. Prior to joining SenseTime Group Limited, Mr. Chau was the Regional Director of Pivotal Technologies Limited from November 2014 to November 2019, and the Senior Director of SAP Hong Kong Co. Limited from January 2012 to August 2014. He also worked at Oracle Systems (HK) Limited as the Head of Sales from April 2003 to April 2010. Apart from his business endeavors, Mr. Chau is passionate about building Hong Kong start-up ecosystem. He is the advisory board member of The Chinese University of Hong Kong Alumni Entrepreneurs Association and fully supports the development of The Chinese University of Hong Kong. Mr. Chau holds an Executive MBA from The Chinese University of Hong Kong and a bachelor’s degree in computer science from the University of British Columbia in Canada. He also participated Technology & Innovation Management Program at University of California, Berkeley.

Ms. Ip Hau Yi is a seasoned administrative professional with a wealth of experience in managing operations in the healthcare industry. She joined Click Services since October 2020 and has been serving as the Administrative Manager responsible for overseeing all administrative functions, driving operational efficiency, and supporting the company’s day to day operation. From September 2015 to October 2020, Ms. Ip worked at a nursing care services provider specialized in sourcing and placement of healthcare professionals and her last position held was Senior Administrative Officer. Ms. Ip obtained a higher diploma in business with a specialization in sales, marketing, and advertising from HKU SPACE Community College in 2014.

Mr. Chow Chi Wing is an experienced sales and marketing professional. He joined Click Services since March 2021 and has been serving as the Business Development Manager responsible for identifying new business opportunities, client relationship management and exploring new markets for human resources solutions. From June 2019 to February 2021, Mr. Chow was the Senior Marketing & Executive Manager of a consulting firm specialized in provision of digital transformation and business optimization solutions to corporate clients. From March 2008 to November 2018, Mr. Chow was the Sales and Marketing Manager of a private company to promote health supplements in Hong Kong and manage product development projects in the PRC. Mr. Chow obtained a bachelor’s degree of science in radiation health physics from the University of Hong Kong in 1999 and a postgraduate diploma in marketing from HKU SPACE in 2014.

Mr. Choi Ming Fung is an experienced financial expert who accumulated more than 10 years of experience in financial management including auditing and accounting. Mr. Choi joined JFY Corporate in June 2021 and has been serving as the manager and team leader of the professional solution services team. In June 2024, Mr. Choi was appointed as our secretary. From January 2019 to April 2021, Mr. Choi worked for Deloitte Touche Tohmatsu and his last position held was senior associate in the audit department. Mr. Choi obtained a Bachelor of Commerce (Honors) in Accounting from Hong Kong Shue Yan University in 2014 and is currently a member of the Hong Kong Institute of Certified Public Accountants.

Mr. Tse Wah Ping serves as an independent director and be the chairman of the nominating and corporate governance committee and a member of the auditor committee and compensation committee.

Mr. Tse has over 20 years of experience in the fields of treasury and fundraising management, corporate finance and accounting. He worked for Deloitte Touche Tohmatsu from September 2001 to February 2010, and his last position held was manager in the audit department. He then worked for Melco Resorts & Entertainment Limited, a company listed on the Nasdaq Global Select Market (Nasdaq: MLCO), from March 2011 to June 2020, and his last position held was vice president of treasury. Mr. Tse is currently a director of a private company which is engaged in property management in Hong Kong. Mr. Tse obtained his bachelor of business administration in accountancy from the City University of Hong Kong. He has been a certified public accountant of The Hong Kong Institute of Certified Public Accountants since January 2005. He has also been a fellow of The Association of Chartered Certified Accountant since November 2009.

Ms. Chik Wai Chun serves as an independent director and the chairwoman of the compensation committee and a member of the audit committee and nominating and corporate governance committee.

Ms. Chik has over 15 years of experience in the auditing, accounting, corporate governance and company secretarial experience. She currently serves as the company’s secretary at P.B. Group Limited (stock code: 8331.HK) and FingerTango Inc. (stock code: 6860.HK), the head of company secretarial department of P.B. Advisory Limited and a consultant of the company secretarial department at Trinity Corporate Solutions Limited. She serves as an independent non-executive director at Boltek Holdings Limited (Stock Code: 8601.HK). She is also an independent director of Top Wealth Group Holding Ltd (NASDAQ ticker: TWG). Ms. Chik obtained a master of corporate governance degree from The Hong Kong Polytechnic University in September 2015. She was admitted as a member of CPA Australia in June 2011. Ms. Chik was also certified as a certified public accountant by the Hong Kong Institute of Certified Public Accountants in September 2011, and was admitted as an associate of both The Hong Kong Chartered Governance Institute (formerly known as The Hong Kong Institute of Chartered Secretaries) and The Chartered Governance Institute (formerly known as the Institute of Chartered Secretaries and Administrators) in March 2016.

Mr. Moy Yee Wo, Matthew serves as an independent director and the chairman of the audit committee and a member of the compensation committee and nominating and corporate governance committee.

Mr. Moy has over 21 years of experience in various sections of the financial industry including audit, corporate finance, and asset management. From August 2012 to January 2019, he was the chief financial officer of China Silver Group Limited (Stock Code: 0815.HK). From February 2019 to May 2024, he was the chief financial officer of Apollo Future Mobility Group Limited (Stock Code: 0860.HK). Mr. Moy also serves as an independent non-executive director of Chi Ho Development Holdings Limited (Stock Code: 8423.HK) since March 2017 and Janco Holdings Limited (Stock Code: 8035.HK) since October 2022. Mr. Moy obtained his bachelor of business administration in accounting and he further obtained his master of business administration at the Hong Kong University of Science & Technology. He is currently a member of the Hong Kong Institute of Certified Public Accountants.

Family Relationships

There are no family relationships among our directors and executive officers.

Compensation of Directors and Executive Officers

For so long as we qualify as a foreign private issuer, we are not required to comply with the proxy rules applicable to U.S. domestic companies, including the requirement applicable to emerging growth companies to disclose the compensation of our executive officers on an individual, rather than an aggregate basis. For the years ended December 31, 2022 and 2023, we paid an aggregate compensation of $347,000 and $456,000, respectively, in cash (including salaries, bonus and mandatory provident fund contributions) to our executive officers. Mr. Chan, our Chairman and Chief Executive Officer, presently serves as our sole director, although we intend to appoint three independent directors in advance of listing. Our Hong Kong subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her mandatory provident fund. We have also not made any agreements with our directors or executive officers to provide benefits upon termination of employment.

Corporate Governance Practices

Foreign Private Issuer

We qualify as a “foreign private issuer” under the SEC rules and Nasdaq Capital Market Company Guide. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Also, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we will submit to the SEC from time to time, on Form 6-K, reports of information that would likely be material to an investment decision in our Shares.

As a “foreign private issuer,” as defined by the SEC, we are permitted to follow home country corporate governance practices, instead of certain corporate governance standards required by the Nasdaq Capital Market for U.S. companies. The exemptions are subject to our disclosure of which requirements we are not following and the equivalent British Virgin Islands requirements. Below are some of the exemptions afforded to foreign private issuers under the corporate governance requirements of the Nasdaq Capital Market:

•        Exemption from the requirement that we disclose within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers.

•        Exemption from the requirement that our BOD be composed of independent directors.

•        Exemption from the requirement that our audit committee have a minimum of three members.

•        Exemption from the requirement that we hold annual shareholders’ meetings.

•        Exemption from the requirement that our BOD have a remuneration committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

•        Exemption from the requirement that director nominees are selected, or recommended for selection by our BOD, either by (i) independent directors constituting a majority of our BOD’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors and governed by a formal written charter or board resolution, as applicable, addressing the nomination process as adopted.

We intend to comply with all of the rules generally applicable to U.S. domestic companies listed on the Nasdaq Capital Market. We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other Nasdaq Capital Market corporate governance rules. We also intend to comply with British Virgin Islands corporate governance requirements under the BCA applicable to us at the same time if we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq Capital Market, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq Capital Market. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

We have adopted a code of business conduct and ethics, which is applicable to all of our directors, executive officers and employees and is publicly available.

Board of Directors

Our board consists of four directors. A director who is, directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our Company shall declare the nature of his or her interest at a meeting of our directors. A director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he or she may be interested in it and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of our directors at which any such contract or transaction is considered. Our directors may exercise all the powers of our Company to issue debentures, debenture stock, bonds, and other securities, whether outright or as collateral security for any debt, liability or obligation of our Company or of any third party.

Committees of the Board of Directors

We have established an audit committee, a compensation committee, and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee consists of Mr. Moy Yee Wo, Matthew, Mr. Tse Wah Ping, and Ms. Chik Wai Chun. All of our audit committee members are financially literate and two of our audit committee members have accounting or related financial management expertise. Mr. Moy Yee Wo, Matthew serves as the chairperson of our audit committee. We determined that each of our audit committee members satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Capital Market Company Guide and meets the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Mr. Moy Yee Wo, Matthew qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Nasdaq Capital Market Company Guide. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee is responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related-party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.    Our compensation committee consists of Mr. Moy Yee Wo, Matthew, Mr. Tse Wah Ping, and Ms. Chik Wai Chun. Ms. Chik Wai Chun serves as the chairperson of our compensation committee. We have determined that each of our compensation committee members satisfies the “independence” requirements of the Nasdaq Capital Market Company Guide. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•        reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•        reviewing periodically and approving any incentive compensation or equity plans, programs, or similar arrangements; and

•        selecting compensation consultant, legal counsel, or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee consists of Mr. Moy Yee Wo, Matthew, Mr. Tse Wah Ping, and Ms. Chik Wai Chun. Mr. Tse Wah Ping serves as the chairperson of our nominating and corporate governance committee. We determined that each of our nominating and corporate governance committee members satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Capital Market Company Guide. The nominating and corporate governance committee assists the BOD in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•        selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•        reviewing annually with the board the current composition of the board in regard to characteristics such as independence, knowledge, skills, experience, and diversity;

•        making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•        advising the board periodically in regard to significant developments in the law and practice of corporate governance, as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under British Virgin Islands law, our directors owe fiduciary duties to our Company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in the best interests of our Company. Our directors must also exercise their powers only for a proper purpose. Our directors owe to our Company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the British Virgin Islands. In fulfilling their duty of care to our Company, our directors must ensure compliance with the memorandum and articles of association of our Company, as amended and restated from time to time. Our Company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in the name of our Company if a duty owed by our directors is breached. You should refer to “Description of Share Capital — Differences in Corporate Law” for additional information on our standard of corporate governance under British Virgin Islands law.

As set out above, our directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position and a director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. You should refer to “Description of Share Capital — Differences in Corporate Law” for additional information on our standard of corporate governance under British Virgin Islands law.

Our BOD has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our BOD include, among others:

•        convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of the officers;

•        exercising the borrowing powers of our Company and mortgaging the property of our Company; and

•        approving the transfer of Shares in our Company, including the registration of such Shares in our Share register.

Terms of Directors and Officers

Our directors may be appointed by resolutions of directors or resolutions of members. Pursuant to our Articles of Association, each director holds office for the term, if any, fixed by the resolution of the shareholders of the Company or resolution of directors appointing him or her; or until their resignation, death, or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his or her earlier death, resignation or removal.

Employment Agreements with Executive Officers

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers will be employed for an initial period of three years, and such agreements will automatically renew unless otherwise agreed to in writing. We may terminate the executives, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties.

We may also terminate an executive officer’s employment without cause at any time upon one month’s advance written notice or by payment of one month’s salary in lieu of notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable laws of the jurisdiction where the executive officer is based. An executive officer may terminate his or her employment at any time with three months’ prior written notice to the Company or by payment of three months’ salary in lieu of notice, provided that during the initial period of three years, he or she is not entitled to terminate the employment agreement without prior consent of the Board.

Specifically, each executive officer agreed, without prior consent of the BOD, to become an employee of any entity other than the Company and any subsidiary or affiliate of the Company, and shall not be associated with any business or entity that directly or indirectly competes with the Group.

We also intend to enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board Diversity

We seek to achieve board diversity through the consideration of a number of factors when selecting the candidates to our BOD, including but not limited to gender, skills, age, professional experience, knowledge, cultural, education background, ethnicity and length of service. The ultimate decision of the appointment will be based on merit and the contribution which the selected candidates will bring to our board.

Our directors have a balanced mix of knowledge and skills. We have three independent directors with different industry backgrounds, representing a majority of the members of our BOD. We also achieved gender diversity by having one female director out of the total of four directors (including independent directors). We believe that our BOD is well balanced and diversified in alignment with the business development and strategy of our Group.

Equity Compensation Plan Information

As of the date of this prospectus, we have not adopted any equity compensation plans.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2023, we had no outstanding equity awards.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our Shares as of the date of this prospectus, by:

•        each person or entity known by us to own beneficially more than 5% of our outstanding Shares;

•        each of our directors, executive officers, and director nominees; and

•        all of our executive officers, directors, and director nominees as a group.

Beneficial ownership of our Shares is determined in accordance with the SEC rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. The percentage of Shares beneficially owned prior to the offering is based on 17,880,000 Shares outstanding as described in “Corporate History and Structure” section. We do not have any options or warrants that are outstanding. The percentage of Shares beneficially owned after the offering is based on the number of Shares outstanding prior to the offering plus the Shares that we are selling in this offering.

Except where otherwise indicated, we believe, based on information furnished to us by such owners, that the beneficial owners of the Shares listed below have sole investment and voting power with respect to such shares.

Upon the closing of this offering, none of our shareholders will have different voting rights from other shareholders. To the best of our knowledge, we are not owned or controlled, directly or indirectly, by any another corporation or by any foreign government. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Offering*
Name of Beneficial Owner(1)	Number	Percentage	Number	Percentage
Directors, director nominees, and executive officers
Mr. Chan Chun Sing(2)	9,811,400	54.87%	9,811,400	30.97%
Mr. Chau Wang Him	Nil	Nil	Nil	Nil
Ms. Ip Hau Yi	Nil	Nil	Nil	Nil
Mr. Chow Chi Wing	Nil	Nil	Nil	Nil
Mr. Choi Ming Fung	Nil	Nil	Nil	Nil
Mr. Tse Wah Ping	Nil	Nil	Nil	Nil
Ms. Chik Wai Chun	Nil	Nil	Nil	Nil
Mr. Moy Yee Wo, Matthew	Nil	Nil	Nil	Nil
Directors, director nominees, and executive officers as a group	9,811,400	54.87%	9,811,400	30.97%

5% or greater principal shareholders:
Circuit Delight Limited(2)	9,811,400	54.87%	9,811,400	30.97%
Classic Impact Limited(3)	1,965,600	10.99%	1,965,600	6.20%
Mr. Yau Sze Yeung	2,980,000	16.67%	2,980,000	9.41%
	14,757,000	82.53%	14,757,000	46.58%

____________

*        Based on 31,680,000 Ordinary Shares outstanding immediately after completion of this offering.

(1)      Except as otherwise indicated below, the business address for our directors and executive officers is at Unit 709, 7/F., Ocean Centre, 5 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong.

(2)      Mr. Chan Chun Sing beneficially owns 9,811,400 Shares through his 100% ownership of Circuit Delight Limited.

(3)      Ms. Leung Wing Shan, spouse of Mr. Chan Chun Sing, beneficially owns 1,965,600 Shares through her 100% ownership of Classic Impact Limited.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions with Certain Related Parties

Set forth below are our related party transactions that occurred since the beginning of our preceding two fiscal years up to December 31, 2022 and from January 1, 2023 to June 30, 2024. The “related party transactions” are transactions identified in accordance with the rules prescribed under Part I, Item 7B of SEC Form 20-F.

Under Part I, Item 7B of Form 20-F, the Company is required to disclose any transaction occurring since the beginning of the Company’s preceding two financial years, with respect to transactions or loans between the Company and (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, the Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of the Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

We have adopted an audit committee charter, which requires the committee to review all related party transactions on an ongoing basis and all such transactions be approved by the audit committee. In determining whether to approve a related party transaction, the audit committee shall consider, among other factors, the following factors to the extent relevant to the related party transaction:

•        whether the terms of the related party transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party;

•        whether there are business reasons for the Company to enter into the related party transaction;

•        whether the related party transaction would impair the independence of an outside director;

•        whether the related party transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or the related party, the direct or indirect nature of the director’s, executive officer’s or the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the audit committee deems relevant; and

•        any pre-existing contractual obligations.

Names and relationship of related Party:	Existing relationship with the Company
JFY & Co.	A customer of the Company and controlled by Mr. Chan Chun Sing (Note 1)
JFY CPA Limited	A customer of the Company and controlled by Mr. Chan Chun Sing (Note 1)
Click Environmental Services Limited	A customer of the Company and controlled by Mr. Chan Chun Sing (Note 1)

____________

Note 1:    Mr. Chan Chun Sing is the controlling shareholder of these entities and Click Holdings.

Summary of Related Party Transactions:

Included in the Company’s revenue for the years ended December 31, 2023 and 2022 is $615,299 and $234,818 from related parties, respectively. The details are as follows:

Name of related parties	2023	2022
JFY & Co.	$64,324	$100,162
JFY CPA Limited	547,129	115,425
Click Environmental Services Limited	3,846	19,231
Total	$615,299	$234,818

Included in the Company’s revenue for the six months ended June 30, 2024 and 2023 is $nil and $291,494 from related parties, respectively. The details are as follows:

Name of related parties	2024	2023
JFY & Co.	$—	$64,324
JFY CPA Limited	—	227,170
Total	$—	$291,494

Included in the Company’s expenses for the years ended December 31, 2023 and 2022 are allocated expenses of $145,393 and $279,558 from related parties, respectively. The details are as follows:

Name of related parties	2023	2022
JFY & Co.	$(14,410)	$(279,558)
JFY CPA Limited	(130,983)	—
Total	$(145,393)	$(279,558)

Included in the Company’s expenses for the six months ended June 30, 2024 and 2023 are allocated expenses of $nil and $101,451 from related parties, respectively. The details are as follows:

Name of related parties	2024	2023
JFY & Co.	$—	$(14,410)
JFY CPA Limited	—	(87,041)
Total	$—	$(101,451)

JFY Corporate declared $320,513 and nil dividend distributed to Mr. Chan Chun Sing for the years ended December 31, 2023 and 2022, respectively, and was used to offset due from/to related parties.

Due from related party:	2023	2022
Click Environmental Services Limited	$—	$19,231
Total	—	19,231

The amount due from Click Environmental Services Limited was trade in nature, non-interest bearing and repayable on demand.

Due to related parties:	2023	2022
Mr. Chan Chun Sing (Note 1)	$(203,559)	$—
Ms. Leung Wing Shan (Note 1 and 2)	—	(455,897)
JFY & Co. (Note 1 and 3)	—	(38,137)
JFY CPA Limited (Note 1 and 3)	—	(22,936)
Total	$(203,559)	$(516,970)

Note 1:

The amount due to Mr. Chan as of December 31, 2023 of US$203,559 is non-interest bearing and repayable on demand. It was the result of non-cash transactions of (i) the dividend of US$320,513 and (ii) the netting off of due from and due to related parties of US$434,094.

•        On December 31, 2023, JFY Corporate declared a dividend of HK$2,500,000 (US$320,513) to Mr. Chan. The dividend was used to offset due from/to Mr. Chan of US$464,765, resulting in amount due from Mr. Chan of US$144,252.

•        On December 31, 2023, the Company, Mr. Chan and various related parties entered into an offsetting arrangement to net off (1) due from Mr. Chan of US$144,252, (2) due from related parties of US$289,842 and (3) due to related parties of US$637,653, which resulted in a non-cash transaction of US$434,094 and amount due to Mr. Chan of US$203,559. Prior to the offsetting arrangement, due from and due to related parties were as follows:

Name of related parties	Due from	Due to
Mr. Chan	$144,252	$—
Ms. Leung	—	(455,897)
JFY & Co.	—	(181,756)
JFY CPA Limited	266,765	—
Click Environmental Services Limited	23,077	—
Total	$434,094	$(637,653)

Note 2:

The amount due to Ms. Leung was for accrued bonuses payable to her from prior years. It was non-interest bearing and repayable on demand.

Note 3:

The amounts due to JFY & Co. and JFY CPA Limited were trade in nature. They were non-interest bearing and repayable on demand.

The details of reconciliation of due from/to related parties as of December 31, 2022 to that of December 31, 2023 are as follows:

	Due from related parties	Due to related parties
Balance at December 31, 2022	$19,231	$(516,970)
Net cash flows from operating activities	414,863	199,830
Dividend declared	—	(320,513)
Offsetting arrangement (Note 1 above)	(434,094)	434,094
Balance at December 31, 2023	$—	$(203,559)

As of June 30, 2024, due to related parties consists of the following:

Name of related parties	As of June 30, 2024
Mr. Chan	—
Total	$—

DESCRIPTION OF SHARES AUTHORIZED TO ISSUE

We are a business company with limited liability incorporated under the laws of the British Virgin Islands and our affairs are governed by our memorandum and articles of association, as amended from time to time and the BCA, and the common law of the British Virgin Islands.

The authorized shares of the Company consist of Ordinary Shares. As of the date of this prospectus, the Company is authorized to issue 500,000,000 Ordinary Shares with par value of US$0.0001 per Share and had 17,880,000 Shares issued and outstanding. We will issue 13,800,000 Ordinary Shares in this offering.

Upon completion of this offering, we will have 31,680,000 Ordinary Shares issued and outstanding. All of our Shares issued and outstanding prior to the completion of the offering are fully paid, and all of our Shares to be issued in the offering will be issued as fully paid.

Our Memorandum and Articles of Association

The following are summaries of certain material provisions of our amended and restated memorandum and articles of association (which in this section shall each be referred as the memorandum and the articles, and collective, the memorandum and articles) and of the BCA, insofar as they relate to the material terms of our Ordinary Shares.

Objects of Our Company.    Under our memorandum and articles of association, the objects of our Company are unrestricted, and we are capable of exercising all power and authority to carry out any object not prohibited by the BCA or any other law of the British Virgin Islands.

Ordinary Shares.    All of our issued Ordinary Shares are fully paid and non-assessable. Certificates evidencing the Ordinary Shares are issued in registered form. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their shares.

Dividends.    The holders of our Ordinary Shares are entitled to such dividends as may be declared by our BOD subject to the BCA. Our memorandum and articles provide that dividends may be declared and paid out of the funds of our Company lawfully available therefor. Under the laws of the British Virgin Islands, our Company may pay a dividend if the BOD are satisfied, on reasonable grounds that, immediately after the distribution, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due.

Voting Rights.    Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of the shareholders entitled to vote on such action and may be effected by a resolution in writing. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each Ordinary Share which such shareholder holds.

General Meetings of Shareholders.    As a British Virgin Islands business company, we are not obliged by the BCA to call shareholders’ annual general meetings. We must provide written notice of all meetings of shareholders, stating the time, date and place and, in the case of an annual general meeting or a special meeting of shareholders, the purpose or purposes thereof, at least seven days before the date of the proposed meeting to those persons whose names appear as shareholders in the register of members on the date of the notice and are entitled to vote at the meeting. Our BOD shall call a special meeting upon the written request of shareholders holding at least 30% of our outstanding voting shares. In addition, our BOD may call a special meeting of shareholders on its own motion. A meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90 percent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares which that shareholder holds.

At any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than 50% of the issued Ordinary Shares entitled to vote on the resolutions to be considered at the meeting. Such quorum may be represented by only a single shareholder or proxy. If no quorum is present within two hours of the start time of the meeting, the meeting shall be dissolved if it was requested by shareholders. In any other case, the meeting shall be adjourned to the next business day, and if shareholders representing not less than one-third of the votes of the Ordinary Shares or each class of shares entitled to vote on the matters to be considered at the meeting are present within one hour of the start time of the adjourned meeting, a quorum will be present. No business may be transacted at any general meeting unless a quorum is present at the commencement of business. If present, the chair of our BOD shall be the chair presiding at any meeting of the shareholders. If the chair of our board is not present then the shareholders present shall choose a shareholder to chair the meeting of shareholders. If there shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or by proxy at the meeting shall preside as chairman.

A corporation that is a shareholder shall be deemed for the purpose of our articles to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Transfer of Ordinary Shares.    Subject to the restrictions in our articles, the lock-up agreements as described below and applicable securities laws, any of our shareholders may transfer all or any of his or her Ordinary Shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. Our BOD may resolve by resolution to refuse or delay the registration of the transfer of any Ordinary Shares. If our BOD resolves to refuse or delay any transfer, it shall specify the reasons for such refusal in the resolution. Our directors may not resolve or refuse or delay the transfer of the Ordinary Shares unless (a) the Ordinary Shares are not fully paid up or on which our Company has a lien; (b) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred exceeds four; or (c) such refusal or delay is deemed necessary or advisable in our view or that of our legal counsel in order to avoid violation of, or in order to ensure compliance with, any applicable, corporate, securities and other laws and regulations.

Liquidation.    As permitted by BVI law and our memorandum and articles, the Company may be voluntarily liquidated by a resolution of members or, if permitted under section 199(2) of the BCA, by a resolution of directors if we have no liabilities or we are able to pay our debts as they fall due and the value of our assets equals or exceeds our liabilities by resolution of directors and resolution of shareholders.

Calls on Shares and Forfeiture of Shares.    Our BOD may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least fourteen days prior to the specified time of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture. For the avoidance of doubt, if the issued shares have been fully paid in accordance with the terms of its issuance and subscription, the BOD shall not have the right to make calls on such fully paid shares and such fully paid shares shall not be subject to forfeiture.

Redemption, Repurchase and Surrender of Shares.    Subject to the provisions of the BCA, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our memorandum and articles and subject to any applicable requirements imposed from time to time by, the BCA, the SEC, the NASDAQ Capital Market, or by any recognized stock exchange on which our securities are listed. Our Company may also repurchase any of our shares on such terms and in such manner as have been approved by our BOD (and subject to the written consent of all the shareholders whose shares are to be purchased). In addition, our Company may accept the surrender of any fully paid share for no consideration. See “Where You Can Find Additional Information.”

Variations of Rights of Shares.    All or any of the special rights attached to any class of shares may, subject to the provisions of the BCA, be amended with a consent in writing or pursuant to a resolution passed at a meeting by the holders of more than fifty percent of the issued shares in that class.

Issuance of Additional Shares.    Our memorandum and articles authorizes our BOD to issue authorized but unissued Ordinary Shares from time to time as our BOD shall determine, to the extent of available.

Inspection of Books and Records.    Under BVI Law, holders of our Ordinary Shares are entitled, upon giving written notice to us, to inspect (i) our memorandum and articles of association (as may be amended from time to time), (ii) the register of members, (iii) the register of directors and (iv) minutes of meetings and resolutions of members (shareholders), and to make copies and take extracts from the documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions.    Some provisions of our memorandum and articles may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

•        authorize our BOD to issue preference shares in one or more series (to the extent authorized but unissued) and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•        limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under British Virgin Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, NY 11598.

Differences in Corporate Law

The BCA is derived, to a large extent, from the older BCAs of England but does not follow recent English statutory enactments and accordingly there are significant differences between the BCA and the current BCA of England. In addition, the BCA differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the BCA applicable to us and the laws applicable to companies incorporated in the State of Delaware in the U.S. and their shareholders.

Mergers and Similar Arrangements.    Under the laws of the BVI, two or more companies may merge or consolidate in accordance with Section 170 of the BCA. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders.

While a director may vote on the plan of merger or consolidation even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company.

A transaction entered into by our Company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions.

Notwithstanding the above, a transaction entered into by our Company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction.

In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI.

A shareholder may dissent from a mandatory redemption of his or her shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his or her shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder within 20 days (from the date of notice) who gave written objection. These shareholders then have 20 days from the date of such notice to give to the company their written election in the form specified by the BCA to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his or her shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his or her shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have thirty days to agree upon the price. If the company and a shareholder fail to agree on the price within the thirty days, then the company and the shareholder shall, within twenty days immediately following the expiration of the thirty-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ Suits.    There are both statutory and common law remedies available to our shareholders as a matter of BVI law. These are summarized below:

•        Prejudiced members: A shareholder who considers that the affairs of a company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BCA, inter alia, for an order that his or her shares be acquired, that he be provided compensation, that the Court regulate the future conduct of the company, or that any decision of the company which contravenes the BCA or our memorandum and articles of association be set aside. There is no similar provision under Delaware law.

•        Derivative actions: Section 184C of the BCA provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company. Under Delaware law, a stockholder is eligible to bring a derivative action if the holder held stock at the time of the challenged wrongdoing and continues from that time to hold stock throughout the course of the litigation.

This is the “continuous ownership” rule, which is a requirement for a stockholder to bring and maintain a derivative action. The law also requires the stockholder first to demand the BOD of the corporation to assert the claims or the stockholder must state in the derivative action particular reasons why making such a demand would be futile.

•        Just and equitable winding up: In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of a company on the grounds that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is only available where the company has been operated as a quasi-partnership and trust and confidence between the partners has broken down. Under Delaware law the court can use its equitable power of dissolution and appoint a receiver when fraud and gross mismanagement by corporate officers cause real imminent danger of great loss, and cannot be otherwise prevented.

Indemnification of Directors and Executive Officers and Limitation of Liability.    British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our memorandum and articles, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

•        is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

•        is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of British Virgin Islands law, a director of a British Virgin Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a British Virgin Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the British Virgin Islands.

Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. BVI law provides that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting; provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders. Our memorandum and articles does permit shareholders to act by written consent.

Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the BOD or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The BCA does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allow our shareholders holding at least 30% of the voting rights of our Company at general meetings to requisition a meeting of shareholders, in which case our board is obliged to convene a meeting of shareholders and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our articles of association do not provide our shareholders with any other right to put proposals before meetings of shareholders. As a British Virgin Islands business company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a BOD since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the British Virgin Islands but our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles, subject to certain restrictions as contained therein, directors can be removed from office, with or without cause, by a resolution of shareholders passed at a meeting of shareholders called for the purposes of removing the director or for purposes including the removal of the director or by written resolution passed by at least 75 percent of the vote of the shareholders entitled to vote or by a resolution of directors of our Company.

Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the BOD approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s BOD.

British Virgin Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although British Virgin Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the BOD approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the BOD may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under British Virgin Islands law and our memorandum and articles, we may appoint a voluntary liquidator by a resolution of the shareholders or by resolution of directors.

Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our articles, the rights attached to any class of shares may only be varied, whether or not our Company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by the holders of more than 50% of the issued shares in that class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under British Virgin Islands law, our memorandum and articles may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. Any amendment is effective from the date it is registered at the Registry of Corporate Affairs in the BVI.

Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our memorandum and articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles governing the ownership threshold above which shareholder ownership must be disclosed.

SHARES ELIGIBLE FOR FUTURE SALE

Rule 144

In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months, would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date such securities were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding Ordinary Shares which will equal approximately Shares immediately after this offering; or

•        the average weekly trading volume of our Ordinary Shares on Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, dated April 1, 2025, we have engaged Pacific Century Securities LLC to act as our co-placement agent in connection with this offering. The Placement Agents are not purchasing or selling any of our securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use their “reasonable best efforts,” to arrange for the sale of such securities by us. The terms of this offering are subject to market conditions and negotiations between us, the Placement Agents, and prospective investors. The placement agency agreement does not give rise to any commitment by the placement agents to purchase any of our securities, and the placement agents will have no authority to bind us by virtue of the placement agency agreement. Further, the Placement Agents do not guarantee that they will be able to raise new capital in any prospective offering. The Placement Agents may engage sub-agents or selected dealers to assist with this offering.

The following table shows the total placement agent commissions we will pay to the Placement Agents in connection with the sale of the Shares offered pursuant to this prospectus assuming the purchase of all of the Shares initially offered hereby:

	Per Share	Total
Offering price	$0.60	$8,280,000
Placement Agents commissions(1)	$0.042	$579,600
Proceeds to us (before expenses)	$0.558	$7,700,400

We have agreed to pay to the Placement Agents commissions equal to seven percent (7.0%) of the aggregate gross proceeds raised in this offering. We have agreed to pay to the Placement Agents by deduction from the net proceeds of this offering a non-accountable expense allowance equal to one percent (1.0%) of the gross proceeds raised in this offering for its non-accountable expenses.

We have also agreed to reimburse the Placement Agents up to $100,000 for its actual and accountable out-of-pocket expenses related to the offering, including any fees and disbursements of the Placement Agents’ U.S. and local legal counsels, third-party expenses, and travel and communications costs in connection with the offering.

We estimate that the total expenses of the offering, including registration, filing, and listing fees, printing fees, and legal and accounting expenses, but excluding Placement Agents fees and expenses, will be approximately $0.3 million, all of which are payable by us.

Right of First Refusal

We have agreed, provided that this offering is completed, that until twelve months after the closing of this offering, the Placement Agents will have a right of first refusal to act as sole managing underwriter and dealer manager, book runner or sole placement agent for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings during such twelve-month period of the Company.

Lock Up Agreements

We agree that, subject to certain exceptions, we will not without the prior written consent of the Placement Agents, during the 180 days after the closing of this offering:

•        offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company, except for the shares or options issued under the Company’s incentive plan;

•        file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company; or

•        enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of our Company whether any such transaction described above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise.

Each of our directors and officers named in the section “Management”, and each of our existing shareholders that owns 5% or more of our total outstanding shares agree that, subject to certain exceptions, such director, executive officer or shareholder will not, without the prior written consent of the Placement Agents, for 180 days after the closing of this offering:

•        offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or capital stock of our Company including any securities convertible into or exercisable or exchangeable for such Ordinary Shares or capital stock, or

•        enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Ordinary Shares or capital stock whether any such transaction described above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise.

Indemnification

We have agreed to indemnify the Placement Agents against liabilities under the Securities Act and to contribute to payments that the Placement Agents may be required to make in respect of such liabilities.

Regulation M

The Placement Agents may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

As an underwriter, each Placement Agents would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agents acting as principal. Under these rules and regulations, the Placement Agents (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The actual offering price of the securities was negotiated between us, the Placement Agents, and the prospective investors in the offering based on the trading of our ordinary shares prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering, include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant. In particular, we believe that the final offering price ultimately depends on our assessment of investors’ sentiment in our Shares and we consider, weigh and prioritize this factor as the utmost important factor in determining our final offering price.

As of the date of this prospectus, we had 17,880,000 Shares issued and outstanding and we are offering up to an aggregate of 13,800,000 Ordinary Shares to potential investors, constituting approximately 77.2% of our existing Share capital. Our existing Shareholders may suffer significant dilution after completion of this offering.

Although our Shares currently trade at a market price well above the offering price of $0.6 per Share, the daily trading volume and turnover is insignificant when compared to the number of Ordinary Shares we are offering to potential investors under this offering. It was therefore essential for us to determine an offering price that matches with our assessment of the investors’ sentiment given the significant number of Shares we are offering as opposed to our current market price which has low correlation to the actual value of our securities given the thin trading volume and turnover. After deducting the estimated Placement Agents commissions and estimated offering expenses payable by us, we expect to receive net proceeds of approximately $7.3 million from this offering, based on an offering price of $0.60 per Share, without a strong sentiment from interested investors to complete this offering, we may not be able to implement our future business plans.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the Placement Agents. In connection with the offering, the Placement Agents or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the Placement Agents’ website and any information contained in any other website maintained by the Placement Agents is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agents in its capacity as placement agent and should not be relied upon by investors.

Certain relationships

The Placement Agents and their affiliates may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, NY 11598.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Offering Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Offering Shares, where action for that purpose is required. Accordingly, the Offering Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Offering Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

MATERIAL TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax considerations relating to the acquisition, ownership, and disposition of our Shares. You should consult your own tax advisor concerning the tax considerations of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, or other taxing jurisdiction.

British Virgin Islands Taxation

The following is a discussion on certain British Virgin Islands income tax consequences of an investment in our securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under British Virgin Islands law.

Payments of dividends and capital in respect of our securities will not be subject to taxation in the British Virgin Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to British Virgin Islands income or corporation tax.

The British Virgin Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the British Virgin Islands except to the extent that we have any interest in real property in the BVI, all instruments relating to transactions in respect of the shares, debt obligations or other securities of the Company and all instruments relating to other transactions relating to the business of the Company are exempt from the payment of stamp duty in the BVI. There are no exchange control regulations or currency restrictions in the British Virgin Islands. Under the laws of the British Virgin Islands, no stamp duty is payable in the British Virgin Islands on the issue of shares by, or any transfers of shares of, British Virgin Islands companies (except those which hold interests in land in the British Virgin Islands).

Hong Kong Taxation

JFY Corporate and Click Services are incorporated in Hong Kong and was subject to 16.5% Hong Kong profits tax on their taxable income assessable profits generated from operations arising in or derived from Hong Kong for the year of assessment of 2022/2023 and 2021/2022. Hong Kong profits tax rates for corporations are 8.25% on assessable profits up to HK$2,000,000 (US$256,410), and 16.5% on any part of assessable profits over HK$2,000,000 (US$256,410).

Certain U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Ordinary Shares. This summary applies only to U.S. Holders that hold our Ordinary Shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. federal tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the Internal Revenue Service (“IRS”) with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•        financial institutions or financial services entities;

•        insurance companies;

•        pension plans;

•        cooperatives;

•        regulated investment companies;

•        real estate investment trusts;

•        broker-dealers;

•        traders that elect to use a mark-to-market method of accounting;

•        governments or agencies or instrumentalities thereof;

•        certain former U.S. citizens or long-term residents;

•        tax-exempt entities (including private foundations);

•        persons liable for alternative minimum tax;

•        persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        passive foreign investment companies;

•        controlled foreign corporations;

•        persons that actually or constructively own 5% or more of the total combined voting power of all classes of our voting stock; or

•        partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Ordinary Shares through such entities.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAXATION TO THEIR PARTICULAR CIRCUMSTANCES, AND THE STATE, LOCAL, NON-U.S., OR OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the U.S.;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions paid on our Ordinary Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. A non-corporate U.S. Holder will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the U.S. that the U.S. Secretary of Treasury determines is satisfactory for purposes of this provision and includes an exchange of information program, or (ii) with respect to any dividend it pays on stock that is readily tradable on an established securities market in the U.S., including Nasdaq Capital Market. It is unclear whether dividends that we pay on our Ordinary Shares will meet the conditions required for the reduced tax rate. Dividends received on our Ordinary Shares will not be eligible for the dividends-received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Sale or Other Disposition of Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such Ordinary Shares. Any capital gain or loss will be long term if the Ordinary Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our Company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Based on our current composition of assets, subsidiaries and market capitalization (which will fluctuate from time to time), we do not expect to be or become a PFIC for U.S. federal income tax purposes. However, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our Ordinary Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our Ordinary Shares even if we cease to be a PFIC in subsequent years, unless certain elections are made.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition of ordinary shares. Under these rules,

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

•        the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

•        the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our Ordinary Shares qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules apply to your investment in our Ordinary Shares.

Non-U.S. Holders

Cash dividends paid or deemed paid to a Non-U.S. Holder with respect to the Ordinary Shares generally will not be subject to U.S. federal income tax unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the U.S.).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of the Ordinary Shares unless such gain is effectively connected with its conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the U.S.) or the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of such sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Cash dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the U.S.) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates as applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the Internal Revenue Service (“IRS”) relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

In addition, dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the BVI. Currently, substantially all of our assets and operations are located outside the U.S. Service of process by the investors upon us, and upon our directors and officers who are nationals and residents outside of the U.S., may be difficult to effect within the U.S. Furthermore, because substantially all of our assets and assets of our directors and officers are located outside the U.S., it may be difficult for investors to enforce any judgment obtained in the U.S. courts against us or any of our directors and officers.

Name	Position	Nationality	Residence
Mr. Chan Chun Sing	Chairman, Director and Chief Executive Officer	Chinese	Hong Kong
Ms. Siu Iu	Chief Financial Officer	Chinese	Hong Kong
Mr. Chau Wang Him	Chief Technology Officer and Chief Investment Officer	Canadian	Hong Kong
Ms. Ip Hau Yi	Chief Operating Officer	Chinese	Hong Kong
Mr. Chow Chi Wing	Chief Sales Officer	Chinese	Hong Kong
Mr. Choi Ming Fung	Manager of Professional Solution Services Team	Chinese	Hong Kong
Mr. Tse Wah Ping	Independent Director	Chinese	Hong Kong
Ms. Chik Wai Chun	Independent Director	Chinese	Hong Kong
Mr. Moy Yee Wo, Matthew	Independent Director	Chinese	Hong Kong

We have appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent to receive service of process is 122 East 42nd Street, 18th Floor, New York, NY 10168.

Ogier, our counsel as to BVI law, advised us there is uncertainty as to whether the courts of the BVI would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the U.S. or the securities laws of any state in the U.S., or (2) entertain original actions brought in the BVI against us or our directors or officers that are predicated upon the federal securities laws of the U.S. or the securities laws of any state in the U.S.

We have been advised by Ogier, that the U.S. and the BVI do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the U.S. in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the U.S. based on civil liability, whether or not predicated solely upon the U.S. federal securities laws would not be enforceable in the BVI. We have also been advised by Ogier that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the BVI under the common law doctrine of obligation. Prior to the rendering of the judgment by the courts of the BVI; there is due compliance with the correct procedures under the laws of the BVI. However, the BVI courts are unlikely to enforce a judgment obtained from U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the BVI to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the BVI, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the BVI. A BVI court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

David Fong & Co., our counsel with respect to Hong Kong law, has advised us that judgment of U.S. courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the U.S. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

EXPENSES RELATED TO THE OFFERING

The following table sets forth the costs and expenses payable by us in connection with the offer and sale of Shares in this offering.

Itemized expense	Amount
SEC registration fee	$1,268
FINRA Filing Fee	1,742
Legal fees and expenses	85,000
Accounting fees and expenses	20,000
Placement Agents accountable expenses	100,000
Miscellaneous	65,000
Total	$273,010

LEGAL MATTERS

We are represented by Loeb & Loeb LLP with respect to certain legal matters of U.S. federal securities laws, by David Fong & Co. with respect to certain legal matters of Hong Kong laws. The legal matters concerning this offering relating to BVI law will be passed upon for us by Ogier. VCL Law LLP is acting as U.S. securities counsel for the Placement Agents.

EXPERTS

The consolidated financial statements for the years ended December 31, 2023 and 2022, included in this prospectus are so included in reliance on the report of Wei, Wei & Co., LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Wei, Wei & Co., LLP is located at 133-10, 39th Avenue, Flushing, New York 11354, USA.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Shares. This prospectus, which constitutes part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Certain information is omitted from this prospectus, and you should refer to the registration statement and its exhibits and schedules for that information. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but they are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC at its website at: http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers and under those requirements we file reports and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES

CLICK HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

	June 30, 2024	December 31, 2023
	(Unaudited)	(Audited)
Assets:
Current assets
Cash and cash equivalents	$221,047	$482,588
Accounts receivable, net	1,082,297	850,193
Prepaid expenses and other current assets	59,372	57,190
Total current assets	1,362,716	1,389,971

Property and equipment, net	73,641	85,436
Right-of-use assets, net	113,697	170,545
Deferred offering costs	728,725	—
Total non-current assets	916,063	255,981

Total assets	$2,278,779	$1,645,952

Liabilities and Shareholders’ Equity:
Liabilities:
Current liabilities
Accounts payable	$111,778	$68,177
Accrued expenses and other current liabilities	75,897	123,182
Advance from customers	—	123,077
Short-term bank loans	448,718	461,538
Short-term lease liabilities	114,842	110,544
Due to related parties	—	203,559
Income tax payable	144,983	94,568
Total current liabilities	896,218	1,184,645

Long-term lease liabilities	—	58,001
Total liabilities	896,218	1,242,646

Commitment and contingencies	—	—

Shareholders’ Equity:
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 13,500,000 shares and 13,100,000 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively*	1,350	1,310
Additional paid-in capital	897,405	384,587
Accumulated other comprehensive income	613	2,051
Retained earnings	483,193	15,358

Total shareholders’ equity	1,382,561	403,306

Total liabilities and shareholders’ equity	$2,278,779	$1,645,952

____________

*        Gives retroactive effect to reflect the reorganization in August 2024.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS AND COMPREHENSIVE INCOME
(Expressed in U.S. dollars)

	Six Months Ended June 30,
	2024	2023
Revenue	$3,181,992	$2,788,050
Cost of revenue	2,225,962	2,012,659
Gross profit	956,030	775,391

Operating expenses:
General and administrative	412,837	355,410
Selling and marketing	13,218	11,698
Total operating expenses	426,055	367,108

Income from operations	529,975	408,283

Other (expense) income:
Government subsidies	—	8,536
Interest income	1,719	135
Interest expense	(17,421)	(13,026)
Other miscellaneous income	3,977	—
Total other (expense), net	(11,725)	(4,355)

Income before provision for income taxes	518,250	403,928
Income tax expense	(50,415)	(18,055)
Net income	467,835	385,873

Other comprehensive loss
Foreign currency translation adjustment	(1,438)	(496)
Total comprehensive income	$466,397	$385,377

Basic and diluted earnings per ordinary share*	$0.03	$0.03

Weighted average number of ordinary shares outstanding – basic and diluted*	13,418,681	13,100,000

____________

*        Gives retroactive effect to reflect the reorganization in August 2024.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
(Expressed in U.S. dollars)

	Ordinary Shares number*	Ordinary Shares amount	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total shareholders’ equity (deficit)
Balance as of December 31, 2022	13,100,000	$1,310	$384,587	$805	$(466,776)	$(80,074)
Net income	—	—	—	—	385,873	385,873
Foreign currency translation adjustment	—	—	—	(496)	—	(496)
Balance as of June 30, 2023 (Unaudited)	13,100,000	$1,310	$384,587	$309	$(80,903)	$305,303
	Ordinary Shares number*	Ordinary Shares amount	Additional paid-in capital	Accumulated other comprehensive income	Retained earnings	Total shareholders’ equity
Balance as of December 31, 2023	13,100,000	$1,310	$384,587	$2,051	$15,358	$403,306
Issuance of ordinary shares	400,000	40	512,818	—	—	512,858
Net income	—	—	—	—	467,835	467,835
Foreign currency translation adjustment	—	—	—	(1,438)	—	(1,438)
Balance as of June 30, 2024 (Unaudited)	13,500,000	$1,350	$897,405	$613	$483,193	$1,382,561

____________

*        Gives retroactive effect to reflect the reorganization in August 2024.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$467,835	$385,873
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	14,050	13,471
Non-cash lease expense	56,848	75,742
Provision for expected credit losses	1,800	5,200
Changes in operating assets and liabilities
Accounts receivable	(233,904)	231,498
Prepaid expenses and other current assets	(3,541)	(10,628)
Due from related parties	—	(164,697)
Accounts payable	43,601	(40,454)
Accrued expenses and other liabilities	(47,285)	447,301
Advance from customers	(123,077)	—
Due to a related party	(203,559)	(681,538)
Income tax payable	50,415	18,055
Lease liabilities	(53,703)	(76,742)
Net cash (used in) provided by operating activities	(30,520)	203,081

Cash flows from investing activities:
Purchase of property and equipment	(2,255)	(1,114)
Net cash used in investing activities	(2,255)	(1,114)

Cash flows from financing activities:
Proceeds from short-term bank loans	743,590	1,025,641
Repayments of short-term bank loans	(756,410)	(1,282,052)
Proceeds from issuance of ordinary shares	512,858	—
Deferred offering costs	(728,725)	—
Net cash used in financing activities	(228,687)	(256,411)

Effect of foreign exchange rate on cash	(79)	(116)

Net decrease in cash and cash equivalents	(261,541)	(54,560)
Cash and cash equivalents at beginning of the period	482,588	237,449
Cash and cash equivalents at end of the period	$221,047	$182,889

Supplemental disclosure of cash flows information:
Cash paid during the period for:
Interest expense	$17,421	$13,026
Income tax	$—	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL BUSINESS

Click Holdings Limited (“Click Holdings”) was incorporated on January 31, 2024 in the British Virgin Islands (“BVI”). Click Holdings is a holding company without any operations and owns two companies and their subsidiaries that are incorporated in Hong Kong (collectively, the “Company”).

On October 9, 2024, the Company consummated the initial public offering (“IPO”) of 1,400,000 ordinary shares, par value of $0.0001 per share at $4.00 per share. The ordinary shares of Click Holdings began trading on the Nasdaq Capital Market under the ticker symbol “CLIK”.

The Company is a human resources solutions provider primarily focused on talent sourcing and the provision of temporary and permanent personnel in: (i) professional, (ii) nursing, and (iii) logistics and other services.

Business Reorganization

A reorganization of the Company’s legal entity structure was completed in August 2024. The reorganization involved the incorporation of Click Holdings in January 2024, and the equity transfer of Booming Voice Limited (“Booming Voice”) and Diligent Yield Investment Development Limited (“Diligent Yield”) to Click Holdings in February 2024. This transaction was treated as a reorganization of the companies under common control and the Company’s unaudited condensed consolidated financial statements (“unaudited condensed CFS”) give retroactive effect to this transaction.

Click Holdings

Click Holdings was incorporated on January 31, 2024 and owned by Mr. Chan Chun Sing (“Mr. Chan”).

On February 4, 2024, Click Holdings acquired the share capital of Booming Voice from Mr. Chan by allotting shares to Circuit Delight Limited (“Circuit Delight”) upon the direction Mr. Chan and the consent of Circuit Delight.

On February 5, 2024, Click Holdings acquired the share capital of Diligent Yield from Ms. Leung Wing Shan (“Ms. Leung”) by allotting shares to Classic Impact Limited (“Classic Impact”), a wholly owned company of Ms. Leung upon the direction of Ms. Leung and the consent of Classic Impact.

On February 7, 2024, Circuit Delight and Tactical Command Limited (“Tactical Command”) entered into an agreement, pursuant to which, Circuit Delight (as vendor) sold, and Tactical Command (as purchaser) bought the Shares (“Transaction 1”).

On February 7, 2024, Circuit Delight and Happy Blazing Limited (“Happy Blazing”) entered into an agreement, pursuant to which, Circuit Delight (as vendor) sold, and Happy Blazing (as purchaser) bought the Shares (“Transaction 2”, together with Transaction 1, the “Transactions”).

On February 7, 2024, each of Solid Attack Limited (“Solid Attack”), Massive Pride Limited (“Massive Pride”) and Ahead Champion Limited (“Ahead Champion”) entered into a subscription agreement with Click Holdings, pursuant to which, Click Holdings sold and Solid Attach, Massive Pride and Ahead Champion bought new 400,000 ordinary Shares (collectively, the “Subscriptions”) for a total consideration of $512,858.

On August 16, 2024, in accordance with the members’ resolutions of February 4, 2024 and August 16, 2024, the Company completed the filing of amended Memorandum and Articles of Association with the respective registry that included the share subdivision and the surrender of respective shares (see Note 11).

Upon completion of the Transactions and the Subscriptions, Click Holdings was owned by Circuit Delight, Classic Impact, Solid Attack, Massive Pride, Ahead Champion, Tactical Command, and Happy Blazing.

The Company is under common control of same group of shareholders before and after the reorganization. The unaudited condensed CFS are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the unaudited condensed CFS.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL BUSINESS (cont.)

Booming Voice

Booming Voice was incorporated in the BVI with limited liability on October 25, 2023. After the reorganization, it became a wholly owned subsidiary of Click Holdings. It holds 100% of JFY Corporate Services Company Limited (“JFY Corporate”), and has no operations since its incorporation.

Diligent Yield

Diligent Yield was incorporated in the BVI with limited liability on October 1, 2021. After the reorganization, it became a wholly owned subsidiary of Click Holdings. It holds 100% of Click Services Limited (“Click Services”), and had no operations since its incorporation.

JFY Corporate

JFY Corporate was incorporated on May 8, 2017 focusing on providing human resources solution professional services, including accounting and auditing, company secretarial, and financial and compliance advisory. Upon completion of the reorganization, JFY Corporate became an indirectly wholly-owned subsidiary of the Company.

Click Services

Click Services was incorporated on August 28, 2020 focusing on providing human resources solution nursing services and logistic and other services. Upon the completion of the reorganization, Click Services became an indirectly wholly-owned subsidiary of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Basis of presentation and consolidation

The unaudited condensed CFS and related notes include all the accounts of the Click Holdings and its wholly owned subsidiaries. All intercompany transactions were eliminated in consolidation. While these unaudited condensed CFS are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), they do not include all the information required for annual financial statements and should be read in conjunction with the audited CFS and accompanying notes for the years December 31, 2023 and 2022, filed by Click Holdings in its Form 424B5 with the Securities Exchange Commission on October 9, 2024.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

B. Use of estimates and assumptions

The preparation of unaudited condensed CFS in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported and disclosed in the unaudited condensed CFS and related notes. Significant accounting estimates include the allowance for expected credit losses on accounts receivable and other receivables and useful life of property and equipment. Actual amounts could differ from those estimates.

C. Functional currency and foreign currency translation

The reporting currency of the Company is the U.S. dollar (“US$”), and the functional currency is the Hong Kong dollar (“HK$”) as Hong Kong is the primary economic environment in which the Company operates.

The unaudited condensed CFS of the Company are prepared using HK$, and translated into the Company’s reporting currency, US$. Monetary assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rate of exchange prevailing at the balance sheet date. Revenue and expenses are translated using the average rates during each reporting period, and shareholders’ equity is translated at historical exchange rates. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

Translation of amounts from HK$ into US$ has been made at the following exchange rates:

Balance sheet items, except for equity accounts:
As of June 30, 2024	HK$7.81 to US$1
As of December 31, 2023	HK$7.81 to US$1
Statement of operations and cash flow items:
Six months ended June 30, 2024	HK$7.82 to US$1
Six months ended June 30, 2023	HK$7.84 to US$1

D. Fair value of financial instruments

The accounting standards regarding fair value (“FV”) of financial instruments and related FV measurements defines financial instruments and requires disclosure of the FV of financial instruments held by the Company. The Company considers the carrying amount of current assets and liabilities to approximate their FVs because of their short-term nature.

The accounting standards define FV, establish a three-level valuation hierarchy for disclosures of FV measurements and enhance disclosure requirements for FV measures. The three levels are defined as follow:

Level 1:	Inputs such as unadjusted quoted prices for identical assets or liabilities in active markets.
Level 2:

Inputs — quoted prices, not included in Level 1, for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3:	Inputs — inputs based upon prices or valuation techniques that are unobservable and significant to the FV.

Financial instruments of the Company are primarily comprised of cash and cash equivalents, accounts receivable, other current assets, due from related parties, accounts payable, accrued expenses and other current liabilities, due to related parties, bank loans and income tax payable. As of June 30, 2024 and December 31, 2023, the carrying values of these financial instruments approximated their FVs because of the short-term nature of these instruments.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

E. Cash and cash equivalents

Cash and cash equivalents primarily consist of cash on hand and bank deposits. The Company mainly maintains its cash at banks in Hong Kong and has not experienced any losses from such concentrations.

F. Accounts receivable

In May 2019, the FASB issued the Accounting Standards Update (ASU) 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The Company adopted this standard on January 1, 2022, and such adoption did not result in a material change in the Company’s unaudited condensed CFS.

Accounts receivable are stated at their original invoiced amount. To measure impairment on accounts receivable, the Company adopted the expected credit losses (CECL) model, which is established on management’s historical collection experience, age of the receivable, the economic environment, industry trend analysis, and the current credit profile and financial condition of the customers. The Company classifies its customers into categories with similar risk characteristics. Each risk category is assigned a base loss rate, which is further adjusted upwards using an aging matrix. Management reviews its receivables on a regular basis to determine if the allowance for expected credit losses is adequate and adjusts the allowance, including the base loss rate and adjustment factors, when necessary. Delinquent account balances are written-off against the allowance for expected credit losses after all means of collection have been exhausted and that the likelihood of collection is not probable.

G. Operating leases

The Company adopted ASU 2016-02, Leases (Topic 842) on January 1, 2022 using a modified retrospective approach reflecting the application of the standard to leases existing at, or entered after, the beginning of the earliest comparative period presented in the unaudited condensed CFS.

The Company leases its offices, which leases are classified as operating leases in accordance with Topic 842. Operating leases are required to be recorded in the balance sheet as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. The Company elected the package of practical expedients, which allows the Company not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date, and (3) initial direct costs for any expired or existing leases as of the adoption date. The Company elected the short-term lease exemption as the lease terms are 12 months or less.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease.

The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment. There was no impairment for right-of-use lease assets as of June 30, 2024.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

H. Property and equipment, net

Property and equipment primarily consists of leasehold improvement and furniture, fixtures and equipment, which is stated at cost less accumulated depreciation less any impairment losses. The cost of property and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Depreciation is computed using the straight-line method based on the estimated useful life.

Fixed Asset Category	Useful lives
Office equipment and other	5 years
Leasehold improvements	Shorter of lease term or life of underlying assets

Costs of repairs and maintenance are expensed as incurred and asset improvements are capitalized. The cost and related accumulated depreciation of assets disposed of or retired are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statements of income.

I. Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the FV of the assets. No impairment of long-lived assets was recognized for the six months ended June 30, 2024 and 2023.

J. Revenue recognition

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (“ASC 606”). ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

In accordance with ASC 606, revenues are recognized when control of the promised services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

Step 1: Identify the contract with the customer;

Step 2: Identify the performance obligations in the contract;

Step 3: Determine the transaction price;

Step 4: Allocate the transaction price to the performance obligations in the contract; and

Step 5: Recognize revenue when the Company satisfies a performance obligation.

The Company operates as a human resources solutions provider, specializing in offering comprehensive human resources solutions to its customers in three reportable segments.

1. Professional solution services — delivery of accounting and auditing, company secretarial, and financial and compliance advisory services;

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

2. Nursing solution services — delivery of temporary healthcare services to institutional clients, including social service organizations and nursing home and individuals; and

3. Logistics and other solution services — delivery of logistics and warehouse human resources solutions services to corporate customers.

The professional solution services arrangements are provided primarily at a fixed fee. The nursing solution and logistics and other solution services arrangements are primarily provided on an hourly basis, and the Company generally invoices its customers monthly or bimonthly in arrears for these services based on actual hours and expenses incurred. Revenues are recognized when services are delivered. Typical payment terms require the customers to pay within 30 days from the invoice date.

The Company generally recognizes human resources solutions service income on a gross basis as the Company has control of the services before they are delivered to the Company’s customers. In drawing this conclusion, the Company considers various factors, including latitude in establishing the sales price, discretion in the vendor selection and that the Company is the primary obligor in the Company’s service arrangements.

K. Other income

Other income refers mainly to Hong Kong government subsidies received as relief measures against COVID-19. There were no unfulfilled conditions or other contingencies relating to the government subsidies. Such amounts are recorded in other income when received.

L. Earnings per share

Earnings per share (“EPS”) is calculated in accordance with ASC 260, Earnings per Share. Basic EPS is computed by dividing the net income attributable to shareholders of the Company by the weighted average number of ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. During the six months ended June 30, 2024 and 2023, the Company had no dilutive securities.

M. Income taxes

The Company accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is recorded for using the balance sheet asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent it is probable that taxable income will be generated to utilize net operating loss carried forwards. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Net deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a greater than 50% likelihood of being realized on examination. Penalties and

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. There were no uncertain tax positions as of June 30, 2024 and December 31, 2023 and management does not anticipate any potential future adjustments which would result in a material change to its tax positions.

N. Segment reporting

The Company follows FASB ASC Topic 280, Segment Reporting, which requires companies disclose segment data based on how management makes decision about allocating resources to segments and evaluating their performance. Reportable operating segments include components of an entity about which separate financial information is available and which operating results are regularly reviewed by the chief operating decision maker

(“CODM”) to make decisions about resources to be allocated to the segment and assess each operating segment’s performance. The Company operates in three segments, 1) professional solution services, 2) nursing solution services and 3) logistic and other solution services, of which the CODM assesses the performance and allocates resources.

O. Related parties

Parties are considered related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions.

P. Commitment and contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC 450-20, “Loss Contingencies”, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Q. Recently issued accounting pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures requiring enhancements and further transparency to certain income tax disclosures, most notably the tax rate reconciliation and income taxes paid. This ASU is effective for fiscal years beginning after December 15, 2024 on a prospective basis and retrospective application is permitted.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on its unaudited condensed CFS.

3. ACCOUNTS RECEIVABLE

The Company expects its accounts receivable will be substantially settled within 90 days from the invoice date.

Below is an analysis of the movements in the allowance for expected credit losses:

	Six Months Ended June 30,
	2024	2023
Balance at beginning of the period	$5,200	$—
Additions	1,800	5,200
Balance at end of the period	$7,000	$5,200

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. ACCOUNTS RECEIVABLE (cont.)

As of November 18, 2024, the Company collected approximately $953,000, or 88.1%, of the accounts receivable as of June 30, 2024. The Company is not aware of any collection risk on the remaining balance.

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	As of
	June 30, 2024	December 31, 2023
		(Audited)
Prepaid expenses	$12,100	$14,718
Deposits	47,272	42,472
Prepaid expenses and other current assets	$59,372	$57,190

5. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, are as follows:

	As of
	June 30, 2024	December 31, 2023
		(Audited)
Office equipment and other	$49,589	$47,334
Leasehold improvement	92,653	92,653
Less: accumulated depreciation	(68,601)	(54,551)
Property and equipment, net	$73,641	$85,436

During the six months ended June 30, 2024 and 2023, the Company recorded depreciation expense of $14,050 and $13,471, respectively.

6. BANK LOANS

The Company’s bank loans are revolving loans denominated in HK$ from a bank in Hong Kong, and are due and renewable every three months.

As of June 30, 2024 and December 31, 2023 (audited), bank loans were HK$3,500,000 (US$448,718) and HK$3,600,000 (US$461,538) respectively with interest from 5.47% to 6.11% (2023: 6.37% to 7.15%). The bank loans are secured by (i) a personal undertaking and guarantee by Ms. Leung (spouse of Mr. Chan, Chairman and CEO of the Company) and (ii) a security interest in a premise owned by Ms. Leung.

7. RIGHT-OF-USE ASSETS AND LEASE LIABILITIES

Lease

The Company determines if a contract is a lease at inception. The Company has a lease for office space and facilities. All leases are classified as operating leases.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. RIGHT-OF-USE ASSETS AND LEASE LIABILITIES (cont.)

Supplemental balance sheet information for the Company’s operating lease as of June 30, 2024 and December 31, 2023 was as follows:

	2024	2023
		(Audited)
Right-of-use assets	$113,697	$170,545
Short-term lease liabilities	114,842	110,544
Long-term lease liabilities	—	58,001
Weighted-average remaining lease term	1.0 year	1.5 years
Weighted-average discount rate	4.125%	4.125%

As of June 30, 2024, the lease has a remaining term of 1 year. The lease contains renewal options for periods from two to five years. Because the Company is not reasonably certain to exercise these renewal options, the options are not included in the lease term, and associated potential option payments are excluded from lease payments.

Maturities of operating lease liabilities at June 30, 2024 are:

12 months ending June 30, 2024,
June 30, 2025	$117,376
Less: imputed interest	(2,534)
Total lease liabilities	$114,842

8. INCOME TAXES

British Virgin Islands

Under the current laws of the BVI, the Company is not subject to income tax.

Hong Kong

Under the two-tiered profit tax rate regime of Hong Kong Profits Tax, the first HK$2,000,000 ($256,410), of profits of the qualifying group entity is taxed at 8.25%, and profits above HK$2,000,000 ($256,410) are taxed at 16.5%.

The income tax provision for the six months ended June 30, 2024 and 2023 consists of the following:

	2024	2023
Current tax	$50,415	$18,055
Deferred tax	—	—
Income tax expense	$50,415	$18,055

The following is a reconciliation of the statutory tax rate to the effective tax rate for the six months ended June 30, 2024 and 2023, respectively.

	2024	2023
Hong Kong statutory income tax rate	16.5%	16.5%
Effect of Hong Kong graduated rates	(4.1)%	(5.2)%
Effect of non-deductible expense	0.2%	0.3%
Effect of non-taxable income	(0.7)%	(1.0)%
Effect of tax losses not recognized	—	0.6%
Effect of utilization of tax losses brought forward	(2.2)%	(6.7)%
Effective tax rate	9.7%	4.5%

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. INCOME TAXES (cont.)

The principal components of deferred tax assets are as follows:

	As of
	June 30, 2024	December 31, 2023
		(Audited)
Net operating loss carrying forwards	$4,327	$15,869
Less: valuation allowance	(4,327)	(15,869)
Total deferred tax assets	$—	$—

As of June 30, 2024 and December 31, 2023 (audited), the Company had net operating loss carrying forwards of US$26,000 and US$96,000, respectively, attributable to the Hong Kong subsidiaries. The cumulative tax losses for entities in Hong Kong will not expire under the current tax legislation. The Company evaluates its valuation allowance at the end of each reporting period by reviewing all available evidence, both positive and negative, and considering whether, based on the weight of that evidence, a valuation allowance is needed. When circumstances cause a change in management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in income from operations. The future realization of the tax benefit of an existing deductible temporary difference ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under applicable tax law. As of June 30, 2024 and December 31, 2023 (audited), the Company provided full valuation allowance against the deferred tax assets because the Company assessed the deferred tax assets would not be realized.

9. REVENUE AND SEGMENT INFORMATION

The Company has three reportable segments:

1.      Professional solution services — delivery of accounting and auditing, company secretarial, and financial and compliance advisory services;

2.      Nursing solution services — delivery of temporary healthcare services to institutional clients, including social service organizations and nursing home and individuals; and

3.      Logistics and other solution services — delivery of logistic and warehouse human resources solution services to corporate customers.

Corporate and unallocated — included in Corporate and unallocated are operating expenses that are not directly allocated to the individual business units. These expenses primarily consist of operating lease cost, certain staff costs, and other various general and administrative expenses.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. REVENUE AND SEGMENT INFORMATION (cont.)

Segment information for the six months ended June 2024 and 2023 is presented below. Management does not manage the assets on a segment basis, therefore segment assets are not presented below.

	For the six months ended June 30, 2024
	Professional solution services	Nursing solution services	Logistics and other solution services	Corporate and unallocated	Total
Revenue	$1,008,729	$677,640	$1,495,623	$—	$3,181,992
Cost of revenue	382,416	604,520	1,239,026	—	2,225,962
Gross profit	626,313	73,120	256,597	—	956,030
Operating expenses
General and administrative	299,789	31,056	32,279	49,713	412,837
Selling and marketing	—	—	—	13,218	13,218
Total operating expenses	299,789	31,056	32,279	62,931	426,055
Income (loss) from operations	326,524	42,064	224,318	(62,931)	529,975
Other income (expense)
Interest income	1,450	—	—	269	1,719
Interest on bank loans	—	—	—	(17,421)	(17,421)
Other income	3,291	—	—	686	3,977
Total other income (expense)	4,741	—	—	(16,466)	(11,725)
Income (loss) before provision for income taxes	$331,265	$42,064	$224,318	$(79,397)	$518,250
	For the six months ended June 30, 2023
	Professional solution services	Nursing solution services	Logistics and other solution services	Corporate and unallocated	Total
Revenue	$967,272	$954,415	$866,363	$—	$2,788,050
Cost of revenue	449,251	820,749	742,659	—	2,012,659
Gross profit	518,021	133,666	123,704	—	775,391
Operating expenses
General and administrative	242,648	30,872	40,359	41,531	355,410
Selling and marketing	—	—	—	11,698	11,698
Total operating expenses	242,648	30,872	40,359	53,229	367,108
Income (loss) from operations	275,373	102,794	83,345	(53,229)	408,283
Other income (expense)
Government subsidies	—	—	—	8,536	8,536
Interest income	2	—	—	133	135
Interest on bank loans	—	—	—	(13,026)	(13,026)
Total other income (expense)	2	—	—	(4,357)	(4,355)
Income (loss) before provision for income taxes	$275,375	$102,794	$83,345	$(57,586)	$403,928

The Company’s assets, including non-current assets are in Hong Kong, are without any specific designation, and are used to generate the Company’s revenue streams that are all sourced in Hong Kong.

The Company does not have a concentration of its revenue with specific customers. During the six months ended June 30, 2024 and 2023, there were no customers that accounted for more than 20% of the Company’s revenue.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. RELATED PARTY TRANSACTIONS AND BALANCES

Related parties:

Name of related parties	Relationship with the Company
JFY & Co.	A customer of the Company controlled by Mr. Chan (Note 1)
JFY CPA Limited	A customer of the Company controlled by Mr. Chan (Note 1)

____________

Note 1:    Mr. Chan is the controlling shareholder of these entities and Click Holdings.

Included in the Company’s revenue for the six months ended June 30, 2024 and 2023 is $nil and $291,494 from related parties, respectively. The details are as follows:

Name of related parties	2024	2023
JFY & Co.	$—	$64,324
JFY CPA Limited	—	227,170
Total	$—	$291,494

Included in the Company’s expenses for the six months ended June 30, 2024 and 2023 are allocated expenses of $nil and $101,451 from related parties, respectively. The details are as follows:

Name of related parties	2024	2023
JFY & Co.	$—	$(14,410)
JFY CPA Limited	—	(87,041)
Total	$—	$(101,451)

Due to related parties

As of June 30, 2024 and December 31, 2023, due to related parties consists of the following:

	As of
Name of related parties	June 30, 2024	December 31, 2023
		(Audited)
Mr. Chan	$—	$(203,559)
Total	$—	$(203,559)

The amount due to Mr. Chan as at December 31, 2023 of US$203,559 was non-interest bearing and repayable on demand.

11. DEFERRED OFFERING COST

Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the initial public offering. These costs, together with the underwriting discounts and commissions, will be charged to permanent equity upon completion of the initial public offering. Should the initial public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to expenses. As of June 30, 2024 and 2023, the Company has incurred and deferred $728,725 and $nil of deferred offering costs.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. SUBSEQUENT EVENTS

In preparing these unaudited condensed CFS, the Company evaluated events and transactions for potential recognition or disclosure through the date of this report. No other events require adjustment to or disclosure in the unaudited condensed CFS other than the following:

•        In connection with the planned IPO, the Company completed a reorganization of its corporate structure in August 2024.

•        On August 16, 2024, in accordance with the members’ resolutions on February 4, 2024 and August 16, 2024, the Company subdivided each issued and unissued share into 10,000 shares and the Company is authorized to issue 500,000,000 shares of par value US$0.0001 each.

•        On October 9, 2024, the Company consummated the IPO of 1,400,000 ordinary shares at $4.00 per share. The ordinary shares of Click Holdings began trading on the Nasdaq Capital Market under the ticker symbol “CLIK”.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Click Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Click Holdings Limited and Subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Wei, Wei & Co., LLP

Flushing, New York
April 18, 2024, except for Note 1 and Note 13 which are dated August 19, 2024

We have served as the Company’s auditor since 2024.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

	December 31, 2023	December 31, 2022
Assets:
Current assets
Cash and cash equivalents	$482,588	$237,449
Accounts receivable, net	850,193	802,592
Prepaid expenses and other current assets	57,190	46,933
Due from related parties	—	19,231
Total current assets	1,389,971	1,106,205

Property and equipment, net	85,436	106,559
Right-of-use assets, net	170,545	308,391
Total non-current assets	255,981	414,950

Total assets	$1,645,952	$1,521,155

Liabilities and Shareholders’ Equity (Deficit):
Liabilities:
Current liabilities
Accounts payable	$68,177	$92,810
Accrued expenses and other current liabilities	123,182	43,032
Advance from customers	123,077	—
Short-term bank loans	461,538	641,026
Short-term lease liabilities	110,544	136,846
Due to related parties	203,559	516,970
Income tax payable	94,568	—
Total current liabilities	1,184,645	1,430,684

Long-term lease liabilities	58,001	170,545
Total liabilities	1,242,646	1,601,229

Commitment and contingencies	—	—

Shareholders’ Equity (Deficit):
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 13,100,000 shares issued and outstanding*	1,310	1,310
Additional paid-in capital	384,587	384,587
Accumulated other comprehensive income	2,051	805
Retained earnings (accumulated deficit)	15,358	(466,776)

Total shareholders’ equity (deficit)	403,306	(80,074)

Total liabilities and shareholders’ equity (deficit)	$1,645,952	$1,521,155

____________

*        Gives retroactive effect to reflect the reorganization in August 2024.

The accompanying notes are an integral part of these consolidated financial statements.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Expressed in U.S. dollars)

	Years Ended December 31,
	2023	2022
Revenue	$5,657,132	$4,156,125
Cost of revenue	3,956,255	3,357,922
Gross profit	1,700,877	798,203

Operating expenses:
General and administrative	774,306	607,582
Selling and marketing	21,172	30,773
Total operating expenses	795,478	638,355

Income from operations	905,399	159,848

Other (expense) income:
Government subsidies	18,668	28,462
Interest income	390	24
Interest expense	(25,018)	(5,487)
Other miscellaneous income	—	61
Total other (expense) income	(5,960)	23,060

Income before provision for income taxes	899,439	182,908
Income tax expense	(96,792)	—
Net income	802,647	182,908

Other comprehensive income
Foreign currency translation adjustment	1,246	805
Total comprehensive income	$803,893	$183,713

Basic and diluted earnings per ordinary share*	$0.06	$0.01

Weighted average number of ordinary shares outstanding – basic and diluted*	13,100,000	13,100,000

____________

*        Gives retroactive effect to reflect the reorganization in August 2024.

The accompanying notes are an integral part of these consolidated financial statements.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 2023 AND 2022
(Expressed in U.S. dollars)

	Ordinary Shares number*	Ordinary Shares amount	Additional paid-in capital	Accumulated other comprehensive income	(Accumulated deficit) retained earnings	Total shareholders’ equity (deficit)
Balance as of December 31, 2021	13,100,000	$1,310	$384,587	$—	$(649,684)	$(263,787)
Net income	—	—	—	—	182,908	182,908
Foreign currency translation adjustment	—	—	—	805	—	805

Balance as of December 31, 2022	13,100,000	$1,310	384,587	805	(466,776)	(80,074)
Net income	—	—	—	—	802,647	802,647
Foreign currency translation adjustment	—	—	—	1,246	—	1,246
Dividend	—	—	—	—	(320,513)	(320,513)

Balance as of December 31, 2023	13,100,000	$1,310	$384,587	$2,051	$15,358	$403,306

____________

*        Gives retroactive effect to reflect the reorganization in August 2024.

The accompanying notes are an integral part of these consolidated financial statements.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)

	Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$802,647	$182,908
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	27,140	32,356
Loss on disposal of property and equipment	—	66,667
Non-cash lease expense	137,846	95,588
Provision for expected credit losses	5,200	—
Changes in operating assets and liabilities
Accounts receivable	(52,801)	(485,210)
Prepaid expenses and other current assets	(9,089)	(30,842)
Due from related parties (Note 12)	(414,863)	(15,457)
Accounts payable	(24,633)	(17,437)
Accrued expenses and other liabilities	80,150	39,808
Advance from customers	123,077	—
Due to a related party (Note 12)	(199,830)	(120,600)
Income tax payable	94,568	—
Lease liabilities	(138,846)	(96,588)
Net cash provided by (used in) operating activities	430,566	(348,807)

Cash flows from investing activities:
Purchase of property and equipment	(6,017)	(166,905)
Net cash used in investing activities	(6,017)	(166,905)

Cash flows from financing activities:
Proceeds from short-term bank loans	2,064,103	1,115,385
Repayments of short-term bank loans	(2,243,591)	(474,359)
Net cash (used in) provided by financing activities	(179,488)	641,026

Effect of foreign exchange rate on cash	78	37

Net increase in cash and cash equivalents	245,139	125,351
Cash and cash equivalents at beginning of the year	237,449	112,098
Cash and cash equivalents at end of the year	$482,588	$237,449

Supplemental disclosure of cash flows information:
Cash paid during the year for:
Interest expense	$25,018	$5,487
Income tax	$2,225	$—

Non-cash activities and transactions:
Operating right-of-use assets recognized for related operating lease liabilities	$—	$331,057
Dividend declared to offset due from/to related parties	$320,513	$—
Netting off of due from and due to related parties (Note 12)	$434,094	$—

The accompanying notes are an integral part of these consolidated financial statements.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

1. ORGANIZATION AND PRINCIPAL BUSINESS

Click Holdings Limited (“Click Holdings”) was incorporated on January 31, 2024 in the British Virgin Islands. Click Holdings is a holding company without any operations and it owns two companies and their subsidiaries that are incorporated in Hong Kong (collectively, the “Company”).

The Company is a human resources solutions provider primarily focused on talent sourcing and the provision of temporary and permanent personnel in: (i) professional, (ii) nursing, and (iii) logistics and other services.

Business Reorganization

A reorganization of the Company’s legal entity structure was completed in August 2024. The reorganization involved the incorporation of Click Holdings in January 2024, and the equity transfer of Booming Voice Limited (“Booming Voice”) and Diligent Yield Investment Development Limited (“Diligent Yield”) to Click Holdings in February 2024. This transaction was treated as a reorganization of the companies under common control and the Company’s consolidated financial statements (“CFS”) give retroactive effect to this transaction.

Click Holdings

Click Holdings was incorporated on January 31, 2024 and owned by Mr. Chan Chun Sing (“Mr. Chan”).

On February 4, 2024, Click Holdings acquired the share capital of Booming Voice from Mr. Chan by allotting shares to Circuit Delight Limited (“Circuit Delight”) upon the direction Mr. Chan and the consent of Circuit Delight.

On February 5, 2024, Click Holdings acquired the share capital of Diligent Yield from Ms. Leung Wing Shan (“Ms. Leung”) by allotting shares to Classic Impact Limited (“Classic Impact”), a wholly owned company of Ms. Leung upon the direction of Ms. Leung and the consent of Classic Impact.

On February 7, 2024, Circuit Delight and Tactical Command Limited (“Tactical Command”) entered into an agreement, pursuant to which, Circuit Delight (as vendor) agreed to sell, and Tactical Command (as purchaser) agreed to purchase the Shares (“Transaction 1”).

On February 7, 2024, Circuit Delight and Happy Blazing Limited (“Happy Blazing”) entered into an agreement, pursuant to which, Circuit Delight (as vendor) sold, and Happy Blazing (as purchaser) purchased the Shares (“Transaction 2”, together with Transaction 1, the “Transactions”).

On February 7, 2024, each of Solid Attack Limited (“Solid Attack”), Massive Pride Limited (“Massive Pride”) and Ahead Champion Limited (“Ahead Champion”) entered into a subscription agreement with Click Holdings, pursuant to which, Click Holdings allotted and issued and Solid Attach, Massive Pride and Ahead Champion subscribed new ordinary Shares (collectively, the “Subscriptions”).

On August 16, 2024, in accordance with the members’ resolutions of February 4, 2024 and August 16, 2024, the Company has completed the filing of amended Memorandum and Articles of Association with the respective registry that included the share subdivision and the surrender of respective shares (see Note 13).

Upon completion of the Transactions and the Subscriptions, Click Holdings was owned by Circuit Delight, Classic Impact, Solid Attack, Massive Pride, Ahead Champion, Tactical Command, and Happy Blazing.

The Company is under common control of same group of shareholders before and after the reorganization. The CFS are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the CFS.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

1. ORGANIZATION AND PRINCIPAL BUSINESS (cont.)

Booming Voice

Booming Voice was incorporated in the British Virgin Islands with limited liability on October 25, 2023. After the reorganization, it became a wholly owned subsidiary of Click Holdings. It holds 100% of JFY Corporate Services Company Limited (“JFY Corporate”), and it has no operations since its incorporation.

Diligent Yield

Diligent Yield was incorporated in the British Virgin Islands with limited liability on October 1, 2021. After the reorganization, it became a wholly owned subsidiary of Click Holdings. It holds 100% of Click Services Limited (“Click Services”), and had no operations since its incorporation.

JFY Corporate

JFY Corporate was incorporated on May 8, 2017 focusing on provision of human resources solution services for professional services, including accounting and auditing, company secretarial, and financial and compliance advisory. Upon completion of the reorganization, JFY Corporate became an indirectly wholly-owned subsidiary of the Company.

Click Services

Click Services was incorporated on August 28, 2020 focusing on provision of human resources solution services for nursing solution services and logistic and other solution services. Upon the completion of the reorganization, Click Services became an indirectly wholly-owned subsidiary of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Basis of presentation and consolidation

The CFS and related notes include all the accounts of the Company and its wholly owned subsidiaries. The CFS are prepared in accordance with accounting principles generally accepted in the U.S. of America (“U.S. GAAP”). All intercompany transactions have been eliminated in consolidation.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

B. Use of estimates and assumptions

The preparation of CFS in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported and disclosed in the CFS and related notes. Significant accounting estimates include the allowance for accounts receivable and other receivables and useful life of property and equipment. Actual amounts could differ from those estimates.

C. Functional currency and foreign currency translation

The reporting currency of the Company is the U.S. dollar (“US$”), and the functional currency is the Hong Kong dollar (“HK$”) as Hong Kong is the primary economic environment in which the Company operates.

The CFS of the Company are prepared using HK$, and translated into the Company’s reporting currency, US$. Monetary assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rate of exchange prevailing at the balance sheet date. Revenue and expenses are translated using the average rates during each reporting period, and shareholders’ equity is translated at historical exchange rates. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income (loss) in shareholders’ equity.

Translation of amounts from HK$ into US$ has been made at the following exchange rates:

Balance sheet items, except for equity accounts:
As of December 31, 2023	HK$7.81 to US$1
As of December 31, 2022	HK$7.81 to US$1

Statement of operations and cash flow items:
December 31, 2023	HK$7.83 to US$1
December 31, 2022	HK$7.83 to US$1

D. Fair value of financial instruments

The accounting standards regarding fair value (“FV”) of financial instruments and related FV measurements defines financial instruments and requires disclosure of the FV of financial instruments held by the Company. The Company considers the carrying amount of current assets and liabilities to approximate their FVs because of their short-term nature.

The accounting standards define FV, establish a three-level valuation hierarchy for disclosures of FV measurements and enhance disclosure requirements for FV measures. The three levels are defined as follow:

Level 1:	Inputs such as unadjusted quoted prices for identical assets or liabilities in active markets.
Level 2:

Inputs — quoted prices, not included in Level 1, for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3:	Inputs — inputs based upon prices or valuation techniques that are unobservable and significant to the FV.

Financial instruments of the Company are primarily comprised of cash and cash equivalents, accounts receivable, other current assets, due from related parties, accounts payable, accrued expenses and other current liabilities, due to related parties, bank loans and income tax payable. As of December 31, 2023 and 2022, the carrying values of these financial instruments approximated their FVs because of the short-term nature of these instruments.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

E. Cash and cash equivalents

Cash and cash equivalents primarily consist of cash on hand and bank deposits. The Company mainly maintains its cash at banks in Hong Kong and has not experienced any losses from such concentrations.

F. Accounts receivable

In May 2019, the FASB issued the Accounting Standards Update (ASU) 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The Company adopted this standard on January 1, 2022, and such adoption did not result in a material change in the Company’s CFS.

Accounts receivable are stated at their original invoiced amount. To measure impairment on accounts receivable, the Company adopted the expected credit losses (CECL) model, which is established on management’s historical collection experience, age of the receivable, the economic environment, industry trend analysis, and the current credit profile and financial condition of the customers. The Company classifies its customers into categories with similar risk characteristics. Each risk category is assigned a base loss rate, which is further adjusted upwards using an aging matrix. Management reviews its receivables on a regular basis to determine if the allowance for expected credit losses is adequate and adjusts the allowance, including the base loss rate and adjustment factors, when necessary. Delinquent account balances are written-off against the allowance for expected credit losses after all means of collection have been exhausted and that the likelihood of collection is not probable.

G. Operating leases

The Company adopted ASU 2016-02, Leases (Topic 842) on January 1, 2022 using a modified retrospective approach reflecting the application of the standard to leases existing at, or entered after, the beginning of the earliest comparative period presented in the CFS.

The Company leases its offices, which leases are classified as operating leases in accordance with Topic 842. Operating leases are required to be recorded in the balance sheet as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. The Company elected the package of practical expedients, which allows the Company not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date, and (3) initial direct costs for any expired or existing leases as of the adoption date. The Company elected the short-term lease exemption as the lease terms are 12 months or less.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease.

The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment. There was no impairment for right-of-use lease assets as of December 31, 2023.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

H. Property and equipment, net

Property and equipment primarily consists of leasehold improvement and furniture, fixtures and equipment, which is stated at cost less accumulated depreciation less any impairment losses. The cost of property and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Depreciation is computed using the straight-line method based on the estimated useful life.

Fixed Asset Category	Useful lives
Office equipment and other	5 years
Leasehold improvements	Shorter of lease term or life of underlying assets

Costs of repairs and maintenance are expensed as incurred and asset improvements are capitalized. The cost and related accumulated depreciation of assets disposed of or retired are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statements of income.

I. Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the FV of the assets. No impairment of long-lived assets was recognized for the years ended December 31, 2023 and 2022.

J. Revenue recognition

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (“ASC 606”). ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

In accordance with ASC 606, revenues are recognized when control of the promised services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

Step 1:    Identify the contract with the customer;

Step 2:    Identify the performance obligations in the contract;

Step 3:    Determine the transaction price;

Step 4:    Allocate the transaction price to the performance obligations in the contract; and

Step 5:    Recognize revenue when the Company satisfies a performance obligation.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company operates as a human resources solutions provider, specializing in offering comprehensive human resources solutions to its customers in three reportable segments.

1.      Professional solution services — delivery of accounting and auditing, company secretarial, and financial and compliance advisory services;

2.      Nursing solution services — delivery of temporary healthcare services to institutional clients, including social service organizations and nursing home and individuals; and

3.      Logistics and other solution services — delivery of logistics and warehouse human resources solutions services to corporate customers.

The professional solution services arrangements are provided primarily at a fixed fee. The nursing solution and logistics and other solution services arrangements are primarily provided on an hourly basis, and the Company generally invoices its customers monthly or bimonthly in arrears for these services based on actual hours and expenses incurred. Revenues are recognized when services are delivered. Typical payment terms require the customers to pay within 30 days from the invoice date.

The Company generally recognizes human resources solutions service income on a gross basis as the Company has control of the services before they are delivered to the Company’s customers. In drawing this conclusion, the Company considers various factors, including latitude in establishing the sales price, discretion in the vendor selection and that the Company is the primary obligor in the Company’s service arrangements.

K. Other income

Other income refers mainly to Hong Kong government subsidies received as relief measures against COVID-19. There were no unfulfilled conditions or other contingencies relating to the government subsidies. Such amounts are recorded in other income when received.

L. Earnings per share

Earnings per share (“EPS”) is calculated in accordance with ASC 260, Earnings per Share. Basic EPS is computed by dividing the net income attributable to shareholders of the Company by the weighted average number of ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. During the years ended December 31, 2023 and 2022, the Company had no dilutive securities.

M. Income taxes

The Company accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is recorded for using the balance sheet asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent it is probable that taxable income will be generated to utilize net operating loss carried forwards. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Net deferred tax assets are reduced

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a greater than 50% likelihood of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. There were no uncertain tax positions as of December 31, 2023 and 2022 and management does not anticipate any potential future adjustments which would result in a material change to its tax positions.

N. Segment reporting

The Company follows FASB ASC Topic 280, Segment Reporting, which requires companies disclose segment data based on how management makes decision about allocating resources to segments and evaluating their performance. Reportable operating segments include components of an entity about which separate financial information is available and which operating results are regularly reviewed by the chief operating decision maker (“CODM”) to make decisions about resources to be allocated to the segment and assess each operating segment’s performance. The Company operates in three segments, 1) professional solution services, 2) nursing solution services and 3) logistic and other solution services, of which the CODM assesses the performance and allocates resources.

O. Related parties

Parties are considered related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions.

P. Commitment and contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC 450-20, “Loss Contingencies”, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Q. Recently issued accounting pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which improves reportable segment disclosure requirements, primarily through enhanced disclosure about significant segment expenses. The guidance in this ASU is effective fiscal years beginning after December 15, 2023.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures requiring enhancements and further transparency to certain income tax disclosures, most notably the tax rate reconciliation and income taxes paid. This ASU is effective for fiscal years beginning after December 15, 2024 on a prospective basis and retrospective application is permitted.

The Company is reviewing the impact of these accounting pronouncements but does not currently expect the adoption of these standards to have a material impact on its CFS.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

3. ACCOUNTS RECEIVABLE

The Company expects the accounts receivable could be substantially settled within 90 days from the invoice date.

Below is an analysis of the movements in the allowance for expected credit losses:

	Years Ended December 31,
	2023	2022
Balance at beginning of the year	$—	$—
Additions	5,200	—
Balance at end of the year	$5,200	$—

As of the date of this audit report, the Company collected approximately $836,000, or 98.4%, of the accounts receivable as of December 31, 2023. The Company is not aware of any collection risk on the remaining balance.

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	As of December 31,
	2023	2022
Prepaid expenses	$14,718	$—
Deposits	42,472	46,933
Prepaid expenses and other current assets	$57,190	$46,933

5. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, are as follows:

	As of December 31,
	2023	2022
Office equipment and other	$47,334	$41,317
Leasehold improvement	92,653	92,653
Less: accumulated depreciation	(54,551)	(27,411)
Property and equipment, net	$85,436	$106,559

During the years ended December 31, 2023 and 2022, the Company recorded depreciation expense of $27,140 and $32,356, respectively.

Included in office equipment and other, there was an addition of $83,333 during the year ended December 31, 2022, which was disposed of in December 2022 due to malfunctioning of the assets. The carrying amount of the assets were $66,667 as at the disposal date. As a result, a loss on disposal of property and equipment in the same amount was recorded in general and administrative expenses during the year.

6. BANK LOANS

The Company’s bank loans are revolving loans denominated in HK$ from DBS Bank (Hong Kong) Limited, and are due and renewable every three months.

As of December 31, 2023 and 2022, bank loans were HK$3,600,000 (US$461,538) and HK$5,000,000 (US$641,026) respectively with interest from 6.37% to 7.15% (2022: 4.13%). The bank loans are secured by (i) a personal undertaking and personal guarantee given by Ms. Leung and (ii) a charge over a premise owned by Ms. Leung.

During the years ended December 31, 2023 and 2022, the Company recorded interest expense on bank loans of $25,018 and $5,487, respectively.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

7. CONCENTRATION RISK

Customer concentration

For the years ended December 31, 2023 and 2022, revenue from major customers of the Company was 55.1% and 50.0% of the Company’s total revenue, including two of the Company’s customers each accounted for 10% or more of total revenues for each of the years ended December 31, 2023 and 2022, respectively. Below is a summary of the major customers:

	Years Ended December 31,
	2023	2022
Customer A	14.2%	8.5%
Customer B	11.1%	3.7%
Customer C	6.9%	13.2%
Customer D	3.5%	12.5%
Customer F	9.6%	2.8%
Customer H	9.8%	9.3%
	55.1%	50.0%

As of December 31, 2023 and 2022, accounts receivable from the Company’s major customers was 60.6% and 59.2%, respectively, of the total accounts receivable, including three of the Company’s customers each had accounts receivable accounting for 10% or more of the Company’s total accounts receivable for each of December 31, 2023 and 2022, respectively. The details are as follows:

	December 31,
	2023	2022
Customer A	12.7%	11.2%
Customer B	16.9%	9.3%
Customer C	7.6%	19.0%
Customer D	—	19.1%
Customer E	18.3%	0.6%
Customer H	5.1%	—
	60.6%	59.2%

Vendor concentration

The Company does not have a concentration of its cost of revenue and accounts payable with specific vendors. As of December 31, 2023 and 2022, there was no vendor which accounted for more than 10% of the Company’s accounts payable balance. During the years ended December 31, 2023 and 2022, there were no vendors that accounted for more than 10% of the Company’s cost of revenue.

8. RIGHT-OF-USE ASSETS AND LEASE LIABILITIES

Lease

The Company determines if a contract is a lease at inception. The Company has leases for office space and facilities. All of the leases are classified as operating leases and the majority of which are for office space and facilities.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

8. RIGHT-OF-USE ASSETS AND LEASE LIABILITIES (cont.)

Supplemental balance sheet information related to the Company’s operating leases as of December 31, 2023 and 2022 was as follows:

	2023	2022
Right-of-use assets	$170,545	$308,391
Short-term lease liabilities	110,544	136,846
Long-term lease liabilities	58,001	170,545
Weighted-average remaining lease term	1.5 years	2.3 years
Weighted-average discount rate	4.125%	4.125%

The components of lease cost and other lease information as of and during the years ended December 31, 2023 and 2022 are as follows:

	2023	2022
Operating lease cost	$147,589	$104,008
Cash paid for amounts included in measurement of lease liabilities Operating cash flows for operating leases	$147,589	$104,008

The leases have remaining lease terms ranging from 1 to 3 years. These leases generally contain renewal options for periods ranging from two to five years. Because the Company is not reasonably certain to exercise these renewal options, the options are not included in the lease term, and associated potential option payments are excluded from lease payments.

Maturities of operating lease liabilities at December 31, 2023

12 months ending December 31,
2024	$115,376
2025	58,688
Total undiscounted lease payments	174,064
Less: imputed interest	(5,519)
Total lease liabilities	$168,545

9. INCOME TAXES

British Virgin Islands

Under the current laws of the British Virgin Islands, the Company is not subject to any income tax.

Hong Kong

Under the two-tiered profit tax rate regime of Hong Kong Profits Tax, the first HK$2,000,000 ($256,410), of profits of the qualifying group entity is taxed at 8.25%, and profits above HK$2,000,000 ($256,410) are taxed at 16.5%.

The income tax provision for the years ended December 31, 2023 and 2022 consists of the following:

	2023	2022
Current tax	$96,792	$—
Deferred tax	—	—
Income tax expense	$96,792	$—

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

9. INCOME TAXES (cont.)

The following is a reconciliation of the statutory tax rate to the effective tax rate for the years ended December 31, 2023 and 2022, respectively.

	2023	2022
Hong Kong statutory income tax rate	16.5%	16.5%
Effect of Hong Kong graduated rates	(2.3)%	—
Effect of non-taxable income	(0.7)%	(5.5)%
Effect of tax losses not recognized	0.3%	—
Effect of utilization of tax losses brought forward	(3.0)%	(11.0)%
Effective tax rate	10.8%	—

The principal components of deferred tax assets are as follows:

	As of December 31,
	2023	2022
Net operating loss carrying forwards	$15,869	$40,151
Less: valuation allowance	(15,869)	(40,151)
Total deferred tax assets	$—	$—

As of December 31, 2022 and 2023, the Company had net operating loss carrying forwards of approximately US$243,000 and US$96,000, respectively, attributable to the Hong Kong subsidiaries. The cumulative tax losses for entities in Hong Kong will not expire under the current tax legislation. The Company evaluates its valuation allowance requirements at the end of each reporting period by reviewing all available evidence, both positive and negative, and considering whether, based on the weight of that evidence, a valuation allowance is needed. When circumstances cause a change in management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in income from operations. The future realization of the tax benefit of an existing deductible temporary difference ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under applicable tax law. For the years ended December 31, 2022 and 2023, the Company provided full valuation allowance of against the deferred tax assets because the Company assessed that the deferred tax assets would not be realized.

10. REVENUE AND SEGMENT INFORMATION

The Company has three reportable segments:

1.      Professional solution services — delivery of accounting and auditing, company secretarial, and financial and compliance advisory services;

2.      Nursing solution services — delivery of temporary healthcare services to institutional clients, including social service organizations and nursing home and individuals; and

3.      Logistics and other solution services — delivery of logistic and warehouse human resources solution services to corporate customers.

Corporate and unallocated — included in Corporate and unallocated are operating expenses that are not directly allocated to the individual business units. These expenses primarily consist of operating lease cost, certain staff costs, and other various general and administrative expenses.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

10. REVENUE AND SEGMENT INFORMATION (cont.)

Segment information for the years ended December 31, 2023 and 2022 is presented below. The management does not manage the assets on a segment basis, therefore segment assets are not presented below.

	2023
	Professional solution services	Nursing solution services	Logistics and other solution services	Corporate and unallocated	Total
Revenue	$2,002,874	$1,769,831	$1,884,427	$—	$5,657,132
Cost of revenue	803,021	1,492,939	1,660,295	—	3,956,255
Gross profit	1,199,853	276,892	224,132	—	1,700,877
Operating expenses
General and administrative	553,243	56,872	66,405	97,786	774,306
Selling and marketing	—	—	—	21,172	21,172
Total operating expenses	553,243	56,872	66,405	118,958	795,478
Income (loss) from operations	646,610	220,020	157,727	(118,958)	905,399
Other income (expense)
Government subsidies	—	—	—	18,668	18,668
Interest income	8	—	—	382	390
Interest expense	—	—	—	(25,018)	(25,018)
Total other income (expense)	8	—	—	(5,968)	(5,960)
Income (loss) before provision for income taxes	$646,618	$220,020	$157,727	$(124,926)	$899,439
	2022
	Professional solution services	Nursing solution services	Logistics and other solution services	Corporate and unallocated	Total
Revenue	$942,459	$1,933,651	$1,280,015	$—	$4,156,125
Cost of revenue	604,356	1,678,415	1,075,151	—	3,357,922
Gross profit	338,103	255,236	204,864	—	798,203
Operating expenses
General and administrative	471,395	45,231	46,588	44,368	607,582
Selling and marketing	—	—	—	30,773	30,773
Total operating expenses	471,395	45,231	46,588	75,141	638,355
(Loss) income from operations	(133,292)	210,005	158,276	(75,141)	159,848
Other income (expense)
Government subsidies	9,231	—	—	19,231	28,462
Interest income	7	—	—	17	24
Interest expense	—	—	—	(5,487)	(5,487)
Other miscellaneous income	3	—	—	58	61
Total other income (expense)	9,241	—	—	13,819	23,060
(Loss) income before provision for income taxes	$(124,051)	$210,005	$158,276	$(61,322)	$182,908

The Company’s assets, including non-current assets are located in Hong Kong, and without any specific designation, they are used to generate the Company’s various revenue streams that are all sourced in Hong Kong.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

11. DIVIDEND

During the year ended December 31, 2023, JFY Corporate declared a dividend of HK$2,500,000 (US$320,513) to its shareholder, Mr. Chan. The dividend was declared and used to offset amount due from/to related parties.

12. RELATED PARTY TRANSACTIONS AND BALANCES

Related parties:

Name of related parties	Relationship with the Company
JFY & Co.	A customer of the Company and controlled by Mr. Chan (Note 1)
JFY CPA Limited	A customer of the Company and controlled by Mr. Chan (Note 1)
Click Environmental Services Limited	A customer of the Company and controlled by Mr. Chan (Note 1)

____________

Note 1:    Mr. Chan is the controlling shareholder of these entities and Click Holdings.

Included in the Company’s revenue for the years ended December 31, 2023 and 2022 is $615,299 and $234,818 from related parties, respectively. The details are as follows:

Name of related parties	2023	2022
JFY & Co.	$64,324	$100,162
JFY CPA Limited	547,129	115,425
Click Environmental Services Limited	3,846	19,231
Total	$615,299	$234,818

Included in the Company’s expenses for the years ended December 31, 2023 and 2022 are allocated expenses of $145,393 and $279,558 from related parties, respectively. The details are as follows:

Name of related parties	2023	2022
JFY & Co.	$(14,410)	$(279,558)
JFY CPA Limited	(130,983)	—
Total	$(145,393)	$(279,558)

Due from related party

As of December 31, 2023 and 2022, due from related party consists of the following:

Name of related party	2023	2022
Click Environmental Services Limited	$—	$19,231
Total	$—	$19,231

The amount due from Click Environmental Services Limited was trade in nature, non-interest bearing and repayable on demand.

Due to related parties

As of December 31, 2023 and 2022, due to related parties consists of the following:

Name of related parties	2023	2022
Mr. Chan (Note 1)	$(203,559)	$—
Ms. Leung (Note 1 and 2)	—	(455,897)
JFY & Co. (Note 1 and 3)	—	(38,137)
JFY CPA Limited (Note 1 and 3)	—	(22,936)
Total	$(203,559)	$(516,970)

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

12. RELATED PARTY TRANSACTIONS AND BALANCES (cont.)

Note 1:

The amount due to Mr. Chan as at December 31, 2023 of US$203,559 is non-interest bearing and repayable on demand. It was the result of non-cash transactions of (i) the dividend of US$320,513 and (ii) the netting off of due from and due to related parties of US$434,094.

•        On December 31, 2023, JFY Corporate declared a dividend of HK$2,500,000 (US$320,513) to Mr. Chan. The dividend was used to offset amount due from/to Mr. Chan of US$464,765, resulting in amount due from Mr. Chan of US$144,252.

•        On December 31, 2023, the Company, Mr. Chan and various related parties entered into an offsetting arrangement to net off (1) due from Mr. Chan of US$144,252, (2) due from related parties of US$289,842 and (3) due to related parties of US$637,653 which resulted in a non-cash transaction of US$434,094 and amount due to Mr. Chan of US$203,559. Prior to the offsetting arrangement, due from and due to related parties were as follows:

Name of related parties	Due from	Due to
Mr. Chan	$144,252	$—
Ms. Leung	—	(455,897)
JFY & Co.	—	(181,756)
JFY CPA Limited	266,765	—
Click Environmental Services Limited	23,077	—
Total	$434,094	$(637,653)

Note 2:

The amount due to Ms. Leung was for accrued bonuses payable to her from prior years. It was non-interest bearing and repayable on demand.

Note 3:

The amounts due to JFY & Co. and JFY CPA Limited were trade in nature. They were non-interest bearing and repayable on demand.

The details of reconciliation of due from/to related parties as of December 31, 2022 to that of December 31, 2023 are as follows:

	Due from related parties	Due to related parties
Balance at December 31, 2022	$19,231	$(516,970)
Net cash flows from operating activities	414,863	199,830
Dividend declared	—	(320,513)
Offsetting arrangement (Note 1 above)	(434,094)	434,094
Balance at December 31, 2023	$—	$(203,559)

13. SUBSEQUENT EVENTS

In preparing these CFS, the Company evaluated events and transactions for potential recognition or disclosure through the date of this audit report. No other events require adjustment to or disclosure in the CFS other than the following:

•        On January 31, 2024, Click Holdings, a company with limited liability was incorporated in the British Virgin Islands, to effectuate a public stock offering in the U.S. (the “IPO”).

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

13. SUBSEQUENT EVENTS (cont.)

•        In connection with the planned IPO, the Company completed a reorganization of its corporate structure in August 2024.

•        On August 16, 2024, in accordance with the members’ resolutions on February 4, 2024 and August 16, 2024, it was resolved and approved that the Company subdivided each issued and unissued share into 10,000 shares and the Company is authorized to issue a maximum of 500,000,000 shares of par value US$0.0001 each. As of the date on which the CFS is issued, the Company has 13,500,000 Shares issued and outstanding with a par value of US$0.0001 each.

14. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company performed a test of its restricted net assets of the consolidated subsidiaries in accordance with the Securities and Exchange Commission’s Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial information of the parent company.

The subsidiaries did not pay any dividends to the parent Company for the periods presented. For presenting parent-only financial information, the Company records its investment in its subsidiaries under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiaries” and the income of the subsidiaries is presented as “share of income of subsidiaries.” Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP are not required.

Click Holdings became the parent company of the Company as a result of completion of reorganization in February 2024. Click Holdings is a holding company with no operations, did not have any significant capital and other commitments, and did not have any long-term obligations, or guarantees as of December 31, 2023. Click Holdings did not have any business activities during the year ended December 31, 2023.

The following is the condensed parent company’s balance sheets:

	As of December 31,
	2023	2022
Assets:
Investment in subsidiaries	$401,255	$—
Total assets	$401,255	$—

Liabilities and Shareholders’ Equity (deficit):
Liabilities:
Due to subsidiaries	—	80,879
Total liabilities	—	80,879

Shareholders’ Equity (Deficit):
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 13,100,000 shares issued and outstanding*	1,310	1,310
Additional paid-in capital	384,587	384,587
Retained earnings (accumulated deficit)	15,358	(466,776)

Total shareholders’ equity (deficit)	401,255	(80,879)

Total liabilities and shareholders’ equity (deficit)	$401,255	$(80,879)

____________

*        Gives retroactive effect to reflect the reorganization in August 2024.

CLICK HOLDINGS LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

14. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

The following is the condensed parent company’s statements of income and comprehensive income:

	2023	2022
Equity income of subsidiaries	$802,647	$182,908
Net income	$802,647	$182,908
Total comprehensive income	$802,647	$182,908

The following is the condensed parent company’s statements of cash flows:

	2023	2022
Cash flows from operating activities:
Net income	$802,647	$182,908
Adjustments to reconcile net income to cash provided by operating activities:
Equity income of subsidiaries	(802,647)	(182,908)
Net cash provided by operating activities	—	—

Changes in cash and cash equivalents	—	—

Cash and cash equivalents at beginning of the year	—	—
Cash and cash equivalents at end of the year	$—	$—

CLICK HOLDINGS LIMITED

13,800,000 ORDINARY SHARES

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PROSPECTUS

April 1, 2025

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Co-Placement Agent	Co-Placement Agent